    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 13, 2000


                                                      REGISTRATION NO. 333-90103
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        THE LIGHTSPAN PARTNERSHIP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           8299                          33-0585210
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER IDENTIFICATION
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)                NUMBER)

                            10140 CAMPUS POINT DRIVE
                              SAN DIEGO, CA 92121
                                 (858) 824-8000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 JOHN T. KERNAN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                        THE LIGHTSPAN PARTNERSHIP, INC.
                            10140 CAMPUS POINT DRIVE
                              SAN DIEGO, CA 92121
                                 (858) 824-8000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

   M. WAINWRIGHT FISHBURN, JR., ESQ.              KAREN K. DREYFUS, ESQ.
      CHRISTOPHER J. KEARNS, ESQ.              CHRISTOPHER A. WHYTOCK, ESQ.
       ETHAN E. CHRISTENSEN, ESQ.                CHRISTOPHER M. LAL, ESQ.
           COOLEY GODWARD LLP                     O'MELVENY & MYERS LLP
    4365 EXECUTIVE DRIVE, SUITE 1100       610 NEWPORT CENTER DRIVE, 17TH FLOOR
          SAN DIEGO, CA 92121                  NEWPORT BEACH, CA 92660-6429
             (858) 550-6000                           (949) 760-9600


                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration serial number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED JANUARY 13, 2000


                                7,500,000 Shares

                                 LIGHTSPAN LOGO

                                  Common Stock

                               ------------------


     Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between $10.00 and $12.00 per share. Our common stock has been approved for listing upon notice of issuance on The Nasdaq Stock Market's National Market under the symbol "LSPN."


     The underwriters have an option to purchase a maximum of 1,125,000 additional shares to cover over-allotments of shares.


     In connection with and conditioned upon the sale of the shares in the initial public offering, we will sell to CINAR Corporation in a concurrent private placement an additional $10 million of shares of common stock at the initial public offering price. Also conditioned upon the sale of the shares in the initial public offering and other requirements, we will sell to Cox Communications Holdings, Inc. and Gateway Companies, Inc. in concurrent private placements an additional $12.5 million and $3.0 million, respectively, of shares of common stock at the initial public offering price.



     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 7.


                                                                        UNDERWRITING
                                                          PRICE TO     DISCOUNTS AND    PROCEEDS TO
                                                           PUBLIC       COMMISSIONS      LIGHTSPAN
                                                       --------------  --------------  --------------
Per Share............................................        $               $               $
Total................................................        $               $               $

     Delivery of the shares of common stock will be made on or about
               , 2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON
                            THOMAS WEISEL PARTNERS LLC
                                                      U.S. BANCORP PIPER JAFFRAY
           The date of this prospectus is                     , 2000.

[Photo of three smiling children with "How smart can a kid get?"]

[Photos of Lightspan Achieve Now products]

LIGHTSPAN ACHIEVE NOW

A series of media-rich, interactive software programs for K-8 students that covers the core curriculum - language arts, reading and math. Used in classrooms and at home, Lightspan Achieve Now adds critical learning time to every day, gets families involved in their children's learning, and is highly motivating to students. The availability of a very low cost delivery platform lets schools provide this learning opportunity to all students.

ACADEMIC SYSTEMS

Interactive, comprehensive curriculum in Mathematics and English which addresses the needs of under-prepared college students. The courses are designed to adapt to each student's academic needs and learning style. Faculty members orchestrate the instruction and receive reports on student performance on the Internet or the college's local area network.

[Photo of Academic Systems Web site home page]

LIGHTSPAN YOUR SCHOOL ONLINE

A free home page builder for schools. It integrates with Lightspan PageOne's classroom home pages and includes the ability to organize Web links, a calendar to keep students and families informed about school events, and Web usage statistics.

THE LIGHTSPAN NETWORK(R)

The Lightspan Network is Lightspan's premier online classroom resource, providing a rich array of K-8 curriculum-based content correlated to state academic standards. A subscription service, TLN provides a commercial-free environment that offers curriculum that can be customized by state, as well as in-house customer support.

LIGHTSPAN PAGEONE

Lets teachers easily build a classroom home page with the online educational resources they need: access to 115,000 reviewed Web sites, learning activities, lesson plans, tools to post homework, online dictionary, thesaurus and encyclopedias, and the ability to share these features with students' families.

[Photo of Lightspan.com home page]

LIGHTSPAN.COM

The portal for K-12 education. This site is the gateway to all the learning services Lightspan provides: Lightspan PageOne, Global Schoolhouse, StudyWeb, The Lightspan Network, The Lightspan Learning Store, and Your School Online.

GLOBAL SCHOOLHOUSE

An online community of educators who share ideas and projects for online education. Global Schoolhouse facilitates collaborative learning projects among classrooms, community organizations, businesses and individuals around the world.

THE LIGHTSPAN LEARNING STORE

An online store developed in partnership with Smarterkids.com. The Lightspan Learning Store offers educational products to teachers and families.

STUDYWEB

An online "homework helper" categorized by subject matter and including grade level recommendations and content descriptions. Study Web helps students easily find research resources on the Web without encountering inappropriate materials.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................    3
RISK FACTORS..........................    7
FORWARD-LOOKING STATEMENTS............   16
USE OF PROCEEDS.......................   17
DIVIDEND POLICY.......................   17
CAPITALIZATION........................   18
DILUTION..............................   20
SELECTED HISTORICAL AND PRO FORMA
  FINANCIAL DATA......................   21
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND OPERATING
  RESULTS.............................   24
BUSINESS..............................   37



                                        PAGE
                                        ----
MANAGEMENT............................   58
RELATED-PARTY TRANSACTIONS............   66
PRINCIPAL STOCKHOLDERS................   68
DESCRIPTION OF CAPITAL STOCK..........   71
SHARES ELIGIBLE FOR FUTURE SALE.......   73
UNDERWRITING..........................   75
NOTICE TO CANADIAN RESIDENTS..........   78
LEGAL MATTERS.........................   79
EXPERTS...............................   79
ADDITIONAL INFORMATION................   79
INDEX TO FINANCIAL STATEMENTS.........  F-1


                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU WHEN YOU ARE CONSIDERING THE INFORMATION IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL             , 2000 (25 DAYS AFTER COMMENCEMENT OF THE OFFERING), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. You should read the entire prospectus carefully.

                        THE LIGHTSPAN PARTNERSHIP, INC.

     The Lightspan Partnership, Inc. provides curriculum-based educational software and Internet products and services used both in school and at home. Our technology, delivery systems and content help increase student interest in learning, parental involvement in their children's education, and productive interaction among teachers, parents and students. Over 340 studies by schools that use our products and services show that our products improve overall student performance.

     Lightspan Achieve Now, our product for students in kindergarten through eighth grade, or K-8, is a series of media-rich, interactive software programs that covers the core curriculum -- language arts, reading and math. We sell it exclusively to schools and school districts for use in both the classroom and at home. The Lightspan Achieve Now curriculum has already been purchased by over 435 school districts in 46 states and implemented in over 2,250 schools and 11,075 classrooms. Our Academic Systems products provide a series of curriculum-based software that addresses the math and writing needs of under-prepared college students. These products are currently used in over 225 colleges and universities across the United States.

     We offer the following integrated family of Internet products and services through our Web site, Lightspan.com:

     - The Lightspan Network, a curriculum-based online subscription service marketed to schools for classroom and home use;
     - Lightspan PageOne, a service that enables teachers to easily create customized home pages for their classrooms;
     - Global Schoolhouse, a leading education Web site where teachers can develop and manage collaborative learning projects online;
     - StudyWeb, a leading research Web site that helps parents, teachers and students find educational information and resources on the Web;
     - The Lightspan Learning Store, a Web site that sells educational products online; and
     - selected additional content for teachers, parents and students.

     The need to improve student achievement is a top priority in American education, and educators are increasingly using educational technology to help accomplish this objective. According to the Department of Education, the United States spent an estimated $351 billion on kindergarten through twelfth grade, or K-12, education in the 1997 - 1998 school year, and industry sources project that spending on educational technology will increase from an estimated $7 billion during 1998 - 1999 to approximately $10 billion by the 2001 - 2002 school year. This growth has created a significant market opportunity for educational technology providers whose products and services help educators provide students with the tools they need to improve achievement. By increasing students' time spent on the core curriculum, their motivation to learn, and their families' involvement with their learning, our curriculum-based educational software and Internet products and services provide a unique and powerful solution for improving student achievement.

     Our objective is to become the premier online education destination for teachers, parents and students, as well as the leading provider of technology-delivered, curriculum-based supplemental study materials in kindergarten through college education. To achieve this objective, we expect to draw on the educational technology and Internet experience of our management, sales and marketing and Internet teams to pursue the following strategies:

     - capitalize on our current market position;
     - continue to develop and enhance Lightspan.com;

     - enhance our Lightspan Achieve Now curriculum with content delivery available through new Internet and broadband technologies;
     - create additional Internet-based revenue streams; and
     - pursue strategic acquisitions and relationships.

     We were founded in 1993 on the philosophy of using technology to increase student achievement by connecting the school to the home. Through June 1996, our activities consisted primarily of designing and developing Lightspan Achieve Now. To supplement our product offerings, we introduced The Lightspan Network in January 1997 and launched Lightspan PageOne in June 1999. We acquired Academic Systems and Global Schoolhouse in September 1999 and StudyWeb in October 1999. Our principal executive offices are located at 10140 Campus Point Drive, San Diego, CA 92121, where our telephone number is (858) 824-8000. We maintain Web sites at www.lightspan.com and www.academic.com. Information on our Web sites is not part of this prospectus.

                                  THE OFFERING

Common stock offered....................     7,500,000 shares


Common stock to be outstanding after the
offering................................     41,631,431 shares


Use of proceeds.........................     For general corporate purposes,
                                             including expanding our sales and
                                             marketing activities and continued
                                             development of our products and
                                             services, particularly our Internet
                                             offerings. See "Use of Proceeds."

Proposed Nasdaq National Market
symbol..................................     LSPN

                     SHARES OUTSTANDING AFTER THE OFFERING


     The number of shares of common stock to be outstanding after the offering is based upon the actual number of shares outstanding as of December 31, 1999, and giving effect to:



     - the conversion of all of our outstanding preferred stock into 27,087,826 shares of common stock in connection with the offering;



     - 909,091 shares, assuming an initial public offering price of $11 per share, expected to be issued to CINAR Corporation in a private placement concurrently with the closing of this offering;



     - 1,136,364 shares, assuming an initial public offering price of $11 per share, expected to be issued to Cox Communication Holdings, Inc. in a private placement concurrently with the closing of this offering; and



     - 272,727 shares, assuming an initial public offering price of $11 per share, expected to be issued to Gateway Companies, Inc. in a private placement concurrently with the closing of this offering.



     However, it does not include, as of December 31, 1999:



     - 5,140,272 shares of common stock reserved for issuance under our stock benefit plans, 3,737,451 of which were covered by outstanding options with a weighted average exercise price of $3.96 per share and 242,773 of which were available for future grants;



     - 1,250,000 and 500,000 additional shares of common stock that will be reserved for issuance as of the closing of this offering under our 2000 Equity Incentive Plan and our 2000 Employee Stock Purchase Plan, respectively;



     - warrants to purchase 749,605 shares of preferred stock, which will become warrants to purchase 403,591 shares of common stock at a weighted average exercise price of $6.64 per share upon completion of this offering;

     - warrants to purchase approximately 517,059 shares of common stock, assuming an initial public offering price of $11.00 per share, which will be exercised for $0.02 per share upon completion of this offering;



     - a warrant to purchase 750,000 shares of common stock scheduled to be issued to Cox Communications Holdings, Inc. concurrently with the closing of this offering; and



     - a warrant to purchase 500,000 shares of Series E preferred stock issued to CINAR Corporation.



                              RECENT DEVELOPMENTS



     In October 1999, we agreed to pursue several potential strategic initiatives with CINAR Corporation. CINAR is an integrated entertainment and education company that develops, produces, markets and distributes high-quality programming and supplemental education products for children, families and educators worldwide. CINAR is an international supplier of animated and live-action children's and family programming that it markets and distributes to broadcast, cable and other media outlets. As part of our agreement, CINAR purchased 2,500,000 shares of our Series E preferred stock, which will convert into 1,250,000 shares of common stock at the close of this offering, at $5.00 per share. CINAR also agreed to purchase $10 million of our common stock at the initial public offering price in a private placement scheduled to occur concurrently with our initial public offering. Thus, assuming an initial public offering price of $11 per share, we will issue 909,091 shares to CINAR. We also granted CINAR a warrant to purchase 500,000 shares of our Series E preferred stock that will vest upon the achievement of various agreed-to strategic goals. This warrant will become a warrant to purchase 250,000 shares of common stock at the close of this offering.



     In January 2000, we agreed to pursue strategic initiatives with Cox Communications Holdings, Inc. Cox Communications is among the nation's largest broadband communications companies, serving more than 3.8 million customers in 18 locations. Cox Communications also provides a wide variety of services to schools in their cable communities through its "Cable in the Classroom" initiative which provides public schools with free basic cable service and learning guides. As part of our agreement, Cox Communications agreed to purchase $12.5 million of our common stock, or 1,136,364 shares assuming an initial public offering price of $11 per share, in a private placement scheduled to occur concurrently with our initial public offering upon satisfaction of several conditions. We also granted Cox Communications a warrant to purchase 750,000 shares of our common stock. The warrant will vest upon the achievement of various agreed-to strategic goals related to the proposed use of Lightspan Achieve Now and Lightspan.com products in trials by Cox Communications of cable offerings over digital set-top boxes.



     Also, in January 2000, Gateway Companies, Inc. agreed to purchase $3.0 million of our common stock, or 272,727 shares assuming an initial public offering price of $11 per share, in a private placement that is scheduled to occur concurrently with our initial public offering. This investment by Gateway is subject to the satisfaction of several conditions, including our jointly entering into an Internet sponsorship agreement whereby Gateway would become a sponsor of Lightspan.com. Gateway, a manufacturer of personal computers, is Lightspan's preferred provider of personal computers.

                             SUMMARY FINANCIAL DATA
                             (AMOUNTS IN THOUSANDS)

     The following financial information should be read together with the "Selected Historical and Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Operating Results" included elsewhere in this prospectus.

                                                         YEAR ENDED          NINE MONTH PERIOD ENDED
                                                      JANUARY 31, 1999          OCTOBER 31, 1999
                                                   -----------------------   -----------------------
                                                    ACTUAL    PRO FORMA(1)    ACTUAL    PRO FORMA(1)
                                                   --------   ------------   --------   ------------
STATEMENT OF OPERATIONS DATA:
Revenues.........................................  $ 30,831     $ 37,208     $ 31,051     $ 36,779
Gross profit.....................................    19,323       23,561       20,201       24,343
Loss from operations.............................   (16,947)     (36,762)     (19,002)     (29,255)
Net loss.........................................   (16,529)     (36,232)     (18,771)     (29,149)





                                                                 AT OCTOBER 31, 1999
                                                              -------------------------
                                                               ACTUAL    AS ADJUSTED(2)
                                                              --------   --------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 22,672      $122,467
Working capital.............................................    10,967       110,762
Total assets................................................    91,674       191,469
Capital lease obligations, less current portion.............       526           526
Total shareholders' equity..................................    64,907       177,702


---------------
 (1) The pro forma statement of operations data for the year ended January 31, 1999 and the nine months ended October 31, 1999 assumes that we purchased Academic Systems as of the beginning of each of these periods and is based on our historical operating results and those of Academic Systems for the periods presented, giving effect to the amortization of intangibles related to the acquisition and decreased interest income representing foregone interest income at an assumed 3% rate of return.


 (2) The As Adjusted column gives effect to the collection of $13,000,000 in stock subscriptions receivable in November 1999 and the conversion of all of our outstanding shares of preferred stock into shares of common stock upon the closing of this offering, and reflects our receipt of the net proceeds from our private sales of common stock to CINAR, Cox Communications and Gateway and from this offering at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses.


                               -----------------------

     Except as otherwise indicated, all information in this prospectus assumes:

     - the underwriters' over-allotment option will not be exercised;
     - a one-for-two reverse stock split of our common stock that will become effective prior to the effectiveness of this registration statement;
     - the conversion of all of our outstanding shares of preferred stock into shares of common stock upon the closing of this offering; and
     - our reincorporation in Delaware and the filing, upon approval of our stockholders, of an amended and restated certificate of incorporation.

                                  RISK FACTORS

     You should carefully consider the risks described below before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information in this prospectus, including our financial statements and the related notes.

WE HAVE A LIMITED OPERATING HISTORY THAT MAKES AN EVALUATION OF OUR BUSINESS DIFFICULT.

     We began selling our Lightspan Achieve Now educational software in January 1996 and entered the Internet market by launching The Lightspan Network in January 1997. Academic Systems began selling its educational software in April 1994. Since early 1999, we have significantly increased our efforts to expand our Internet businesses. As a result, both our curriculum-based educational software and Internet businesses have only a limited operating history on which you can base your evaluation of our business and prospects. Before investing, you should evaluate the risks, uncertainties, expenses and difficulties frequently encountered by early stage companies, particularly companies that are seeking to significantly increase their presence in new and rapidly evolving Internet markets.

OUR QUARTERLY REVENUES ARE VOLATILE AND DIFFICULT TO FORECAST, WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

     Our quarterly revenues ranged between $6.6 million and $12.9 million and our quarterly net loss ranged between $3.7 million and $9.8 million over the four quarters ended October 31, 1999. We expect significant fluctuations in our quarterly revenues and operating results to continue. One reason for these fluctuations is that demand for our products and services is subject to seasonal influences based on school calendars, budget cycles and the timing of school districts' funding sources. Moreover, our sales could be delayed from quarter to quarter due partly to our need to educate school district decision makers regarding the uses and benefits of our software, and the lengthy multiple approval process that typically accompanies significant capital expenditures by school districts. If a significant sale that we expect to occur in a particular quarter is delayed and does not occur until a future quarter, or does not occur at all, our quarterly performance may be worse than expected. Further, our recently expanded Internet efforts may contribute to fluctuations in our quarterly operating results because the sales cycles of our Internet businesses are different than those of our curriculum-based educational software. If our financial results for one or more quarters fall below the expectations of analysts and investors, the trading price of our common stock may decline.

WE EXPECT A SUBSTANTIAL INCREASE IN EXPENSES AND NET LOSSES IN THE FUTURE AND MAY NEVER ACHIEVE OR SUSTAIN PROFITABILITY, WHICH MAY CAUSE OUR STOCK PRICE TO FALL.

     Since our inception, we have incurred significant losses. As of October 31, 1999, we had an accumulated deficit of $125.0 million. We incurred net losses of $16.5 million for the fiscal year ended January 31, 1999 and $18.8 million for the nine months ended October 31, 1999. We expect our operating losses and negative cash flow to continue and increase for the foreseeable future as we incur additional costs and expenses related to:

     - brand maintenance, advertising, marketing and promotional activities;

     - continued development and expansion of our Internet offerings and content;

     - hiring personnel, including additional Internet systems, sales and marketing, and product development personnel;

     - acquisition of additional office space and other necessary facilities;
       and

     - amortization of intangible assets and goodwill recorded in connection with our acquisitions of Academic Systems, Global Schoolhouse and StudyWeb.

     Our ability to become profitable depends on our ability to generate and sustain substantially higher revenues while maintaining reasonable expense levels. Although we intend to increase our spending on the activities listed above, these efforts may not result in increased revenues. We conduct operations using estimates as to future expense levels based on our expectations of future revenues. We cannot guarantee that we will be able to predict our future revenues accurately or that we will be able to adjust spending to compensate for any unexpected revenue shortfall. If we achieve profitability, we cannot be certain that we will be able to sustain or increase profitability in the future.

WE MAY NEED ADDITIONAL FINANCING TO MEET OUR STRATEGIC BUSINESS OBJECTIVES, WHICH MAY NOT BE AVAILABLE AND, IF AVAILABLE, MIGHT HURT OUR EXISTING STOCKHOLDERS.

     As we enter into new areas of business, like Internet businesses, we will incur substantially increased expenses for which we do not expect returns for months or years in the future. We currently anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 18 months. However, we may need to raise additional funds prior to or after that period. If we raise additional funds through the issuance of equity or debt securities that have rights senior to those of our stockholders, our stockholders may experience additional dilution or may lose other rights. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated developments.

OUR CONTINUED GROWTH WILL STRAIN OUR RESOURCES, AND FAILURE TO MANAGE THIS GROWTH EFFECTIVELY COULD DISRUPT OUR OPERATIONS AND PREVENT US FROM GENERATING THE REVENUES WE EXPECT.

     We expect that significant expansion of our operations will be required to successfully implement our business strategy. For example, the development of our Internet businesses continues to require increased sales, marketing and promotion expenditures as well as increased development efforts. This expansion will strain our management, operational, financial and technological resources, as well as the infrastructure for our Web sites and services. The growth of our Lightspan Achieve Now educational software business may strain the resources of our professional development staff during periods of heavy implementation in purchasing school districts. Our growth depends on our ability to attract and retain qualified employees (including employees of businesses that we acquire), particularly Internet systems, sales and marketing, and product development personnel. Our failure to manage our growth in a manner that minimizes these strains on our resources could disrupt our operations and ultimately prevent us from generating the revenues we expect.

OUR CURRICULUM-BASED EDUCATIONAL SOFTWARE MAY BE UNABLE TO ACHIEVE OR MAINTAIN BROADER MARKET ACCEPTANCE, WHICH WOULD CAUSE OUR FUTURE REVENUE GROWTH AND PROFITABILITY TO SUFFER.

     Revenue from sales of our educational software constituted nearly all of our total revenues in the nine months ended October 31, 1999 and the fiscal year ended January 31, 1999. We expect to continue to generate a substantial portion of our revenues from software licenses, and will need to increase these revenues in order to more effectively grow in other areas of our business. Revenues from licenses of our curriculum-based educational software will depend principally on broadening market acceptance of that software, which may not occur due to a number of factors, including:

     - teacher, parent and student preferences for interactive educational technology are subject to changes in popular entertainment and educational theory;

     - some teachers may be reluctant to use interactive educational technology to supplement their customary teaching practices;

     - we may be unable to continue to demonstrate improvements in academic performance at schools or colleges that use our educational software; and

     - our failure to detect bugs in our software could result in product failures or poor product performance.

If market acceptance of our curriculum-based educational software is not broadened, our future revenue growth will suffer and we may never become profitable.

THE SUCCESS OF OUR BUSINESS MODEL REQUIRES US TO INCREASE OUR REVENUES FROM OUR INTERNET BUSINESSES, AND WE MAY NEVER BECOME PROFITABLE IF WE ARE UNABLE TO DO SO.

     In order to grow as currently contemplated, we will need to derive an increasing portion of our revenues from our Internet businesses, including sponsorship of our Web sites, subscriptions to The Lightspan Network and electronic commerce. Some of these methods of generating revenues are relatively new to us and largely untested. Our ability to increase revenues from these sources depends on:

     - improvement of the accessibility and ease of use of our Web sites;

     - development of Web sites that are sufficiently engaging to increase and retain our number of teacher, student and parent visitors;

     - purchase by parents and teachers of the products being offered at our electronic commerce Web sites;

     - initiation and growth of sponsorships and banner advertisement sales; and

     - our ability to increase the subscriber base of The Lightspan Network while maintaining a subscription fee.

If we are unable to substantially increase our revenues from our Internet businesses, we will be unable to execute our current business model and we may never become profitable.

WE ARE HEAVILY DEPENDENT UPON OUR RELATIONSHIP WITH SONY COMPUTER ENTERTAINMENT, AND TERMINATION OF THAT RELATIONSHIP, SUPPLY SHORTAGES OF SONY PLAYSTATION GAME CONSOLES FROM SONY COMPUTER ENTERTAINMENT OR UNANTICIPATED CHANGES IN THE GAME CONSOLES COULD REDUCE OUR LIGHTSPAN ACHIEVE NOW SALES OR INCREASE RELATED EXPENSES.

     We are heavily dependent upon our relationship with Sony Computer Entertainment, which supplies the Sony PlayStation game console used by the students who use our Lightspan Achieve Now educational software at home. Without incurring significant additional expense, there currently is no readily available operating platform for broad implementation of Lightspan Achieve Now in the home other than the PlayStation game console. Sony Computer Entertainment has rights to terminate their agreement with us in various circumstances, including if it elects to stop producing the PlayStation game console. If our agreement is terminated, if the PlayStation game console loses popular appeal or if we are unable to obtain an adequate supply of PlayStation game consoles on a timely basis, our ability to sell our Lightspan Achieve Now curriculum will be reduced and we could incur significant additional expenses or lose substantial revenues.

     The next version of the PlayStation game console, the recently-announced PlayStation 2 game console, is expected to be available in the United States in late 2000. If we are unable to enter into agreements to distribute the PlayStation 2 game console, our Lightspan Achieve Now operations will be disrupted and we could lose substantial revenues. Certain schools that are potential purchasers of Lightspan Achieve Now educational software may not want or be able to afford the PlayStation 2 game console if it is priced significantly higher than the original PlayStation game console. While we expect Lightspan Achieve Now to run on the PlayStation 2 game console, we may have to adapt our software to any changes in or new versions of the PlayStation game console that occur, which may require us to redirect significant financial and personnel resources from other development efforts.

WE RELY ON STATISTICAL STUDIES TO DEMONSTRATE THE EFFECTIVENESS OF OUR PRODUCTS, AND OUR REPUTATION AND SALES AND MARKETING EFFORTS COULD BE HARMED IF THE RESULTS OF THESE STUDIES ARE NOT REPRESENTATIVE OR IF THEIR INTEGRITY IS QUESTIONED, WHICH COULD LEAD TO LOWER THAN EXPECTED REVENUES.

     We rely heavily on statistical studies, including those cited in this prospectus, to demonstrate that our curriculum-based educational software increases student achievement. We believe that these studies accurately reflect the performance of our products. However, these studies involve the following risks:

     - the limited sample sizes used in our studies may yield results that are not representative of the general population of students who use our products;

     - the methods used to gather the information upon which these studies are based depend on cooperation from students and other participants and inaccurate or incomplete responses could distort results; and

     - schools studying the effectiveness of our Lightspan Achieve Now curriculum administer different tests, and colleges and universities studying the effectiveness of our Academic Systems curriculum apply different methodologies and data collection techniques, making results difficult to aggregate and compare.

     We are involved in the Lightspan Achieve Now studies in the following ways:

     - we facilitate the collection and analysis of data for these studies; and

     - we select and pay researchers to aggregate and present the results of these studies and, in some cases, to conduct the studies.

     Our sales and marketing efforts, as well as our reputation, could be harmed if the public, including our existing and potential customers, perceives these studies to be biased due to our involvement, or if the results of these studies are not representative, which could lead to lower than expected revenues.

CHANGES IN FUNDING FOR PUBLIC SCHOOL SYSTEMS COULD REDUCE OUR REVENUES AND IMPEDE THE GROWTH OF OUR INTERNET BUSINESSES.

     We derive a substantial portion of our revenues from public school funding, which is heavily dependent on support from federal, state and local governments. Government budget deficits may adversely affect the availability of this funding. In addition, the government appropriations process is often slow, unpredictable and subject to factors outside of our control. Curtailments, delays or reductions in the funding of schools or colleges, for example a reduction of funds allocated to schools under Title I of the Elementary and Secondary Education Act of 1965, could delay or reduce our revenues, in part because schools may not have sufficient capital to purchase our products or services. Funding difficulties experienced by schools or colleges could also cause those institutions to be more resistant to price increases in our products, compared to other businesses that might better be able to pass on price increases to their customers. The growth of our Internet businesses depends on continued investment by public school systems in interactive educational technology and products. Changes to funding of public school systems could slow this kind of investment.

IF WE FAIL TO ENHANCE OUR INTERNET PRODUCTS AND SERVICES WITHOUT SYSTEMS INTERRUPTIONS AND ADAPT THOSE PRODUCTS AND SERVICES TO CHANGES IN TECHNOLOGY, OUR FUTURE REVENUE GROWTH AND PROFITABILITY COULD BE LESS THAN WE EXPECT.

     We believe that our future revenue growth will depend in large part on whether we are able to enhance and improve our Web sites and services as planned. Enhancements and improvements to our Web sites are currently scheduled for commercial launch, but we cannot assure you that those enhancements and improvements will gain market acceptance or be launched on schedule and without systems interruptions. In addition, the Internet is rapidly changing, and we expect that we will continually need to adapt our Web sites and their related technology to emerging Internet standards and practices, technological advances developed by our competition, and changing subscriber, user and sponsor preferences. Ongoing adaptation of our Web sites and their related technology will entail significant expense and technical risk, and we may use new technologies ineffectively or fail to adapt our Web sites and their related technology on a timely and cost-effective basis. If our enhancements, improvements and adaptations of our Web sites and their related technology are delayed or result in systems interruptions or do not gain market acceptance, our future revenue growth will suffer and we may never become profitable.

WE MAY NOT BE ABLE TO EXECUTE PART OF OUR BUSINESS STRATEGY IF BROADBAND TECHNOLOGY DOES NOT BECOME MORE PREVALENT OR IF WE CANNOT REACH AGREEMENTS TO DISTRIBUTE OUR PRODUCTS AND SERVICES USING BROADBAND TECHNOLOGY.

     We intend to offer Lightspan Achieve Now and our Internet products and services as educational channels on a digital set-top box once broadband technology becomes widely available to cable television subscribers. We cannot predict that it will ever be economically practical or technologically feasible for either ourselves or cable television operators to deliver these products using broadband technology to cable television subscribers. In addition, we may not be able to reach commercially acceptable agreements with cable operators to distribute our products and services using broadband technology. If we are unable to offer Lightspan Achieve Now and our Internet products and services as educational channels on a digital set-top box, whether because of economic or technological limitations or a failure to reach commercially acceptable agreements with cable television operators, we will not be able to execute part of our business strategy and our growth and revenues will suffer.

OUR SPONSORSHIP REVENUES MAY BE LESS THAN WE EXPECT BECAUSE ADVERTISING OVER THE INTERNET IN EDUCATIONAL SETTINGS MAY BE UNPOPULAR WITH SPONSORS, THE PUBLIC OR GOVERNMENT ENTITIES.

     We expect to generate revenues from the sale of sponsorships and banner advertisements on our Web sites. Advertisements in educational settings may not be accepted by the educational community or by parents and others. Sales of sponsorships on our Web sites may therefore prove controversial and lead to negative publicity and action by the government or private interests to discourage companies from advertising on our Web sites. Third parties that oppose corporate sponsorships in schools have engaged in publicity campaigns to encourage boycotts of businesses that advertise in schools, and have sought legislation to curb advertising in schools. If government or private action discourages or prevents businesses from advertising in schools or we are not able to offer potential sponsors access to our Web sites that are primarily intended for school use, our sponsorship revenues will be significantly less than we expect and our revenues could suffer.

WE EXPECT COMPETITION TO INCREASE SIGNIFICANTLY IN THE FUTURE, WHICH COULD PREVENT US FROM SUCCESSFULLY IMPLEMENTING OUR BUSINESS STRATEGY.

     The educational technology market is intensely competitive and subject to increasing commercial attention. Barriers to entering Internet markets are relatively low, and we expect competition to intensify in the future, as more businesses use the Internet to enter the student, parent and teacher markets for education-oriented products and services. Competition among Internet companies is also intensifying for Web site sponsorships. We also may be adversely affected by pricing and other operational decisions, like the recent decision of several of our competitors that offer educational content on the Internet to offer a free service rather than charge a fee, which could hurt our subscription revenues.

     Our competitors include:

     - software publishers that market educational curriculum products to schools and homes;

     - on-line education-related content and electronic commerce providers (including Internet content providers that license education-oriented content from third parties and Internet retailers that may enter the education electronic commerce market); and

     - programs that enable remote learning, assume management of schools, or provide concentrated tutoring services.

Many of our current and potential competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these current and potential competitors can devote substantially greater resources than we can to product development, marketing and promotional campaigns and Web site and systems development.

OUR ACQUISITIONS OF OTHER BUSINESSES AND INVOLVEMENT IN STRATEGIC RELATIONSHIPS MAY NOT BE SUCCESSFUL, WHICH COULD DISTRACT OUR MANAGEMENT OR CAUSE US TO INCUR ADDITIONAL EXPENSES.


     We have acquired businesses and may continue to do so in the future. We are currently in the process of integrating the operations, systems and personnel of Academic Systems, Global Schoolhouse and StudyWeb, all of which we acquired in the second half of 1999. Our integration of these acquisitions or any future acquisitions could distract our management or cause us to incur additional expenses, and could cause our business and operations to suffer. We also may enter into strategic relationships with complementary businesses. For example, we have agreed to pursue several potential strategic initiatives with CINAR Corporation, we hope to participate in a digital set-top box trial with Cox Communications and we expect Gateway will become a sponsor on our Web site. We cannot assure you that we will implement these initiatives and other activities and arrangements, particularly because we still need to negotiate some terms of the arrangements with each of them. If implemented, they, or any other strategic relationships we may enter into, may increase our expenses or divert efforts of our management and may not be successful.


THE OPERATIONS OF ACADEMIC SYSTEMS WILL BE SUBSTANTIALLY IMPACTED IF DATABASE SOFTWARE WE LICENSE FROM ORACLE CORPORATION CEASES TO BE AVAILABLE TO ACADEMIC SYSTEMS FOR ANY REASON.

     Academic Systems is heavily dependent upon its relationship with Oracle Corporation, which provides a database that Academic Systems uses to accumulate data on students' progress in its math and writing courses. If Oracle Corporation terminates its relationship with Academic Systems or its database fails to function properly for any reason, a portion of our operations could be interrupted and we could lose revenues.

IF WE DO NOT SUCCESSFULLY ANTICIPATE AND ADAPT TO CHANGES IN COMPUTER PLATFORMS AND OTHER EVOLVING TECHNOLOGIES, OUR OPERATING RESULTS RELATING TO SALES OF OUR SOFTWARE PRODUCTS COULD SUFFER.

     We must manage our software development efforts to anticipate and adapt to changes in popular computer operating environments and other evolving technologies. For example, we are currently reviewing possibilities for migrating Academic Systems' CD-ROM-based educational software to an Internet-based product, and expect to devote significant financial resources to do so. Our curriculum-based educational software is currently delivered in CD-ROM format on Sony PlayStation game consoles and on Windows-based personal computers. We will continue to evaluate other operating environments and computer platforms for our software products as they become available. We may decide from time to time to make our software products available in other operating environments or on other computer platforms and our efforts to do so may involve substantial costs that may not be offset by additional revenues or may delay our realization of revenues from these activities. Market acceptance of our software products and our operating results relating to their sale could also be worse than we expect if we are unable to anticipate and adapt to changes in computer platforms and other evolving technologies on a timely and cost-effective basis.

WE WILL NOT BE ABLE TO GROW OUR INTERNET BUSINESSES IF THE MARKET FOR THOSE BUSINESSES DOES NOT DEVELOP.

     The success of our Internet businesses will depend in large part on the continued emergence and growth of a market for Internet-based educational technology products. The market for educational technology is characterized by rapid technological change and product innovation, unpredictable product life cycles and unpredictable preferences among students, teachers and parents. Internet commercial businesses and services are evolving markets as well, and it is difficult to estimate how and when growth or other changes in those markets will occur. We therefore cannot predict that the market for Internet-based educational technology products will continue to grow.

OUR BUSINESS MAY NOT SUCCEED WITHOUT THE CONTINUED DEVELOPMENT AND MAINTENANCE OF THE INTERNET.

     Without the continued development and maintenance of the Internet infrastructure, we could fail to generate the Internet traffic and revenues we need for our business to succeed. In addition, our Lightspan Achieve Now and Academic Systems curricula are very media-rich and are not currently delivered over the Internet, given bandwidth limitations. The continued development of the Internet includes maintenance of a reliable network with the necessary speed, data capacity and security, as well as timely development of complementary products for providing reliable Internet access and services. Because the online exchange of information and global commerce on the Internet is new and evolving, we cannot predict whether the Internet will prove to be an effective vehicle for delivering commercial content or will provide a viable marketplace for electronic commerce in the long term.

     As the Internet continues to experience increased numbers of users, increased frequency of use and increased bandwidth requirements, the Internet infrastructure may be unable to support the demands placed on it. In addition, increased users or bandwidth requirements may harm the performance of the Internet.

UNLESS WE MAINTAIN A STRONG BRAND IDENTITY, OUR BUSINESS MAY NOT GROW AND OUR FINANCIAL RESULTS MAY SUFFER.

     We believe that maintaining and enhancing the value of our Lightspan and Academic Systems brands is critical to attracting purchasers for our curriculum-based educational software and sponsors, subscribers and users of our Internet businesses. Our success in maintaining brand awareness will depend on our ability to continuously provide educational technology that students enjoy using and teachers and parents consider beneficial to the learning process. We cannot assure you that we will be successful in maintaining our brand equity. In addition, to attract and retain online sponsors, subscribers and users and to promote and maintain the Lightspan brand, we have spent and intend to continue spending significant amounts on an aggressive brand-enhancement strategy, which includes advertising, promotional programs and efforts by our field sales force and professional development staffs. We may also need to spend significant amounts in the future to maintain the value of our Lightspan and Academic Systems brands as they relate to our curriculum-based educational software business. Revenues from these activities may not be sufficient to offset associated costs.

CLAIMS RELATING TO DATA COLLECTION FROM OUR USER BASE AND CONTENT AVAILABLE ON OR ACCESSIBLE FROM OUR WEB SITES MAY SUBJECT US TO LIABILITIES AND ADDITIONAL EXPENSE AND DECREASE TRAFFIC TO OUR WEB SITES.

     We currently collect only the names of teachers who are registering for our Internet products. However, we may in the future collect names and other personal information relating to students, teachers and parents, and may sell our user information on an aggregated, non-individual basis, though we do not intend to sell information relating to children under 13. We could be subject to liability claims for misuses of information collected from our users, such as for unauthorized marketing purposes, and could face additional expenses to analyze and comply with increasing regulation in this area. The Federal Trade Commission, for example, has announced regulations governing collection of personal information from children under 13 and is expected to issue and enforce additional regulations in this area. We could also be subject to liability based on claims relating to content that is published on our Web sites or that is accessible from our network through links to other Web sites. In addition to subjecting us to potential liability, claims of this type could require us to change our Web sites in a manner that could be less attractive to our customers and divert our financial and development resources.

OUR BUSINESS OPERATIONS COULD BE SIGNIFICANTLY DISRUPTED IF WE LOSE MEMBERS OF, OR FAIL TO PROPERLY INTEGRATE, OUR MANAGEMENT TEAM.

     Our success depends on the continued contributions of the principal members of our sales and marketing, product development, Internet services, and management departments. The loss of the services of any of our officers or senior managers would disrupt operations in their respective departments and could cause our overall financial results to suffer. We do not maintain any "key person" life insurance policies other than on John T. Kernan, our Chairman and Chief Executive Officer, and Carl Zeiger, our President and Chief Operating Officer.

     Many of our existing senior management personnel joined us during 1999, including critical members of our Internet team. Some of these individuals have not previously worked together and are currently being integrated as a management team. If our senior managers are unable to work effectively as a team, our business operations could be significantly disrupted.

YEAR 2000 PROBLEMS COULD LEAD TO MALFUNCTIONS OF OUR COMPUTER AND COMMUNICATIONS SYSTEMS, AND PREVENT US FROM RUNNING OUR BUSINESS.


     Some computer programs cannot tell the difference between the year 2000 and the year 1900. If we or any third parties with whom we have a material relationship suffer adverse effects of the change from 1999 to 2000, now or in coming months, we may be temporarily prevented from operating any and all aspects of our business in the ordinary course. In a worst case scenario, we may be unable to make or receive phone calls at our facilities, process or ship orders, make payments due to third parties and our employees, or operate our Internet businesses.


WE MAY NOT BE ABLE TO PREVENT OTHERS FROM USING OUR TRADEMARKS, COPYRIGHTS, SOFTWARE, CHARACTERS AND OTHER INTELLECTUAL PROPERTY ASSETS. IF OTHERS DO USE THESE ASSETS, THEIR VALUE TO US, AND OUR ABILITY TO USE THEM TO GENERATE REVENUES, MAY DECREASE.

     Our intellectual property includes our trademarks and copyrights, proprietary software, characters and other proprietary rights. We believe that our intellectual property is important to our success and our competitive position, and we try to protect it. However, our efforts may be inadequate. In addition, our ability to conduct our business may be harmed if others claim we violate their intellectual property rights. If successful, claims of this nature could seriously harm our business by requiring us to cease using important intellectual property or pay monetary damages. Even if unsuccessful, these claims could harm our business by damaging our reputation, requiring us to incur legal costs and diverting management's attention away from our business.

OUR STOCK PRICE MAY BE PARTICULARLY VOLATILE BECAUSE OF THE INDUSTRY WE ARE IN.

     The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of technology companies, particularly Internet-related companies, have been extremely volatile, and have experienced fluctuations that have often been unrelated to or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our stock.


OUR EXECUTIVE OFFICERS, DIRECTORS AND MAJOR STOCKHOLDERS WILL CONTROL 58.2% OF OUR COMMON STOCK AFTER THIS OFFERING.



     After this offering and the private placements expected to occur at the same time, executive officers, directors and holders of 5% or more of our outstanding common stock will, in the aggregate, beneficially own 58.2% of our outstanding common stock. These stockholders will be able to influence all matters requiring approval by our stockholders, including the election of directors and the approval of corporate transactions. This concentration of ownership may also delay, deter or prevent a change in control of our company and may make some transactions more difficult or impossible to complete without the support of these stockholders.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY, AND THIS COULD DEPRESS OUR STOCK PRICE.

     Delaware corporate law and our certificate of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control of our company or our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions:

     - authorize us to issue preferred stock that can be created and issued by the board of directors without prior stockholder approval, with rights senior to those of common stock;

     - provide for a staggered board of directors, so that it would take three successive annual meetings to replace all directors;

     - prohibit stockholder action by written consent; and

     - establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

THERE IS NO PRIOR MARKET FOR OUR SECURITIES, AND OUR STOCK PRICE MAY DECLINE AFTER THE OFFERING.

     Before this offering, there has not been a public market for our common stock. After the offering, the market price of our common stock may decline below the initial public offering price. The initial public offering price has been determined by negotiations between us and representatives of the underwriters. In addition, an active public market for our common stock may not develop or be sustained after this offering.

THE BOOK VALUE OF THE SHARES YOU PURCHASE WILL BE SUBSTANTIALLY LESS THAN THE PRICE YOU PAY FOR THE SHARES AND, IF A LIQUIDATION WERE TO OCCUR, YOU MAY RECEIVE SIGNIFICANTLY LESS THAN THE PURCHASE PRICE FOR YOUR SHARES.


     The initial public offering price is substantially higher than the net tangible book value of each outstanding share of our common stock. As a result, purchasers of common stock in this offering will suffer immediate and substantial dilution. This dilution will reduce the net tangible book value of their shares, since the price per share in this offering will be substantially higher than it was for our existing stockholders. The dilution will be $8.29 per share in the net tangible book value of the common stock from the initial public offering price. If the underwriters exercise their over-allotment option, or if outstanding options or warrants to purchase shares of common stock are exercised, there will be further dilution. As a result of this dilution, in the event of a liquidation, common stockholders who purchase stock in this offering may receive significantly less than the purchase price for the shares they purchased in this offering.



APPROXIMATELY 34.1 MILLION, OR 82.0%, OF OUR TOTAL OUTSTANDING SHARES ARE RESTRICTED FROM IMMEDIATE RESALE BUT MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE. WE WILL ALSO ISSUE ADDITIONAL STOCK FOLLOWING THIS OFFERING. THIS WILL INCREASE THE SUPPLY OF COMMON STOCK AVAILABLE FOR RESALE, AND COULD INCREASE TRADING ACTIVITY AND CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.



     Sales of a substantial number of shares of common stock in the public market following this offering could cause the market price of our common stock to decline. After completion of this offering and our expected private sales of common stock to CINAR, Cox Communications, and Gateway, assuming a public offering price of $11.00 per share, we will have 41,631,431 shares of common stock outstanding, based on the number of our outstanding shares on December 31, 1999. The shares offered for sale through the underwriters will be freely tradable unless purchased by our affiliates or covered by a separate lock-up agreement with the underwriters. Of the remaining 34,131,431 shares of common stock outstanding after this offering, 26,993,927 shares will be eligible for sale in the public market beginning 181 days after the date of this prospectus. The remaining 7,137,504 shares will become available at various times thereafter upon the expiration of one-year holding periods. We also intend to register up to approximately 5,730,224 additional shares of our common stock after this offering for issuance under our equity plans and may issue additional stock in connection with acquisitions or strategic relationships and to some of our existing stockholders.


                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" or "opportunity," the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks described above and in other parts of this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results or to changes in our expectations.

                                USE OF PROCEEDS


     We estimate that our net proceeds from the offering will be approximately $75.2 million, at an assumed initial public offering price of $11.00 per share, after deducting the underwriting discount and commissions and estimated offering expenses. Our net proceeds from the offering will be approximately $86.7 million if the over-allotment option is exercised in full. We also expect to receive an additional $10 million, $12.5 million and $3.0 million, for a total of approximately $24.6 million after payment of financial advisory fees relating to our agreements with Cox Communications and Gateway, as a result of our sales to CINAR, Cox Communications and Gateway respectively, of common stock in private placements concurrent with the closing of the initial public offering.


     We expect to use the net proceeds for general corporate purposes, including expansion of our sales and marketing activities and continued development of our products and services, particularly our Internet offerings. Our management will retain broad discretion in the allocation of the net proceeds of this offering. The amounts we actually spend will depend on a number of factors, including the amount of our future revenues and other factors described elsewhere in this prospectus. A portion of the net proceeds may also be used to acquire or invest in complementary businesses, technologies, product lines or products. Pending such uses, the net proceeds of this offering will be invested in short term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions and other factors that the board of directors may deem relevant.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of October 31, 1999:

     - On an actual basis after giving effect to 2,600,000 shares of Series E preferred stock subscribed to in October 1999 and issued in November 1999;


     - On a pro forma basis after giving effect to the conversion of all of our outstanding shares of preferred stock into 27,087,826 shares of common stock upon the closing of the offering and the collection of $13.0 million in stock subscriptions receivable in November 1999; and



     - On a pro forma as adjusted basis, giving effect to our issuance of common stock in the offering at an assumed price of $11.00 per share and our anticipated receipt of the proceeds from our private sales of common stock to CINAR, Cox Communications, and Gateway.


     This information should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus.

                                                                  OCTOBER 31, 1999
                                                    ---------------------------------------------
                                                                                      PRO FORMA
                                                       ACTUAL         PRO FORMA      AS ADJUSTED
                                                    -------------   -------------   -------------
Capital lease obligations, less current portion...  $     526,458   $     526,458   $     526,458
Shareholders' equity(1):
Series A preferred stock, $.001 par value;
  7,615,500 shares authorized and 7,467,500 shares
  issued and outstanding, actual; 0 shares
  authorized, none issued and outstanding, pro
  forma and pro forma as adjusted.................          7,467              --              --
Series B preferred stock, $.001 par value;
  11,816,664 shares authorized and 11,666,664
  shares issued and outstanding, actual; 0 shares
  authorized, none issued and outstanding, pro
  forma and pro forma as adjusted.................         11,667              --              --
Series C preferred stock, $.001 par value;
  3,360,910 shares authorized and 3,264,285 shares
  issued and outstanding, actual; 0 shares
  authorized, none issued and outstanding, pro
  forma and pro forma as adjusted.................          3,264              --              --
Series D preferred stock, $.001 par value;
  17,000,000 shares authorized and 13,129,444
  shares issued and outstanding, actual; 0 shares
  authorized, none issued and outstanding, pro
  forma and pro forma as adjusted.................         13,129              --              --
Series E preferred stock, $.001 par value;
  22,000,000 shares authorized and 16,703,022
  shares issued and outstanding, actual; 0 shares
  authorized, none issued and outstanding, pro
  forma and pro forma as adjusted.................         16,703              --              --

                                                                  OCTOBER 31, 1999
                                                    ---------------------------------------------
                                                                                      PRO FORMA
                                                       ACTUAL         PRO FORMA      AS ADJUSTED
                                                    -------------   -------------   -------------
Common Stock, $.001 par value; 75,000,000 shares
authorized and 4,625,389 shares issued and
outstanding, actual; 31,713,215 shares issued and
outstanding, pro forma (unaudited); 250,000,000
shares authorized, 41,258,670 shares issued and
outstanding, pro forma as adjusted................          4,625          31,713          41,531
Additional paid-in capital........................    209,464,854     209,489,996     309,275,178
Stock subscriptions receivable....................    (13,000,000)             --              --
Deferred advertising expense......................       (400,000)       (400,000)       (400,000)
Deferred compensation.............................     (6,236,490)     (6,236,490)     (6,236,490)
Accumulated deficit...............................   (124,977,948)   (124,977,948)   (124,977,948)
                                                    -------------   -------------   -------------
          Total shareholders' equity..............     64,907,271      77,907,271     177,702,271
                                                    -------------   -------------   -------------
          Total capitalization....................  $  65,433,729   $  78,433,729   $ 178,228,729
                                                    =============   =============   =============


---------------

(1) Other than as indicated in the introduction to the table, share numbers in the table do not include issuances subsequent to October 31, 1999, or the following shares:



      - as of October 31, 1999, 5,153,941 shares of common stock reserved for issuance under our stock benefit plans, of which 3,714,076 shares were covered by outstanding options with a weighted average exercise price of $3.64 per share and 366,361 shares remain available for grant;



      - 517,059 shares of common stock (assuming a price of $11.00 per share in this offering) issuable upon exercise of outstanding warrants at an exercise price of $0.02 per share;



      - 750,000 shares of common stock issuable at an exercise price of $10.00 per share upon exercise of a warrant scheduled to be issued concurrent with the closing of this offering;



      - 150,000 shares of Series A preferred stock issuable upon exercise of outstanding warrants at an exercise price of $1.00 per share (which will become warrants to purchase 75,000 shares of common stock at an exercise price of $2.00 per share upon the closing of this offering);



      - 150,000 shares of Series B preferred stock issuable upon exercise of outstanding warrants at an exercise price of $3.00 per share (which will become warrants to purchase 75,000 shares of common stock at an exercise price of $6.00 per share upon the closing of this offering);



      - 154,189 shares of Series C preferred stock issuable upon exercise of outstanding warrants at an exercise price of $3.76 per share (which will become warrants to purchase 77,096 shares of common stock at an exercise price of $7.52 per share upon the closing of this offering);



      - 183,105 shares of Series D preferred stock issuable upon exercise of outstanding warrants at an exercise price of $3.76 per share (which will become warrants to purchase 91,556 shares of common stock at an exercise price of $7.52 per share upon the closing of this offering); and



      - 127,659 shares of Series D preferred stock issuable upon exercise of outstanding warrants at an exercise price of $4.70 per share (which will become warrants to purchase 63,830 shares of common stock at an exercise price of $9.40 per share upon the closing of this offering).



      - 42,216 shares of Series E preferred stock issuable upon exercise of outstanding warrants at an exercise price of $5.00 per share (which will become warrants to purchase 21,109 shares of common stock at an exercise price of $10.00 per share upon the closing of this offering);



      - 500,000 shares of Series E preferred stock issuable upon exercise of an outstanding warrant at an exercise price of $5.00 per share (which will become a warrant to purchase 250,000 shares of common stock at an exercise price of $10.00 per share upon the closing of this offering).

                                    DILUTION


     As of October 31, 1999, our pro forma net tangible book value, after giving effect to conversion of all of our preferred stock then outstanding, was approximately $12.8 million, or $.40 per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to our sale of common stock offered hereby at an assumed initial public offering price of $11.00 per share, our expected private sales of common stock to CINAR, Cox Communications, and Gateway and our receipt of the estimated net proceeds from all of those transactions, our pro forma net tangible book value as of October 31, 1999 would have been approximately $112.6 million, or $2.71 per share. This represents an immediate increase in net tangible book value of $2.31 per share to existing stockholders and an immediate dilution of $8.29 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............          $11.00
  Pro forma net tangible book value per share before the
     offering...............................................  $ .40
  Increase per share attributable to new investors..........   2.31
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................            2.71
                                                                      ------
Dilution per share to new investors.........................          $ 8.29
                                                                      ======


     The following table summarizes, on a pro forma basis as of October 31, 1999, the differences between existing stockholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid before deducting the underwriting discounts and commissions for this offering and our estimated offering expenses.


                                           SHARES PURCHASED        TOTAL CONSIDERATION       AVERAGE
                                        ----------------------    ----------------------      PRICE
                                          NUMBER       PERCENT      AMOUNT       PERCENT    PER SHARE
                                        ----------     -------    -----------    -------    ---------
                                                                  (AMOUNTS IN
                                                                  THOUSANDS)
Existing stockholders.................  31,713,215(1)     76%      $158,648         59%      $ 5.00
New investors.........................   9,818,182(2)     24%       108,000         41%      $11.00
                                        ----------       ---       --------       ----
  Total...............................  41,531,397       100%      $266,648        100%      $ 6.42
                                        ==========       ===       ========       ====


---------------

(1) Gives effect to the conversion of all of our outstanding preferred stock into 27,087,826 shares of common stock in connection with the offering, and assumes no exercise of stock options or warrants outstanding as of October 31, 1999. As of October 31, 1999, there were options outstanding to purchase a total of 3,714,076 shares of common stock, with a weighted average exercise price of $3.64 per share. As of October 31, 1999, there were also warrants outstanding to purchase a total of 749,605 shares of preferred stock. These warrants will become warrants to purchase 403,591 shares of common stock at a weighted average exercise price of $6.63 per share upon completion of this offering. There were also warrants outstanding to purchase a total of approximately 517,059 shares of common stock, assuming a price of $11.00 per share in this offering, which will be exercised for $0.02 per share upon completion of this offering. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors. See "Management -- Equity Plans," "Description of Capital Stock" and Note 5 to the Lightspan financial statements.



(2) Includes 909,091 shares, 1,136,364 shares, and 272,727 shares of common stock, assuming an initial public offering price of $11.00 per share, that CINAR, Cox Communications, and Gateway, respectively, have agreed to purchase upon the close of this offering.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following selected financial data should be read in conjunction with the Lightspan and Academic Systems financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Operating Results" included elsewhere in this prospectus. The pro forma statement of operations data for the year ended January 31, 1999 and the nine months ended October 31, 1999 should be read in conjunction with the unaudited pro forma financial statements included elsewhere in this prospectus. That data assumes that we purchased Academic Systems as of the beginning of each of these periods and is based on our historical operating results and those of Academic Systems for the periods presented, giving effect to the amortization of intangibles related to the acquisition, decreased interest income representing foregone interest income at an assumed 3% rate of return, our issuance of shares of common and preferred stock to complete the acquisition as if such issuance had occurred at the beginning of each of the periods presented, and the conversion of all of our outstanding shares of preferred stock as of their original dates of issuance. Our statement of operations data for the years ended January 31, 1995, 1996, 1997, 1998 and 1999 and balance sheet data as of January 31, 1995, 1996, 1997, 1998 and 1999 are derived from our audited financial statements, which are included elsewhere in this prospectus for the years ended January 31, 1997, 1998 and 1999 and as of January 31, 1998 and 1999. Academic Systems' statement of operations data for the years ended September 30, 1997 and 1998 are derived from Academic Systems' audited financial statements included elsewhere in this prospectus. Our statement of operations data for the nine months ended October 31, 1999 and our balance sheet data as of October 31, 1999 are derived from our audited financial statements included elsewhere in this prospectus. Our statement of operations data for the nine months ended October 31, 1998 are derived from our unaudited financial statements included elsewhere in this prospectus. Academic Systems' statement of operations data for the nine months ended June 30, 1998 and 1999 are derived from its unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial position and results of operations for the periods presented. Historical results are not necessarily indicative of the results that may be expected in the future, and the results of interim periods are not necessarily indicative of results that may be expected for the entire year. The following financial information is in thousands, except per share data.

THE LIGHTSPAN PARTNERSHIP, INC.

                                                  YEAR ENDED JANUARY 31,
                             ----------------------------------------------------------------
                              1995       1996       1997       1998       1999         1999
                             -------   --------   --------   --------   --------     --------
                                                                                       PRO
                                                                         ACTUAL       FORMA
                                                                        --------     --------
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Licenses..................  $    --   $     --   $  5,592   $ 15,042   $ 20,985     $ 27,362
 Services..................       --         --        554      1,973      3,742        3,742
 Hardware..................       --         --      2,419      5,294      6,104        6,104
                             -------   --------   --------   --------   --------     --------
       Total revenues......       --         --      8,565     22,309     30,831       37,208
Cost of revenues:
 Licenses..................       --         --      2,964      6,409      4,150        6,289
 Services..................       --         --        563      1,753      2,385        2,385
 Hardware..................       --         --      2,315      4,745      4,973        4,973
                             -------   --------   --------   --------   --------     --------
       Total cost of
         revenues..........       --         --      5,842     12,907     11,508       13,647
                             -------   --------   --------   --------   --------     --------
Gross profit...............       --         --      2,723      9,402     19,323       23,561
Operating expenses:
 Technology and
   development.............    4,907     12,152     18,953     14,816     10,594       13,876
 Sales and marketing.......    2,177      6,831     13,773     20,296     22,066       28,814
 General and
   administrative..........    1,231      1,460      2,473      2,715      3,590        5,780
 Stock-based
   compensation............       --         --         --         --         20           20
 Amortization of
   intangibles.............       --         --         --         --         --       11,833
                             -------   --------   --------   --------   --------     --------
       Total operating
         expenses..........    8,315     20,443     35,199     37,827     36,270       60,323
                             -------   --------   --------   --------   --------     --------
Loss from operations.......   (8,315)   (20,443)   (32,476)   (28,425)   (16,947)     (36,762)
Interest income (expense),
 net.......................       86        876       (113)      (528)       418          529
                             -------   --------   --------   --------   --------     --------
Net loss...................  $(8,229)  $(19,567)  $(32,589)  $(28,953)  $(16,529)    $(36,233)
                             =======   ========   ========   ========   ========     ========
Historical net loss per
 share(1) -- basic and
 diluted...................  $ (2.72)  $  (6.47)  $ (10.72)  $  (9.11)  $  (4.88)
                             =======   ========   ========   ========   ========
Historical weighted average
 shares -- basic and
 diluted...................    3,024      3,024      3,039      3,177      3,388
                             =======   ========   ========   ========   ========
Pro forma net loss per
 share -- basic and
 diluted...................                                             $  (0.76)(2) $  (1.40)(3)
                                                                        ========     ========
Pro forma weighted average
 shares -- basic and
 diluted...................                                               21,801(2)    25,968(3)
                                                                        ========     ========

                                    NINE MONTH PERIOD
                                    ENDED OCTOBER 31,
                             --------------------------------
                               1998       1999         1999
                             --------   --------     --------
                                                       PRO
                                         ACTUAL       FORMA
                                        --------     --------
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Licenses..................  $ 15,753   $ 21,504     $ 27,232
 Services..................     2,960      4,718        4,718
 Hardware..................     4,867      4,829        4,829
                             --------   --------     --------
       Total revenues......    23,580     31,051       36,779
Cost of revenues:
 Licenses..................     2,971      4,640        6,226
 Services..................     1,753      2,226        2,226
 Hardware..................     3,986      3,984        3,984
                             --------   --------     --------
       Total cost of
         revenues..........     8,710     10,850       12,436
                             --------   --------     --------
Gross profit...............    14,871     20,201       24,343
Operating expenses:
 Technology and
   development.............     8,466      7,526        8,997
 Sales and marketing.......    16,469     23,474       27,553
 General and
   administrative..........     1,792      4,083        5,533
 Stock-based
   compensation............        --      2,503        2,503
 Amortization of
   intangibles.............        --      1,615        9,012
                             --------   --------     --------
       Total operating
         expenses..........    26,727     39,202       53,598
                             --------   --------     --------
Loss from operations.......   (11,856)   (19,002)     (29,255)
Interest income (expense),
 net.......................       350        231          106
                             --------   --------     --------
Net loss...................   (11,506)   (18,771)     (29,149)
                             ========   ========     ========
Historical net loss per
 share(1) -- basic and
 diluted...................  $  (3.45)  $  (4.82)    $  (7.49)
                             ========   ========     ========
Historical weighted average
 shares -- basic and
 diluted...................     3,331      3,892        3,892
                             ========   ========     ========
Pro forma net loss per
 share -- basic and
 diluted...................             $  (0.77)    $  (1.04)(3)
                                        ========     ========
Pro forma weighted average
 shares -- basic and
 diluted...................               24,445       27,940(3)
                                        ========     ========

                                                                                JANUARY 31,
                                                              -----------------------------------------------   OCTOBER 31,
                                                               1995      1996      1997      1998      1999        1999
                                                              -------   -------   -------   -------   -------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $17,300   $14,733   $ 1,884   $ 4,422   $ 7,143     $22,672
Working capital (deficit)...................................   15,795    14,037      (287)   (1,020)    3,331      10,967
Total assets................................................   19,824    18,259    12,852    14,080    19,010      91,674
Capital lease obligations, less current portion.............    1,379     1,460     1,702       775       393         526
Total shareholders' equity..................................  $16,379   $14,537   $ 1,614   $   208   $ 4,314     $64,907

---------------
(1) See Note 1 to the Lightspan financial statements for a description of the computation of the historical net loss per share and the number of shares used in the historical per share calculation.

(2) Assumes the conversion of all of our outstanding preferred stock as of their original dates of issuance. See Note 1 to the Lightspan financial statements for a description of the computation of pro forma net loss per share and the number of shares used in the pro forma per share calculation.

(3) In addition to the assumption described in (2) above, assumes the issuance of our shares of common and preferred stock used to complete the acquisition of Academic Systems as if such issuance had occurred at the beginning of each of the periods presented.

ACADEMIC SYSTEMS CORPORATION

                                                               YEAR ENDED       NINE MONTH PERIOD
                                                             SEPTEMBER 30,       ENDED JUNE 30,
                                                           ------------------   -----------------
                                                             1997      1998      1998      1999
                                                           --------   -------   -------   -------
                                                                   (AMOUNTS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues.................................................  $  4,399   $ 5,939   $ 2,947   $ 4,870
Cost of revenues.........................................     1,920     2,064     1,183     1,378
                                                           --------   -------   -------   -------
Gross profit.............................................     2,479     3,875     1,764     3,492
Operating expenses.......................................    12,737    12,893    10,013     8,003
                                                           --------   -------   -------   -------
Loss from operations.....................................   (10,259)   (9,018)   (8,249)   (4,511)
Interest income (expense), net...........................       151       347       310       (50)
                                                           --------   -------   -------   -------
Net loss.................................................  $(10,108)  $(8,671)  $(7,939)  $(4,561)
                                                           ========   =======   =======   =======

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND OPERATING RESULTS

OVERVIEW

     We develop, market and sell curriculum-based educational software and Internet products and services used both in school and at home. Our curriculum-based educational software consists of our Lightspan Achieve Now and Academic Systems software. Lightspan Achieve Now is our media-rich, interactive CD-ROM-based software for students in kindergarten through eighth grade that covers the core curriculum of language arts, reading and math. Its technology, delivery system and content help increase student interest in learning, parental involvement in their children's education, and productive interaction among teachers, parents and students. Our Academic Systems software is also CD-ROM-based and serves the college market with an English and mathematics curriculum designed to meet the needs of under-prepared students. We offer the following integrated family of Internet products and services through our Web site, Lightspan.com:

     - The Lightspan Network, an online subscription service marketed to schools for classroom and home use;

     - Lightspan PageOne, an online service developed with Yahoo! that enables teachers to easily create customized home pages for their classrooms;

     - Global Schoolhouse, a leading education Web site that helps teachers develop and manage collaborative learning projects online;

     - StudyWeb, a leading research Web site that helps parents, teachers and students find on the Web the educational information and resources they want;

     - The Lightspan Learning Store, a Web site that sells educational products online to teachers and parents; and

     - selected additional content for teachers, parents and students.

     We charge an annual subscription fee of $2,500 for The Lightspan Network to subscribing schools. We also plan to generate revenues for our free Internet products and services, like Lightspan PageOne and Global Schoolhouse, through sponsorships, advertising and electronic commerce.

     Our products and services are sold to school districts by a direct field sales force and supported by our professional development team who assists in implementing our curricula in schools.

     We commenced operations in September 1993, and through June 1996 our activities consisted primarily of designing and developing Lightspan Achieve Now. In January 1996, we released our Lightspan Achieve Now curriculum for use on Windows-based personal computers. In the fall of that year, we released the product for use on the Sony PlayStation game console. In January 1997, we introduced The Lightspan Network to supplement our product offerings. In June 1999, we launched Lightspan PageOne. We acquired Academic Systems and Global Schoolhouse in September 1999, and StudyWeb in October 1999. We also introduced the Lightspan Learning Store in October 1999.

RESULTS OF OPERATIONS

 Revenues

     Our revenues from sales of Lightspan Achieve Now consist of license, service and hardware revenues, and our revenues from sales of The Lightspan Network consist of subscription fees. Since inception, revenues associated with our Lightspan Achieve Now curriculum have represented approximately 97% of total revenues.

     In software arrangements that include multiple elements, such as those that include rights to software products, customer support and product implementation and training services, Lightspan allocates the total fee to each component of the arrangement based on objective evidence of its fair value, which is specific to Lightspan. The objective evidence for each element is based on the respective list prices of each element when sold or offered for sale separately.

     Historically, Lightspan has not experienced customer cancellations, forfeitures or discontinuations of licenses.

     License Revenues. We derive license revenues from the sale of Lightspan Achieve Now licenses and subscriptions for The Lightspan Network. We recognize revenue from Lightspan Achieve Now licenses after:

     - a license agreement has been executed or a definitive purchase order has been received;

     - the product has been shipped;

     - the license fee has become fixed and determinable;

     - the collection of the fee is considered probable; and

     - the related hardware, if applicable, has been shipped.

     Our revenue recognition for Lightspan Achieve Now licenses is in accordance with standards published by the American Institute of Certified Public Accountants. As a result of changes in those standards, in February 1998 we adopted the percentage of completion method for recognizing revenue from Lightspan Achieve Now licenses. Under this method, we recognize the full sale value of completed Lightspan Achieve Now titles upon shipment as well as a portion of the sale value of as-yet uncompleted titles based on the percentage of completion of those uncompleted titles. As previously uncompleted Lightspan Achieve Now titles are completed, we recognize a corresponding amount of revenue. We believe that the package of Lightspan Achieve Now titles initially shipped to our customers is adequate to fulfill the academic objectives of our Lightspan Achieve Now curriculum. However, we intend to deliver to our Lightspan Achieve Now customers several as-yet-uncompleted titles to round out that curriculum. As of October 31, 1999, 5 of our 77 titles were still under development for the Sony platform and 9 of our 75 titles were still under development for the Windows platform. Most of these titles were substantially complete at October 31, 1999 and are expected to be shipped by early 2000. We may elect to produce additional Lightspan Achieve Now titles beyond those currently contemplated. These titles would be sold separately to existing Lightspan Achieve Now users for an additional license fee.

     We believe that we can reasonably estimate the percentage of completion for each as-yet uncompleted title based on its stage within a predefined development and production process, and that this methodology best approximates progress to completion. Lightspan develops its titles in seven separate and distinct phases. Each phase has milestone criteria that must be met before the CD moves into the next phase of development and production. Each phase has a specific percentage-of-completion assigned to it, which is used to determine revenue recognition and related cost of revenues for as-yet uncompleted titles.


     The net impact to license revenues of the accounting change described in the preceding paragraphs was a decrease in license revenues of $0.8 million during the year ended January 31, 1999, and an increase in license revenues of $0.3 million for the nine months ended October 31, 1999.


     The ultimate composition of the complete collection of Lightspan Achieve Now titles was evolving throughout fiscal 1997, 1998 and 1999, and changed numerous times as a number of planned titles were dropped and as others were modified, or, in a limited number of cases, added. Our decision to modify, delete or add titles has not had an impact on our revenues; however, these revisions have, from time to time, resulted in reductions to our recorded liabilities for cost of sales on as-yet uncompleted titles.

     We recognize revenue from subscriptions to The Lightspan Network ratably over the term of the subscription agreement. Subscription licenses are for a one-year term, and are paid in advance.

     Amounts received in excess of revenue that is recognized are recorded as deferred revenue.

     Service Revenues. We derive service revenues from implementation services and training for our Lightspan Achieve Now curriculum that is provided by our professional development team and, to a lesser extent, from telephone support and maintenance. All customers that purchase our Lightspan Achieve Now curriculum also purchase service and support. This service and support are paid for in advance and initially recorded as deferred revenues. Service revenues are recognized when services are performed, in accordance with the standard implementation, training, service, and evaluation plans that we establish for the customer. Revenues from telephone support and maintenance arrangements are recognized ratably over the one-year term of the support and maintenance agreement.

     Hardware Revenues. We derive hardware revenues from the sale of Sony PlayStation game consoles and accessories. We recognize hardware revenues after a definitive purchase order has been received, the product has been shipped and collection of the sales price is considered probable. Substantially all of our Lightspan Achieve Now customers also purchase Sony PlayStation game consoles. Our future hardware revenues will vary based on the cost to us of Sony PlayStation game consoles and accessories.

     Future Revenue Sources. We anticipate that the sources of our revenues will change over time. In the future, we plan to generate revenues from other sources such as:

     - sponsorship of, and advertising on, our Web sites;

     - electronic commerce; and

     - new titles that may be developed to expand Lightspan Achieve Now.

     As broadband technology becomes more prevalent and cable operators provide more of their customers with digital set-top boxes, we also intend to offer both Lightspan Achieve Now and all of our Internet products and services as educational channels on digital cable television systems.

COST OF REVENUES

     Our cost of revenues consists of:

     - costs for assembly, distribution and materials for CD-ROMs, and packaging and print material costs;

     - labor costs and overhead related to professional development personnel;

     - costs for Sony PlayStation game consoles and related accessories;

     - costs for third-party royalties and third-party content; and

     - costs for server and network fees.

OPERATING EXPENSES

     During the years ended January 31, 1998 and 1999, our technology and development and sales and marketing expenses related primarily to the development, release, marketing, sale and distribution of Lightspan Achieve Now. During the nine months ended October 31, 1999, our expenses relating to the development, sale and marketing of our Internet products and services increased. We expect that we will continue to make investments in product development, sales and marketing to enhance our Lightspan Achieve Now and Academic Systems curricula and expand our existing customer base. However, an increasingly important part of our strategy and spending will focus on building our technology and development and sales and marketing teams to support our Internet products and services.

     Technology and Development. Our technology and development costs consist primarily of payroll and related costs for design, art, production, development, maintenance and testing of our Lightspan Achieve Now curriculum and for performing Web site design, development and testing. We believe that continued investment in Web site development is critical to attain our strategic objectives and therefore anticipate that Web site development expenses will increase significantly in future periods.

     Sales and Marketing. Our sales and marketing expenses consist primarily of salaries, commissions, bonuses, related payroll and travel costs, advertising, promotional activities, customer incentive programs and research and evaluation of our current customers and markets. We expect that sales and marketing expenses will increase significantly in future periods and we intend to continue to pursue aggressive branding and marketing campaigns to retain and increase sales to current customers, attract new customers, and broaden our markets. We expect that most of these activities will be directed toward the target users and markets for our Internet products and services.

     General and Administrative. Our general and administrative expenses consist primarily of payroll and related costs for executive and administrative personnel, professional services expenses and other general corporate expenses. We expect that general and administrative expenses will increase as our business grows and we expand our staff, increase our infrastructure, and incur costs associated with being a public company.

     Stock-Based Compensation. We have recorded deferred stock-based compensation as a result of our granting of stock options to employees with exercise prices per share deemed to be below the fair values per share for our common stock on the dates those options were granted. The deferred stock-based compensation is being amortized to expense on an accelerated basis over the vesting period of the individual options, generally four years. As of October 31, 1999, there was approximately $6.2 million to be amortized in future periods.

     Amortization of Intangible Assets. In connection with the acquisitions of Academic Systems, Global Schoolhouse and StudyWeb, we recorded intangible assets totaling an aggregate of approximately $53.7 million, including goodwill of $27.9 million. We amortize intangible assets over their respective useful lives, ranging from three to ten years.

  Operating Losses

     We have incurred significant losses since our inception and, as of October 31, 1999, had an accumulated deficit of approximately $125.0 million. We expect to continue to incur substantial operating losses for the foreseeable future.

COMPARISON OF NINE MONTHS ENDED OCTOBER 31, 1999 AND OCTOBER 31, 1998

  Revenues

     Our revenues increased to $31.1 million in the nine months ended October 31, 1999 from $23.6 million for the comparable period of 1998, an increase of 32%. No one customer accounted for more than 10% of total revenues for the nine month periods ended October 31, 1999 or 1998.

     License Revenues. Our license revenues grew to $21.5 million from $15.8 million, an increase of 37%.

     Lightspan Achieve Now license revenues were $19.8 million compared to $15.1 million, an increase of 31%, and represented 92% and 96% of total license revenues in the nine months ended October 31, 1999 and 1998, respectively. This increase was due primarily to increased sales and marketing efforts, continued market acceptance of our products and expansion of our customer base. The increase was also attributable to license revenue recognized under the percentage of completion method upon further development, completion and release to existing customers of additional Lightspan Achieve Now titles during the nine months ended October 31, 1999.

     Our revenues from subscription fees for The Lightspan Network increased to $1.2 million from $0.7 million, an increase of 95%. This increase was due primarily to an increase in the number of subscribers to The Lightspan Network.

     Academic Systems license revenues were $0.5 million from the date of acquisition (September 20, 1999) through October 31, 1999.

     Service Revenues. Our service revenues increased to $4.7 million from $3.0 million, an increase of 59%. This increase was due primarily to an increase in sales of Lightspan Achieve Now licenses. All customers that purchase our Lightspan Achieve Now curriculum also purchase professional service and support.

     Hardware Revenues. Our hardware revenues declined to $4.8 million from $4.9 million, a decrease of 1%. This decrease was due to a decrease in the average selling price of the Sony PlayStation game console, offset in part by an increase in the number of units we shipped.

  Cost of Revenues

     Our cost of revenues increased to $10.9 million for the nine months ended October 31, 1999 from $8.7 million for the comparable period in 1998, an increase of 25%. Gross margin as a percentage of total revenues was 65% and 63% for the nine months ended October 31, 1999 and 1998, respectively.

     Cost of License Revenues. Our cost of license revenues increased to $4.6 million from $3.0 million, an increase of 56%. Gross margin as a percentage of license revenues decreased to 78% from 81%.


     Our cost of revenues for Lightspan Achieve Now licenses was $4.1 million compared to $2.8 million, an increase of 48%. Gross margin as a percentage of Lightspan Achieve Now license revenues decreased to 79% from 82%. In the nine months ended October 31, 1998, we elected to discontinue the development of certain as-yet-uncompleted Lightspan Achieve Now titles and reduced our estimates of the cost to complete other Lightspan Achieve Now titles, both of which reduced our cost of license revenues and favorably impacted our gross margin in that period. We accrued the cost of revenues related to as-yet uncompleted titles as the corresponding revenue on these titles was recognized. The ultimate composition of the complete collection of Lightspan Achieve Now titles was evolving throughout fiscal 1997, 1998 and 1999, and changed numerous times as a number of planned titles were dropped and as others were modified, or, in a limited number of cases, added. These revisions resulted in total reductions to the liability of $0.5 million for cost of revenues on as-yet uncompleted titles during the nine months ended October 31, 1998. In addition, our cost of license revenues for the nine months ended October 31, 1998 was favorably impacted when we revised our estimate of the costs to convert our existing customer base for our Lightspan Achieve Now curriculum to a new software Motion Picture Experts Group, or MPEG, format and Sony PlayStation game consoles. As the development of Lightspan Achieve Now evolved, we determined that, in order to remain competitive in the market, we would be required to release our products in formats compatible with less expensive and more easily transportable hardware. As a result, in fiscal 1998, we recorded a $1.5 million liability for the estimated costs of converting our current customers to these new formats. During the first nine months of fiscal 1999, we revised our cost estimates of this conversion and reduced our liability by $0.3 million accordingly. Our gross margin in the nine months ended October 31, 1999 was favorably impacted by a reduction in material and packaging costs and third-party royalty rates.


     Our cost of revenues for subscriptions to The Lightspan Network increased to $0.4 million from $0.2 million, an increase of 100%. This growth was due primarily to an increase in third-party content fees driven by an increase in subscriptions. Gross margin as a percentage of subscription fee revenues from The Lightspan Network decreased to 70% from 71%. This decrease was primarily due to additional network and server costs and, to a lesser extent, additional support personnel costs required to support a larger subscription base.

     Our cost of revenues for Academic Systems licenses was $0.1 million from the date of acquisition (September 20, 1999) through October 31, 1999. Gross margin as a percentage of license revenues was 70%.

     Cost of Service Revenues. Our cost of service revenues increased to $2.2 million from $1.8 million, an increase of 27%. This increase was primarily due to an increase in professional services and support personnel to accommodate the growth in sales of Lightspan Achieve Now licenses and related services. Gross margin as a percentage of service revenues increased to 53% from 41%. This increase was primarily due to our service revenues increasing at a greater rate than our fixed professional development costs.

     Cost of Hardware Revenues. Our cost of hardware revenues remained steady at $4.0 million. Gross margin as a percentage of hardware revenues remained relatively constant. We expect that gross margins as a percentage of hardware revenue may fluctuate from period-to-period based on variations in the product mix of hardware accessories.

  Technology and Development

     Our technology and development expenses decreased to $7.5 million for the nine months ended October 31, 1999 from $8.5 million for the comparable period of 1998, a decrease of 11%. This decrease was due to a reduction in development personnel and related costs that occurred in the second half of the prior fiscal year. The reduction occurred following completion of initial design and development of substantially all of our Lightspan Achieve Now titles. This reduction was partially offset by our hiring of additional personnel for Web site design and development and a shift of some existing development personnel and related costs to our Internet business as we expanded our Internet offerings.

  Sales and Marketing

     Our sales and marketing expenses increased to $23.5 million for the nine months ended October 31, 1999 from $16.5 million for the comparable period in 1998, an increase of 43%. This increase was attributable to an increase in marketing personnel and marketing and promotional activities, particularly in connection with the launch of Lightspan PageOne.

  General and Administrative


     Our general and administrative expenses increased to $4.1 million for the nine months ended October 31, 1999 from $1.8 million for the comparable period in 1998, an increase of 128%. This increase was due primarily to increased personnel and related costs, particularly in our finance and management information systems departments. The increase was also due to additional legal fees and settlement costs associated with a lawsuit brought by a former employee, which was settled in August 1999, in addition to an increase in our allowance for doubtful accounts.


  Stock-Based Compensation

     During the year ended January 31, 1999 and the nine months ended October 31, 1999, we granted stock options with exercise prices that were less than the deemed fair value of the underlying shares of common stock on the date of grant. As a result, we have recorded and will continue to record deferred stock-based compensation expense over the period that these options vest. The deferred stock-based compensation expense was approximately $2.5 million for the nine months ended October 31, 1999.

  Amortization of Intangible Assets

     Our amortization of intangible assets totaled $1.6 million for the nine months ended October 31, 1999 and represents amortization related to Academic Systems since September 20, 1999, Global Schoolhouse since September 2, 1999, and StudyWeb since October 28, 1999.

  Interest Income (Expense)

     Our net interest income decreased to $0.2 million for the nine months ended October 31, 1999 from $0.4 million for the comparable period in 1998, a decrease of 34%. This decrease was due to higher average cash balances in the prior comparable period.

COMPARISON OF YEARS ENDED JANUARY 31, 1999, 1998 AND 1997

  Revenues

     Our revenues increased to $30.8 million during the year ended January 31, 1999, or fiscal 1999, from $22.3 million during the year ended January 31, 1998, or fiscal 1998, and $8.6 million during the year ended January 31, 1997, or fiscal 1997. Revenues grew by 38% in fiscal 1999 and 160% in fiscal 1998.

     Our license revenues increased to $21.0 million from $15.0 million and $5.6 million in fiscal 1998 and fiscal 1997, respectively. The 40% and 169% increases were due to increases in the sales of Lightspan Achieve Now licenses, primarily as a result of increased sales and marketing efforts, continued market acceptance of our products, expansion of our customer base and availability and release of additional Lightspan Achieve Now titles. The increases were also due, to a lesser extent, to increases in the number of subscriptions to The Lightspan Network.

     Our service revenues were $3.7 million, $2.0 million, and $0.6 million in fiscal 1999, fiscal 1998, and fiscal 1997, respectively, and grew by 90% in fiscal 1999 and 256% in fiscal 1998. These increases were due primarily to increases in sales of Lightspan Achieve Now licenses. All customers that purchase our Lightspan Achieve Now curriculum also purchase professional service and support.

     Our hardware revenues increased to $6.1 million in fiscal 1999 from $5.3 million in fiscal 1998 and $2.4 million in fiscal 1997. These 15% and 119% increases were due to increased sales of Lightspan Achieve Now licenses and hardware, partially offset by reductions in the cost of Sony PlayStation game consoles to us that we passed through to our customers.

  Cost of Revenues

     Our cost of revenues decreased to $11.5 million in fiscal 1999 from $12.9 million in fiscal 1998, or 11%, and increased in fiscal 1998 from $5.8 million in fiscal 1997, or 121%. Gross margin as a percentage of revenues increased to 63% in fiscal 1999 from 42% in fiscal 1998 and 32% in fiscal 1997.


     Our cost of license revenues decreased to $4.1 million in fiscal 1999 from $6.4 million in fiscal 1998, a decrease of 35%. Our cost of license revenues increased in fiscal 1998 from $3.0 million in fiscal 1997, or by 116%. Gross margin as a percentage of license revenues increased to 80% in fiscal 1999 from 57% in fiscal 1998 and 47% in fiscal 1997. The improvements in gross margin each year reflected reductions in material and packaging costs, reductions in third-party royalty rates and an increase in the selling price of Lightspan Achieve Now licenses. In addition, our cost of license revenues in fiscal 1998 was negatively impacted by a $1.5 million charge for estimated costs to convert our existing customer base to a new software MPEG format and Sony PlayStation game console platforms. In fiscal 1999, we revised our estimate of the cost of the conversion, and our cost of license revenues was favorably impacted by $0.5 million. Our cost of license revenues in fiscal 1999 was also favorably impacted by a $0.6 million reduction in our estimates of the cost to complete certain Lightspan Achieve Now titles.


     Our cost of service revenues grew to $2.4 million in fiscal 1999 from $1.8 million in fiscal 1998 and $0.6 million in fiscal 1997. These increases were due to increases in professional development services and support personnel to accommodate the growth in sales of Lightspan Achieve Now licenses and related services. Gross margin as a percentage of service revenue increased to 36% in fiscal 1999 from 11% in fiscal 1998 and from (2%) in fiscal 1997. These increases were due to increased utilization of our professional development staff, an increase in the average number of days of service sold per license, improved billing of customers for services provided beyond the scope of the original license agreement, and, in general, our service revenues increasing at a greater rate than our fixed professional development costs.

     Our cost of hardware revenues increased to $5.0 million in fiscal 1999 from $4.7 million in fiscal 1998 and $2.3 million in fiscal 1997. These increases were due to increased Lightspan Achieve Now license sales, offset in large part by our transition to the Sony PlayStation game console, a less expensive hardware platform than the hardware platforms that we had previously provided to our Lightspan Achieve Now customers, often at low or negative margins. Gross margin as a percentage of hardware revenues increased to 19% in fiscal 1999 from 10% in fiscal 1998 and 4% in fiscal 1997. These increases were due to the transition to the higher-margin Sony PlayStation game console platform.

  Technology and Development

     Our technology and development expenses decreased to $10.6 million in fiscal 1999 from $14.8 million in fiscal 1998, a 28% decrease, and by 22% in fiscal 1998 from $19.0 million in fiscal 1997. These decreases were due to reductions in development personnel and related costs associated with completion of most of our Lightspan Achieve Now titles. By the end of fiscal 1999, substantially all design, development and testing had been completed on our Lightspan Achieve Now product line.

  Sales and Marketing

     Our sales and marketing expenses increased to $22.1 million in fiscal 1999 from $20.3 million in fiscal 1998 and $13.8 million in fiscal 1997. These 9% and 47% increases are the result of increased personnel in marketing, increased commissions and bonuses as the result of growing sales, and additional marketing and promotional activities. The increase from fiscal 1998 to fiscal 1999 was partially offset by a decrease in personnel and related costs in the sales and professional development organizations due to a reduction in headcount during the last half of fiscal 1999.

  General and Administrative


     Our general and administrative expenses increased to $3.6 million in fiscal 1999 from $2.7 million in fiscal 1998 and $2.5 million in fiscal 1997. The 32% increase in general and administrative expenses in fiscal 1999 compared to fiscal 1998 was caused primarily by $1.1 million in legal and settlement costs associated with a lawsuit brought by a former employee, which was settled in August 1999, and an increase in personnel and other costs related to our growth, partially offset by decreases in bad debt expense in fiscal 1999 as compared to fiscal 1998. The 10% increase in general and administrative expenses in fiscal 1998 compared to fiscal 1997 was caused primarily by an increase in bad debt and rent expenses.


  Interest Income (Expense)

     We earned net interest income of $0.4 million in fiscal 1999, as compared to net interest expense of $0.5 million and $0.1 million in fiscal 1998 and fiscal 1997, respectively. Our net interest income in fiscal 1999 compared to our net interest expense in fiscal 1998 was due to higher average cash balances in the six months ended July 31, 1998, when we received proceeds of a Series D preferred stock financing. Our interest expense for fiscal 1999, fiscal 1998 and fiscal 1997 is attributable to the utilization of our equipment lease lines and borrowings against our revolving line of credit.

QUARTERLY RESULTS

     The following table sets forth certain statement of operations data for us for each of the seven quarters ended October 31, 1999. This information has been derived from our audited financial statements. You should read this information in conjunction with our audited and unaudited financial statements and related notes appearing elsewhere in this prospectus. Our quarterly operating results are expected to vary significantly because of seasonal influences on demand for our Lightspan Achieve Now and Academic Systems curricula and our services based on school calendars, budget cycles and timing of school districts' funding sources. Our revenues have historically been highest in our second fiscal quarter, and lowest in our first fiscal quarter. In light of these factors, our limited operating history and the rapidly evolving nature of our business, we believe that period-to-period comparisons of our results are not meaningful and should not be relied upon as indicators of future performance.


                                                                 QUARTER ENDED
                                  ----------------------------------------------------------------------------
                                  APRIL 30,   JULY 31,   OCT. 31,   JAN. 31,   APRIL 30,   JULY 31,   OCT. 31,
                                    1998        1998       1998       1999       1999        1999       1999
                                  ---------   --------   --------   --------   ---------   --------   --------
                                                                 (IN THOUSANDS)
Revenues........................   $ 4,853    $11,186    $ 7,542    $ 7,250     $ 6,562    $12,938    $11,551
Cost of revenues................     1,969      3,961      2,781      2,797       2,468      4,654      3,728
                                   -------    -------    -------    -------     -------    -------    -------
Gross profit....................     2,884      7,225      4,761      4,453       4,094      8,284      7,823
Operating expenses..............     9,252      9,081      8,394      9,543       9,328     12,026     17,848
                                   -------    -------    -------    -------     -------    -------    -------
Loss from operations............    (6,368)    (1,856)    (3,633)    (5,090)     (5,234)    (3,742)   (10,026)
Interest income (expense),
  net...........................        93        150        108         67           4          3        224
                                   -------    -------    -------    -------     -------    -------    -------
Net loss........................   $(6,275)   $(1,706)   $(3,525)   $(5,023)    $(5,230)   $(3,739)   $(9,802)
                                   =======    =======    =======    =======     =======    =======    =======


ACADEMIC SYSTEMS ACQUISITION

     We acquired Academic Systems in September 1999. Academic Systems develops, markets and sells curriculum-based educational software to colleges and universities for use by under-prepared college students. Academic Systems offers five course programs -- four in mathematics covering elementary algebra to college algebra, and one in English covering remedial writing and freshman composition. Academic Systems' products also include a student management system that can be run on the Internet or the college's own network.

     Revenues consist primarily of fees for licenses and implementation of Academic Systems' software, customer training, books and materials, upgrades and support. Academic Systems enters into license agreements under which software, support and other services are provided to a customer for a fixed fee for a specified period of time. License revenues are recognized upon contract signing and delivery of the software, provided the related fee is fixed and determinable and collection of the fee is probable. The revenues associated with books and materials are recognized upon shipment and revenues for services are recognized when the services are performed.

     The cost of license revenues consists of costs related to materials for CD-ROMs, assembly and distribution of CD-ROMs, print materials and third-party royalties.

  Comparison of Nine Months Ended June 30, 1999 and 1998

     Academic Systems' revenues increased to $4.9 million for the nine months ended June 30, 1999 from $2.9 million for the comparable period in 1998, an increase of 65%. This increase was due to increases in sales of licenses, primarily as a result of expansion of Academic Systems' customer base. Cost of license revenues increased to $1.4 million from $1.2 million, an increase of 16%. Gross margin as a percentage of revenues increased to 72% from 60% due to decreases in the cost of materials and third-party royalties and increased utilization of Academic Systems' support and operations personnel. Operating expenses declined to $8.0 million from $10.0 million, a decrease of 20%. This decrease was due to reductions in technology and development expense, as Academic Systems completed the development of its product line, and sales and marketing, as staffing and marketing programs were reduced.

  Comparison of Years Ended September 30, 1998 and 1997

     Academic Systems' revenues increased to $5.9 million in the year ended September 30, 1998 from $4.4 million in the year ended September 30, 1997. The 35% increase was due to increases in sales of licenses, as a result of increased sales and marketing efforts, continued market acceptance of the Academic Systems curriculum, expansion of the customer base, and the availability of additional titles. The cost of licenses increased to $2.1 million from $1.9 million. Gross margin improved to 65% from 56% due to the decreasing cost of materials and improved utilization of support and operations staffs. Operating expenses increased to $12.9 million from $12.7 million. Technology and development expense decreased each year as Academic Systems completed the development of its product line. Sales and marketing expense increases accounted for the majority of the growth in operating expenses as Academic Systems increased its sales and marketing staffs, increased commissions and bonuses as a result of growing sales, and added marketing and promotional activities.

BUSINESS COMBINATIONS AND PURCHASE ACCOUNTING

     The acquisition of Academic Systems, Global Schoolhouse and StudyWeb were accounted for as purchases. During the nine months ended October 31, 1999, we paid net cash of $4.3 million for these acquisitions.

     The purchase price of Academic Systems was allocated to the assets acquired, consisting principally of goodwill and intangible assets which are being amortized over useful lives ranging from 4 to 10 years. The purchase prices of Global Schoolhouse and StudyWeb were allocated to the assets acquired, primarily intangibles related to the Web sites acquired, which are being amortized over useful lives of three years.


     The assets and operations of Global Schoolhouse and Study Web are included in the Internet K-12 segment. The assets, liabilities and operations of Academic comprise the Higher Education segment. The results of operations for all three acquired businesses, including the related amortization of intangible assets, have been included in our consolidated results of operations from the dates of acquisition.



     Amortization of intangibles and goodwill for the nine months ended October 31, 1999 was $1.6 million. We expect to record annual amortization expense related to these acquisitions of approximately $5.0 million for the year ending January 31, 2000, $13.4 million for each of fiscal years 2001 and 2002, $12.8 million for fiscal 2003, $7.5 million for fiscal 2004, and approximately $0.3 million for each fiscal year from 2005 through 2009.



SPRINGING WARRANTS



     Upon the sale of Lightspan's common stock as described in this prospectus within 24 months of the second date on which Series D preferred stock was issued, and subject to specified criteria being met, some of the outstanding, unexercisable warrants to purchase up to 3,326,112 shares of Series D preferred stock at $.01 per share could become exercisable. These "springing warrants" will be issued only if on the closing date of a public offering like this one, the fair market value of Lightspan's common stock is less than an amount defined in the warrants as the "return benchmark." The return benchmark is calculated as the number of Series D preferred shares multiplied by their liquidation preference, adjusted for the number of years elapsed from the original warrant date in a manner designed to ensure an agreed-upon rate of return on investment. If the return benchmark exceeds the fair market value at the measurement date, called the "wealth shortfall" under the terms of the warrants, shares will become exercisable under the warrants. The number of shares issuable upon exercise of the warrants will be equal to the wealth shortfall divided by the measurement price.



     If these springing warrants are exercised, Lightspan will account for the springing warrants as a preferred stock dividend. As such, on the measurement date we will account for the value of these warrants by charging retained earnings and increasing the carrying amount of preferred stock by a corresponding amount. The amount of this charge will increase the loss applicable to common stockholders.



     If the offering contemplated by this prospectus is completed under the terms set forth on the cover, warrants to purchase approximately 517,059 additional shares of common stock would become exercisable and the loss applicable to common stockholders would increase by approximately $5.7 million as a result.

OTHER RELATIONSHIPS



  CINAR Corporation


     In October 1999, we agreed to pursue several potential strategic initiatives with CINAR Corporation. CINAR is an integrated entertainment and education company that develops, produces, markets and distributes high-quality programming and supplemental education products for children, families and educators. CINAR markets and distributes its animated and live-action children's and family programming to broadcast, cable and other media outlets worldwide. CINAR's productions include the two-time Emmy award-winning Arthur, the top-rated children's television program in the United States, as well as Are You Afraid of the Dark?, Wimzie's House, Lassie, The Busy World of Richard Scarry and The Adventures of Paddington Bear. CINAR also publishes and distributes approximately 2,000 supplemental education products for pre-kindergarten through eighth grade that enhance classroom curricula and foster continued learning in the home. CINAR's products are sold each year to more than 1.6 million teachers and 370,000 daycare providers in North America.


     As part of our agreement, CINAR purchased 2,500,000 shares of our Series E preferred stock at $5.00 per share. CINAR also agreed to purchase $10 million of our common stock in a private placement scheduled to occur concurrently with our initial public offering at the initial public offering price. We also granted CINAR warrants to purchase 500,000 shares of our Series E preferred stock that will vest upon the achievement of various agreed-to strategic goals. The planned strategic initiatives include such projects as



     - a convergence educational television series, combining broadband interactive offerings and standard television;



     - the co-development of a pre-kindergarten educational portal featuring CINAR's subsidiary HighReach Learning; and



     - a series of other co-marketing and distribution arrangements such as the international distribution of Lightspan products.


     As part of our agreement with CINAR, Ronald A. Weinberg, CINAR's President and co-CEO, joined our board.


  Cox Communications



     In January 2000, we agreed to pursue strategic initiatives with Cox Communications Holdings, Inc. Cox Communications is among the nation's largest broadband communications companies, serving more than 3.8 million customers in 18 locations. Cox Communications also provides a wide variety of services to schools in their cable communities through its "Cable in the Classroom" initiative, which provides public schools with free basic cable service and learning guides. As part of our agreement, Cox Communications agreed to purchase $12.5 million of our common stock, or 1,136,364 shares assuming an initial public offering price of $11 per share, in a private placement scheduled to occur concurrently with our initial public offering upon satisfaction of several conditions. We also agreed to grant to Cox Communications a warrant to purchase 750,000 shares of our common stock upon the closing of this offering. The warrant will vest upon the achievement of various agreed-to strategic goals related to the proposed use of Lightspan Achieve Now and Lightspan.com products in trials by Cox Communications of cable offerings over digital set-top boxes.



     As part of our agreement with Cox Communications Holdings, Inc., Thomas F. Nagel, Cox Communications Inc.'s Vice President of Business Development, will join our board as of the close of this offering.



  Gateway



     In January 2000, Gateway Companies, Inc. agreed to purchase $3.0 million of our common stock, or 272,727 shares assuming an initial public offering price of $11 per share, in a private placement that is scheduled to occur concurrently with our initial public offering. This investment by Gateway is subject to the satisfaction of several conditions, including our jointly entering into an Internet sponsorship agreement whereby Gateway will become a sponsor of Lightspan.com. Gateway, a manufacturer of personal computers, is Lightspan's preferred provider of personal computers.



LEGAL MATTERS



     In July 1996, a former Lightspan employee commenced legal action against us, alleging causes of action for fraud, breach of contract, negligent misrepresentation and conversion. On August 26, 1999, we entered into a settlement agreement and release with the former employee, the terms of which are subject to confidentiality provisions set forth in the agreement.



     During the year ended January 31, 1999, we recorded a charge of approximately $1.1 million for anticipated settlement and legal costs related to this case. During the quarter and nine months ended October 31, 1999, we recorded an additional charge of approximately $467,000 to cover additional costs related to the settlement.



     As of October 31, 1999, we had paid approximately $950,000 in legal and settlement costs related to this case. We anticipate that we will pay an additional $617,000 shortly following the effective date of this offering.


LIQUIDITY AND CAPITAL RESOURCES

     From inception through October 31, 1999, we financed our operations and met our capital expenditure requirements primarily with the net proceeds from private sales of equity securities totaling approximately $158.6 million. At October 31, 1999, we had $22.7 million of cash and cash equivalents. The expansion of our business will require significant additional capital to fund operating losses, capital expenditures and working capital needs. We expect our operating losses to continue and increase for the foreseeable future.

     Our working capital has fluctuated significantly since our inception. This is due, in large part, to the timing of cash payments to vendors, cash collections from customers, varying resources required for development efforts on Lightspan Achieve Now, as well as receipt of cash from our preferred stock and other financings. We expect that our working capital requirements and cash position will fluctuate significantly from period to period for the foreseeable future. These fluctuations may be caused by increased spending to support our growth in operations, strategic investments, or acquisitions.

     Net cash used in operating activities was $11.6 million for the nine months ended October 31, 1999, $16.5 million for fiscal 1999, $22.5 million for fiscal 1998 and $31.5 million for fiscal 1997. Net cash used during these periods was primarily to fund technology and development, sales and marketing and general and administrative costs associated with the development and deployment of our Lightspan Achieve Now curriculum and Internet products and services. We expect our negative operating cash flow to continue and increase for the foreseeable future.

     Net cash used in investing activities was $5.9 million for the nine months ended October 31, 1999, $0.7 million for fiscal 1999 and insignificant in fiscal 1998. The increase in cash used during this period relates primarily to net cash paid for the acquisitions of Academic Systems, Global Schoolhouse and StudyWeb. Net cash used during these periods was primarily for the acquisition of property and equipment. Net cash provided by investing activities was $2.6 million for fiscal 1997, due to maturities on our short-term investments.

     Net cash provided by financing activities was $33.0 million for the nine months ended October 31, 1999, $19.9 million for fiscal 1999, $25.4 million for fiscal 1998 and $21.5 million for fiscal 1997. Our cash provided by financing activities during these periods was raised by issuing our Series C, D and E preferred stock to various strategic and financial investors.

     In February 1999, we extended our line of credit with a financial institution. The line of credit bears interest at the bank's prime rate plus 1.5% and expires in April 2000. The amount available under the line of credit was increased to the lesser of $10 million or 75% of eligible accounts receivable, and is collateralized by substantially all of our assets.

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

     We entered into a $1.0 million capital leasing line with a financial institution in April 1999. Under the agreement, which expires in March 2000, we finance the purchase of capital equipment at an 8.8% interest rate over a 42 month period with a purchase option.

     We have also entered into various purchase order commitments with a number of vendors, primarily for the purchase of hardware, marketing services, promotional activities and development activities. As of October 31, 1999, our outstanding purchase order commitments were approximately $0.4 million.

     Our future capital requirements will depend on a variety of factors, including market acceptance of our products and services and the resources we devote to developing, marketing, selling and supporting our products. We expect to devote substantial capital resources in connection with:

     - brand maintenance, advertising, marketing and promotional activities;

     - continued development and expansion of our Internet offerings and content;

     - hiring personnel, including additional Internet systems, sales and marketing, and product development personnel; and

     - acquiring additional office space and other necessary facilities.

In addition, we may devote substantial capital resources to strategic acquisitions and relationships.


     In September 1999 we completed our acquisition of Academic Systems, pursuant to which we issued 7,191,839 shares of our Series E preferred stock pursuant to various exchange ratios applied to the various classes and series of capital stock of Academic Systems. However, we believe a small number of former Academic Systems stockholders may have rights to additional shares of our stock, or other compensation in lieu of issuing such shares. As a result, we intend to issue 1,068,015 shares of Series E preferred stock, subject to regulatory approval, to those stockholders. Alternatively, we may pay them cash or some other form of consideration.


     We believe that our cash and cash equivalents and the net proceeds from this offering will be sufficient to fund our operations for at least the next 18 months. Despite our expectations, we may need to raise additional capital before the end of the next 18 months.

INTEREST RATE RISK


     Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we can earn on our investment portfolio and on the increase or decrease in the amount of interest expense we must pay with respect to our various outstanding debt instruments. Our risk associated with fluctuating interest expense is limited, however, to our line of credit, the interest rates under which are tied to market rates, and our investments in interest sensitive financial instruments. Under our current policies, we do not use interest rate derivative instruments to manage exposure to interest rate changes. We ensure the safety and preservation of our invested principal funds by limiting default risks, market risk and reinvestment risk. We mitigate default risk by investing in investment grade securities. A hypothetical 100 basis point adverse move in interest rates along the entire interest rate yield curve would not materially affect the fair value of our interest sensitive financial instruments at January 31 or October 31, 1999. Declines in interest rates over time will, however, reduce our interest income while increases in interest rates over time will increase our interest expense.

                                    BUSINESS

OVERVIEW

     The Lightspan Partnership, Inc. provides curriculum-based educational software and Internet products and services used both in school and at home. Our technology, delivery systems and content help increase student interest in learning, parental involvement in their children's education, and productive interaction among teachers, parents and students. Over 340 studies by schools that use our products and services show that our products improve overall student performance.

     Lightspan Achieve Now, our product for students in kindergarten through eighth grade, or K-8, is a series of media-rich, interactive software programs that covers the core curriculum -- language arts, reading and math. We sell it exclusively to schools and school districts, and it is used by teachers, students and parents. We typically sell the Lightspan Achieve Now software with a Sony PlayStation game console that the student uses to run the program at home throughout the school year. We also provide a series of curriculum-based software that addresses the math and writing needs of under-prepared college students through our subsidiary, Academic Systems Corporation.

     We offer the following integrated family of Internet products and services through our Web site, Lightspan.com:

     - The Lightspan Network, an online subscription service marketed to schools for classroom and home use, introduced in January 1997 and redesigned in September 1999;

     - Lightspan PageOne, an online service developed with Yahoo! and launched in June 1999 that enables teachers to easily create customized home pages for their classrooms;

     - Global Schoolhouse, a leading education Web site that helps teachers develop and manage collaborative learning projects online;

     - StudyWeb, a leading research Web site started in 1995 that helps parents, teachers and students find educational information and resources on the Web;

     - The Lightspan Learning Store, a Web site that sells educational products online to teachers and parents, introduced in October 1999; and

     - selected additional content for teachers, parents and students.

     We were founded in 1993 on the philosophy of using technology to increase student achievement by connecting the school to the home. Over 435 school districts in 46 states have purchased our Lightspan Achieve Now curriculum and implemented it in over 2,250 schools and 11,075 classrooms, representing a total of 120,750 student and teacher licenses. Students in over 225 colleges and universities across the United States are currently using Academic Systems' products. Our Internet K-12 products and services are used in over 6,400 schools, of which over 1,100 schools are using the Lightspan Network. Lightspan.com is currently being used by over 228,000 unique visitors monthly.

MARKET OPPORTUNITY

     Education is the second largest sector of the United States economy, behind health care. According to the Department of Education, the United States spent an estimated $351 billion on kindergarten through twelfth grade, or K-12, education in the 1997 - 1998 school year, which represented over 4% of the United States gross domestic product. During the 1997 - 1998 school year, an estimated 52.2 million students were enrolled in K-12 in 110,473 public and private schools in over 16,400 school districts.

     Comparative studies among industrialized countries show that American students rank near the bottom in educational performance. Thirty-eight percent of American fourth graders read below the basic reading level and American eighth graders recently ranked 28th in a study comparing their mathematical performance to that of students from 40 other countries. In addition, a recent federal study found that approximately 30% of incoming college freshmen in the United States enrolled in at least one remedial education course.

     The need to improve student achievement is a top priority in American education. Growing concerns about this issue have resulted in educators and school districts being held increasingly accountable for their students' educational progress. Educators have responded by seeking alternatives for more effective K-12 education and have identified key elements that are important for educational reform. These key elements include:

     - students spending more time on core curriculum;

     - students being motivated to learn;

     - families becoming more actively involved in their children's schooling;
       and

     - educational resources being accessible to all students, families and schools, regardless of socioeconomic status.

Educators today are challenged to effectively access and implement educational technology that addresses key educational reform elements and improves student performance. Industry sources estimate that spending on educational technology was approximately $7 billion during the 1998-1999 school year, and this figure is expected to increase to approximately $10 billion by the 2001 - 2002 school year.

     The Internet is becoming an increasingly important part of American education, with teachers viewing the Internet as a powerful learning, communication and information resource for use in both schools and in homes. In a recent survey, 90% of teachers said they considered Internet access in their classroom valuable or essential, and over 51% of classrooms had Internet access in 1998. The number of five through twelve year-old children with Internet access is expected to grow 155% to 21.9 million between 1998 and 2002. Teachers are seeking ways to effectively harness the resources available on the Internet and offer their students safe and appropriate materials.

     Increased spending on educational technology, a growing commitment to improving student achievement, and rising demand for educational reform programs that are built around or include educational technology has created a significant market opportunity for providers of software- and Internet-based educational products and services.

THE LIGHTSPAN SOLUTION

     Lightspan offers curriculum-based educational software featuring digital video technology and entertainment industry production quality. Our software is used by students in an interactive setting in schools, colleges and homes. We combine our software offerings with Internet products and services to provide teachers, students and families with educational tools and resources to help students learn and succeed. We believe that our competitive advantages include the following:

     We Improve Student Achievement. We have developed curriculum-based educational software that improves student achievement. Over 340 studies by schools that use our products and services show that our products improve student performance in reading or mathematics or in both subjects. A composite analysis of studies conducted by schools at 36 sites and covering 4,650 students shows that, on average, 24% more Lightspan Achieve Now students were successful in reading and 46% more Lightspan Achieve Now students were successful in mathematics than their peers who did not use the Lightspan Achieve Now curriculum, as measured by performance on standardized tests. In part because of its demonstrated impact on student achievement, our Lightspan Achieve Now curriculum has been included as a skill-and-content-based reform model eligible for funding by the U.S. Department of Education's Comprehensive School Reform Demonstration program. Several independent studies conducted by colleges that use our Academic Systems products have shown that these products, compared to traditional lecture taught courses, increase pass rates, keep more students enrolled in the courses covered and increase students' performance in follow-on course work.

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

     We Increase Student Motivation. We believe that the engaging Lightspan Achieve Now interactive learning experience, and the increased involvement of parents when students use the curriculum at home, motivate K-8 students to focus more effectively on core curriculum study. Approximately 60% of teachers using our Lightspan Achieve Now program reported to us in a survey that the program had a positive impact on student attitude and motivation in their classrooms. We also believe that the Academic Systems interactive learning experience, which links writing or math lessons with immediate practice and feedback and allows students to choose the learning style that works best for them, is a unique motivational tool for students in remediation courses.

     We Extend Learning Beyond Traditional Classroom Time. In addition to their use in the classroom, our products and services are used both in the home and in structured after-school and summer-school programs designed to increase the amount of time students spend learning. Schools that have implemented the Lightspan Achieve Now curriculum report that 84% of students spend approximately one half hour or more, and that 41% spend approximately an hour or more, at home on core curriculum study daily. Moreover, when our products are used in the home, parents can take a more active role in their child's learning. Additionally, the learning resources offered through our Internet products and services can be accessed at any time by teachers, parents and students to further a broad range of out-of-classroom educational objectives.

     We Facilitate Widespread Use of Our Products and Services. We seek to provide schools with cost-effective ways to give access to enhanced learning through educational technology to all students, regardless of socioeconomic status. A school that implements Lightspan Achieve Now generally provides to students, at no cost to the family, a Sony PlayStation game console to run the program on a home television. Our Academic Systems software products cost approximately as much as a textbook, which makes these learning tools accessible to most students, either in a computer lab or in their residence. For K-12 students that have access to the Internet, we provide free or paid-for-by-the-school Internet tools that are either customized by their teacher or correlated to their curriculum. We believe our ability to reach students will be enhanced as more students get Internet access at home. Also, as broadband technology becomes more widespread among cable television subscribers, our products may become available on a digital set-up box provided by cable operators, and be accessible to all students with cable service whose school districts use our products and services.

     We Have Experienced Staff to Reach the Nation's Educators. We currently employ 91 direct salespeople and 74 professional development staff members for our Lightspan and Academic Systems products and services. They are experienced in selling to and training educators and have established strong relationships with key decision makers in the education community. We generally hire current or former education professionals to serve the territories that encompass their local education communities. As a team, our sales and professional development staff guides educators through the decision making process for purchasing educational technology and ease their transition to its use, thereby making educational technology more accessible to educators and available to more students. We believe that our ability to successfully transition educators to the use of our curricula manifests itself in our large number of repeat customers. For example, during our fiscal year ended January 31, 1999, 74% of school districts that were using our Lightspan Achieve Now curriculum at the beginning of the year bought additional products.

     We Offer High-Quality, Curriculum-Based Content. We have developed and own the rights to nearly all of the content on the 77 titles in our Lightspan Achieve Now curriculum, which aggregate over 1,200 hours of learning-intensive programs correlated to state academic standards. We have also developed The Lightspan Network, an online subscription service for classroom and home use that provides subscribers with a rich array of curriculum-based content that is correlated to state academic standards. In addition, we have developed and own the rights to all 5 titles in our Academic Systems curriculum, which aggregate over 420 hours. We intend to enhance our current content-based products and services, particularly in connection with our planned expansion of Lightspan.com.

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

STRATEGY

     Our objective is to become the premier online education destination for teachers, parents and students, as well as the leading provider of technology-delivered, curriculum-based supplemental study materials in kindergarten through college education. In order to achieve this objective, we intend to pursue the following strategies:

     Capitalize on Our Current Market Position. We intend to capitalize on the relationships that we have established with educators and the strength of our products and services and Lightspan and Academic Systems brands to increase our market penetration. We have established our market position to date by directing our marketing efforts toward becoming the educational technology provider of choice among teachers. We believe that our established market position will enable us to do the following:

     - migrate our existing installed user base to our Internet offerings;

     - sell The Lightspan Network and Lightspan Achieve Now to schools that use our free Internet services;

     - increase the number of schools, colleges, classrooms and college sections that use our curriculum-based software; and

     - extend the use of our Academic Systems curriculum to more high schools that participate in outreach programs with community colleges that currently use that curriculum.

     Continue to Develop and Enhance Lightspan.com. We intend to continue to develop and enhance our Lightspan.com Web site to make it the premier online education destination for teachers, parents and students. To increase connectivity between schools and homes, we plan to introduce Your School Online, a free home page builder for schools, at our Lightspan.com Web site in early 2000. Also in early 2000, we plan to increase the offerings for teachers, parents and students at Lightspan.com, and to further enhance Lightspan.com by entering into strategic relationships to sell teaching supplies and other products online. Accordingly, we will seek to ensure that our Lightspan.com Web site will offer teachers, parents and students:

     - tools to enhance communication between classroom, school and home;

     - access to curriculum-based interactive K-8 educational content;

     - proprietary search capabilities tailored to classroom use; and

     - the opportunity to purchase a broad range of educational products and teaching supplies.

While Lightspan.com's content is currently focused on K-8 students and their parents and teachers, we intend to later expand its selected educational content to address the needs of high school students.

     Enhance our Lightspan Achieve Now Curriculum With Content Delivery Available Through New Internet and Broadband Technologies. As technology evolves, we intend to migrate our customers to new delivery platforms that will extend our reach. Our Lightspan Achieve Now and Academic Systems curricula are very media-rich and are not currently delivered over the Internet, given bandwidth limitations. However, we recently began to manage some of the Academic Systems curriculum through our Academic Systems Web site, which enables teachers to efficiently compile information about time-on-task and performance for students who use that curriculum. We plan to implement use of an Internet compatible game console or other delivery platform that will provide direct access from the home to our Internet products and services. We anticipate this will enable us to enhance future releases of our Lightspan Achieve Now curriculum with content available through our Internet products and services. As broadband technology becomes more prevalent and cable operators provide more of their customers with digital set-top boxes, we intend to offer both Lightspan Achieve Now and all of our Internet products and services on digital cable television systems. We expect that, while we will continue to enable these products and services to be used on Sony PlayStation game consoles and personal computers, they will also be able to be used on digital set-top boxes and other new broadband devices.

     Create Additional Internet-Based Revenue Streams. We believe that the complementary nature of our product lines will allow us to cross-promote and cross-sell our products and services, and to generate and
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

sustain multiple revenue streams in the future. With the introduction of our first Internet service, The Lightspan Network, we gained a renewable stream of subscription revenue to augment our revenues from software licenses. We expect to continue to generate a subscription revenue stream with sales of The Lightspan Network, and ultimately to sell subscriptions for Lightspan Achieve Now to be delivered using broadband technology. In addition, we plan to focus on the sale of "Olympic-style" sponsorships, supplemented by sales of banner advertisements where appropriate, to fund the further development of Lightspan.com and our other free Internet offerings. We also intend to sell an increasing array of educational products online. The Lightspan Learning Store, a Web site where SmarterKids.com sells educational products under the Lightspan brand to families, was introduced in early October 1999, and we intend to increase our offerings on that site. We also intend to develop other Web sites that will sell teaching supplies and other products beginning in early 2000.

     Capitalize on the Experience of the Lightspan Team. We have a management team with extensive educational technology and Internet experience. Both John Kernan, our Chairman and Chief Executive Officer, and Carl Zeiger, our President and Chief Operating Officer, started educational technology companies before they founded Lightspan. Our sales and marketing organizations are headed by people with extensive experience in educational technology sales at Apple Computer, Inc. Our sales and marketing personnel also have extensive contacts in school districts or colleges within their territories and frequently can leverage their existing relationships with school district and school decision makers. Our Lightspan Achieve Now product development team is comprised of former classroom teachers and experienced instructional designers, animators, and multimedia computer programmers. Our Internet team includes several key individuals who previously contributed to the development and management of Disney Online and Disney.com while working at The Walt Disney Company.

     Pursue Strategic Acquisitions and Relationships. We have pursued and entered into strategic acquisitions and relationships to facilitate the growth of our business, such as our acquisitions of Academic Systems, Global Schoolhouse and StudyWeb and our relationships with Sony Computer Entertainment and SmarterKids.com. We intend to continue to pursue strategic acquisitions and relationships as we attempt to diversify our revenue sources and the delivery platforms for our curriculum-based content. For example, in October 1999, we agreed to pursue several potential strategic initiatives with CINAR Corporation.

PRODUCTS

     Our products and services are technology-based educational tools and resources that can be used by teachers, students and families to increase student performance.

  K-8

     Lightspan Achieve Now is a series of media-rich, interactive software programs that covers the core curriculum of language arts, reading and math, and is designed to enhance learning in both the classroom and at home. Lightspan Achieve Now is a supplement to textbooks and other materials used in K-8 schools and covers more than 80% of the typical K-8 reading, language arts and mathematics curricula. Lightspan Achieve Now incorporates a variety of interactive formats and varying levels of difficulty to cover a specific set of educational objectives and to address a diverse range of learning styles, making it possible to reach each student in a class more effectively. The Lightspan Achieve Now curriculum features stories and original characters designed around an active learning approach, which is intended to provide the learner with the following essential components of an effective learning environment:

     - motivation to master a skill or concept;

     - learning by doing;

     - practice; and

     - application of the skill or concept to another situation.

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

The Lightspan Achieve Now curriculum was developed using entertainment industry production techniques and features full motion digital video and 3-D animation.

     We deliver our reading and language arts and mathematics curricula in imaginary "worlds" -- episodic, interactive series with a consistent set of characters that are designed to cover a broad range of curriculum objectives. Generally, each world is contained on a series of CD-ROMs, or titles, which are divided into multiple "Adventures." Our Adventures are developed with the assistance of an advisory board of reading, language arts and mathematics educators, an advisory board of video game developers, television writers and commercial animators. Various characters from our Lightspan worlds are depicted below.

    [A collection of Lightspan characters from various Lightspan Worlds and
                                  Adventures]

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

     Our Lightspan Achieve Now language arts and reading curriculum provides a variety of learning paths, all with a single objective -- improving literacy and communication -- and is designed to ensure that all students succeed in listening, speaking, reading, writing, viewing and producing. The Adventures that comprise our Lightspan Achieve Now reading and language arts curriculum address vocabulary comprehension, critical thinking skills, study skills, the writing process, print and text recognition, phonics, decoding, and many other areas covered by the typical K-8 reading and language arts curriculum. These Adventures currently include the following:

           LIGHTSPAN ACHIEVE NOW LANGUAGE ARTS AND READING CURRICULUM

          ADVENTURE SERIES             GRADES                            FOCUS
          ----------------             ------                            -----
Calamity                                3-4          Reading informational text
Cosmic Cookoff                          K-2          Reducing test-taking anxiety
Cosmic Quest                            K-2          Motivation in learning
Faire Games                             K-2          Practicing test-taking skills
K9.5                                    3-4          Strategies for written and oral communication
KazMania                                3-4          Literary appreciation and comprehension
Liquid Books                            K-6          Reading with fluency
Mona & Moki                             3-4          Developing vocabulary
Road Writer                             K-6          Steps in writing process
Stay & Play                             K-2          Applying skills in everyday experiences
str.at.e.s                              5-8          Confidence in reading informational text
WalkAbout                               K-2          Theme-based activities for literacy

     Our Lightspan Achieve Now math curriculum is designed to provide a set of experiences that increase student confidence and encourage students to solve problems, think mathematically and apply and communicate their thinking. The Adventures that comprise our Lightspan Achieve Now mathematics curriculum address number sense, critical thinking, number theory, estimation, geometry and many other areas covered by the typical K-8 mathematics curriculum. These Adventures currently include the following:

                     LIGHTSPAN ACHIEVE NOW MATH CURRICULUM

          ADVENTURE SERIES             GRADES                            FOCUS
          ----------------             ------                            -----
Cali's Geo Tools                        K-2        Mastery of basic math concepts
Cosmic Cookoff                          3-4        Reducing test-taking anxiety
Creative Tools                          3-4        Interactive scenarios
Faire Games                             K-2        Practicing test-taking skills
Math Gallery                            K-6        Understanding math problems
Math on the Move!                       3-6        Mental math strategies
P.K.'s Math Studio                      3-4        Mastery of basic math by solving word problems
P.K.'s Place                            3-4        Practicing math skills
The Quaddle Family Mysteries            3-4        Practicing active math problem solving
The Secret of Googol                    K-2        Developing strong math foundations
Timeless Math                           5-8        Broadening students' awareness of other cultures
                                                   through math challenges

     The Lightspan Achieve Now curriculum is divided into grade clusters for K-2, 3-4, and 5-6. The 5-6 materials are also used in middle schools for poorer performing grade 7-8 students. Lightspan Achieve Now licenses are sold on a perpetual license basis for approximately $600 per student license including the

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

teacher license and materials. A complete Lightspan Achieve Now program consists of teacher licenses containing approximately 35 CD-ROM titles appropriate to each grade level, instructional materials, student licenses for each student containing the same CD-ROM titles as those included with the teacher licenses, student pre-tests, post-tests and progress checks, parenting and other materials, professional development visits, and evaluation criteria to meet accountability standards.

     Lightspan Achieve Now's curriculum runs on both Sony PlayStation game consoles and MPEG-capable, Windows-based personal computers, though use at home is currently almost always on Sony PlayStation game consoles. We plan to continue development of new titles to meet changing education trends and to refresh the product over time.


     Our revenues from sales of our Lightspan Achieve Now curriculum were $29.8 million, $22.0 million and $8.5 million for our fiscal years ended January 31, 1999, 1998 and 1997, respectively and $29.3 million for the nine months ended October 31, 1999.


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

K-12 INTERNET

     Our family of Internet products and services provides teachers, students and parents with a wide array of online learning resources.

Lightspan.com


     All of our Internet products and services can be found at www.lightspan.com, including Lightspan PageOne, Global Schoolhouse, The Lightspan Network, The Lightspan Learning Store and StudyWeb. The information found on our Web site is not a part of this prospectus, except for the information we have included in the prospectus. We intend to significantly expand and enhance the products and services offered through Lightspan.com in early 2000, including the addition of specific content for teachers, students and parents.


                     [Lightspan.com Home Page Screen Shot]
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

Lightspan PageOne

     Developed with Yahoo!, Lightspan PageOne helps teachers quickly and easily build customized classroom home pages and assemble the best educational resources available on the Internet to support their classroom instruction. With over 35,800 registered users, Lightspan PageOne allows teachers to:

     - access a database of over 115,000 educational Web sites, activities and lesson plans which have been reviewed by educators;

     - bookmark favorite sites;

     - post homework assignments;

     - create class albums, like collections of student artwork or projects;

     - access on-line reference resources such as a dictionary, thesaurus, and encyclopedia;

     - use a variety of curriculum-based interactive learning activities in their classrooms; and

     - share these features in a password-protected environment with students' families.

                   [Lightspan PageOne Home Page Screen Shot]

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

  Global Schoolhouse

     We recently acquired Global Schoolhouse, a Web site which has over 28,900 registered users. It enables classroom to classroom collaboration by allowing educators to share ideas and create projects together online. Global Schoolhouse began as a pilot project of the National Science Foundation. Global Schoolhouse has teamed with individuals, schools, businesses, and community organizations to design, develop and manage hundreds of collaborative online learning projects each year. Global Schoolhouse offers:

     - Cyberfair, an annual global Internet competition for children in grades K-12, who showcase their local communities by designing their own Web sites;

     - CU-Schools Videoconferencing, a real-time, community-building conferencing system that lets students and their teachers learn and collaborate online; and

     - Internet Projects Registry, a registry of classroom projects from teachers all over the world.

                   [Global Schoolhouse Home Page Screen Shot]

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

StudyWeb

     We recently acquired StudyWeb, a "homework helper" Web site. StudyWeb was started approximately four years ago to specifically address one of the needs most frequently cited by parents, teachers and students seeking to use the Web for educational purposes -- finding research resources as easily as possible on the Web without encountering inappropriate materials. StudyWeb has developed a sophisticated system for identifying and reviewing Web sites, and has built a database with more than 115,000 Web site reviews. Reviews are categorized by subject matter and include grade level recommendations, content descriptions and other useful information.

                        [StudyWeb Home Page Screen Shot]

  The Lightspan Network

     The Lightspan Network is our premium online subscription service for classroom and home use. It provides a rich array of curriculum-based K-8 content correlated to state academic standards in an advertising-free environment. We charge a subscription fee of $2,500 annually to each subscribing school for The Lightspan Network. The Lightspan Network:

     - provides Internet activities and lesson plans;

     - offers approximately 100 interactive, adventure-filled learning activities developed by educators that cover reading, mathematics, writing, vocabulary development, and Web literacy;

     - provides access to a database of over 115,000 educational Web sites, activities and lesson plans that have been reviewed by educators and correlated to state standards;

     - offers teachers and students Ed-mail, a personal e-mail account featuring special security measures created specifically for use in schools;

     - provides tools to enhance Internet research and student learning with a subscription to Compton's Encyclopedia Online, a leading online reference tool for K-12 schools; and

     - offers customer support through our professional development staff and access to our telephone help line.

                 [The Lightspan Network Home Page Screen Shot]

The Lightspan Learning Store

     We developed The Lightspan Learning Store in partnership with SmarterKids.com to offer educational products online to teachers and families. As we expand and enhance Lightspan.com, we plan to include links from products that SmarterKids.com recommends to specific Lightspan learning activities found on Lightspan.com. We also expect that our Lightspan learning activities will be linked to the Lightspan Learning Store, allowing users to make an immediate purchase of educational products related to the learning activity.

              [The Lightspan Learning Store Home Page Screen Shot]

Your School Online

     We plan to launch Your School Online, currently in beta test, in early 2000 as a free home page builder for schools. We expect Your School Online to allow teachers to automatically integrate their classrooms' Lightspan PageOne home pages with their school's home page. We also expect that Your School Online will work with many other Web publishing tools that a school might have in place. Its features include:

     - the ability to organize and compile Web links;

     - a calendar of events that makes it easy for parents and students to find out what events or activities are happening at school;

     - a simple way for users to connect to Lightspan PageOne home pages for particular classrooms within a given school;

     - a site for teachers to post notes and announcements and receive feedback;

     - a school contact page which allows parents to easily send e-mail to a school representative; and

     - easy access to Web site usage statistics to help administrators understand what is popular on their site.

                   [Your School Online Home Page Screen Shot]

     Financial information about our Lightspan Achieve Now educational software and our Internet products and services is included in Note 8 to the Lightspan financial statements that are included elsewhere in this prospectus.

HIGHER EDUCATION

     Academic Systems' products address the needs of under-prepared college students, and consist of:

     - Interactive Mathematics -- Elementary Algebra, which covers whole numbers, proportional reasoning, signed numbers and introductory geometry and algebra;

     - Interactive Mathematics -- Algebra, which covers polynomials, rational expressions, linear equations and graphing;

     - Interactive Mathematics -- Intermediate Algebra, which covers rational exponents, quadratic equations, functions, exponential and logarithmic functions, and non-linear equations and inequalities;

     - Interactive Mathematics -- College Algebra, which includes non-linear functions, equations, conic sections, matrices, determinants, induction, sequences and counting; and

     - Interactive English, which prepares students for academic writing, including narrative writing, data analysis, text interpretation, and persuasive writing, and contains concise grammar instructions on common college writing errors and related reading and comprehension activities.

     Academic Systems' products are media-rich with extensive graphics and video components and are grounded in teaching techniques that focus on students as individuals. Students take the courses in a computer lab or on a Windows-based personal computer in their residence, at their own pace. Students review lessons and then practice the concepts learned. Depending upon the student's performance in the practice session, the program prompts further review or moves the student onto the next lesson. Wrong answers will prompt an explanation of how to solve the question. In the Elementary Algebra course, there is a special help function featuring video characters. Each character represents a different learning style and offers multiple approaches to solving the problem, ranging from showing the method that can be used to solve the problem, to explaining the solution with a picture or graph, to providing the solution from a theoretical perspective. This often provides the help that under-prepared college students need to pass the course and succeed in school. Academic Systems also offers printed practice materials.

     Academic Systems provides management services to educators who use its curriculum, typically by compiling and communicating information about student time-on-task and performance while using the curriculum. These management services can be accessed on the Internet at academic.com or a college's Web site, and also on a college's local area network.

     Academic Systems curriculum products are licensed to colleges and then sold by the licensing colleges to students on a student-by-student basis for use with each class, instead of a textbook. The licensing fee to colleges of $60 to $80 per student is approximately equal to an equivalent textbook.

                    [ACADEMIC SYSTEMS HOME PAGE SCREEN SHOT]

PRODUCT DESIGN AND DEVELOPMENT

     We consider successful product development to be essential to maintaining and growing our market position. We expect to continue enhancing our Lightspan Achieve Now and Academic Systems curricula while significantly increasing our efforts to further develop our Internet products and services.

     Lightspan Achieve Now products include a diverse mix of media, formats, and visual presentations. Every Lightspan Adventure is built according to the following fundamental design principles, which we believe differentiate our products from competitive products:

     - we correlate each title to state and national academic standards;

     - we create interesting characters in engaging stories that unfold with the help of full-screen, full-motion video and music, and with sophisticated interactivity representing many of the techniques of the latest video games; and

     - we develop assessment components for the teacher to monitor students' progress for each of the titles.

     All Lightspan Achieve Now programs are designed so they can be used on a television as well as on a computer screen. Text elements are rendered on the screen for clear visibility from across the room. Live action video and animation segments are converted from original footage to the MPEG software format, and then digitally optimized for a sharp television picture. We believe these design features offer a unique opportunity to move our Lightspan Achieve Now curriculum to a digital set-top box once broadband technology becomes widely available to cable television subscribers. We also believe that our competitors who have designed their educational technology for use only on a computer screen will experience difficulties in converting their computer interfaces to television interfaces, and that we are better positioned to move our products to a digital set-top box platform.

     We are pursuing a broad range of product development efforts to expand and enhance our Lightspan.com Web site. These product development efforts include developing new collaborative learning applications for Global Schoolhouse and enhancing its existing content, developing new content for teachers, parents and students on Lightspan.com, and expanding our electronic commerce offerings.

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

     Academic Systems' math and writing products combine media-rich video and graphics with teaching techniques that focus on students as individuals and offer extensive help and reinforcement examples. The Academic Systems curriculum is reviewed each school year based on input from user groups made up of faculty from across the country, and updated when appropriate.

SALES AND MARKETING

     We sell our Lightspan Achieve Now curriculum and The Lightspan Network directly to school districts. We have identified and are targeting school districts that routinely implement new and innovative programs. Our programs are generally sold "top down," with the first presentations made to a school district's key decision maker, who is often the superintendent or assistant superintendent in charge of curriculum or technology. Schools are becoming more involved in the decision process as site-based management is implemented within school districts. The sales cycle for the initial purchase of our Lightspan Achieve Now curriculum is typically six to twelve months, with shorter periods for The Lightspan Network.

     A school district will typically purchase the Lightspan Achieve Now curriculum for a few classrooms in one school. Upon the successful implementation of the Lightspan Achieve Now curriculum, the school district will typically add the curriculum in other schools within the district. For example, during our fiscal year ended January 31, 1999, 74% of school districts that were using our Lightspan Achieve Now curriculum at the beginning of the year bought additional products. The product is also often sold deeper into individual schools, either in additional classrooms in a given grade or in additional grade levels.


     As of October 31, 1999, we employed 73 direct salespeople for grades K-12. As of that date, this sales force was supported by a 69 person professional development team that provides pre- and post-sales support and works with current Lightspan schools to identify additional sales opportunities. While our sales force and professional development team are focused on selling into new accounts and increasing our presence in current accounts, they also act as partners with implementing schools in identifying funding sources. Each member of our sales force has substantial experience in educational technology sales, is generally working in his or her home territory and has extensive contacts in school districts within their territory.


     Our marketing efforts include:

     - hosting policy forums for education policy makers at industry events;

     - giving keynote speeches and presentations at major education conventions;

     - participating on the advisory boards of key organizations in education;

     - presenting at education trade shows and customer conferences; and

     - pursuing focused media relations activities in the education trade press and in local media in communities that are implementing our Lightspan Achieve Now curriculum.


     Sales of our Internet products and services are supported by our Lightspan field sales force, including a dedicated team of eight Internet sales people that focus on driving state-wide sales of our Internet products and services. We offer customized versions of The Lightspan Network to states having large contracts, and currently have contracts with the states of Illinois, North Carolina, Pennsylvania, Oklahoma, Texas, Delaware, and Hawaii. To date, most of the marketing focus for our Internet products and services has been on the educational community. For example, a very active campaign of direct mail, telemarketing and advertising focused on the educational community, along with participation by our field sales and professional development staffs at the school district and school site levels and appearances at trade shows, as of October 31, 1999 had resulted in the registration of over 35,800 teachers for Lightspan PageOne since its launch in June 1999.


     In the future, our focus will expand to include marketing directly to families. Print advertising will be supplemented with a variety of online strategies. A series of promotions will be directed at encouraging usage and may include sweepstakes, user points affinity programs, and referral programs. Public relations efforts will focus on educational, consumer and business press. We have formed an advisory board of educators to assist us with the design and development of our Internet products and services. Direct marketing will concentrate on teachers and parents. We expect the results of these marketing efforts will be an increase in the number of teachers, students and parents accessing the content and tools provided by Lightspan.com. We believe that the marketing of Lightspan.com and our Internet products and services will contribute to sales of The Lightspan Network and sales of our Lightspan Achieve Now curriculum.


     As of October 31, 1999 Academic Systems employed 18 direct sales people in a separate sales organization. Academic Systems' sales and marketing efforts focus on statewide, system-wide and district sales, and specifically target potential purchasers that offer opportunities for sales of the Academic Systems curriculum to multiple college class sections. A typical initial sale of the Academic Systems curriculum will be for several sections in a college course. As the faculty becomes familiar with the Academic Systems curriculum and witnesses improved results from sections that are using the curriculum, Academic Systems' contracts tend to be renewed and increased. Over 90% of the institutions that have installed any portion of the Academic Systems curriculum since it was first offered remain as installed users. In addition, over 70% of institutions that have renewed their contracts with Academic Systems over its last four fiscal years have signed larger contracts. Academic Systems' marketing efforts include print advertising in periodicals directed at the higher education market, direct marketing, participation at trade shows, and user conferences.


PROFESSIONAL DEVELOPMENT AND SUPPORT SERVICES

     We believe that successfully implementing our products and services in schools and extending them to the home is necessary to realize potential improvements in student achievement. We also believe that improvements in student achievement differentiate the Lightspan Achieve Now curriculum from products offered by our competitors and generate further support at the school level for expanded sales. Our goal is to become the partner of schools that implement our products and services. Given the comprehensive nature of the Lightspan Achieve Now curriculum, its connection of schools to homes, the rapid technological changes brought about by the Internet, and educators' needs for ongoing technical training and mentoring, we commit substantial resources to train educators in the use of our products and services.


     As of October 31, 1999, we maintained a staff of 69 trained professionals, most of whom are former educators, to provide pre-sale planning and post-sale implementation, customer support, training services and motivation for teachers, administrators and parents in Lightspan schools. We also operate a toll-free, five-day per week technical and curriculum support telephone help line called Partner Line that is accessible to both teachers and parents. We include professional development and Partner Line services with the initial purchase of Lightspan Achieve Now. Schools may purchase additional professional development or support services. We believe that the on-site training provided by our professional development staff is a key factor in encouraging school districts to implement Lightspan products in more schools within the district and in additional classrooms within an individual school.


     We provide pre-sale and post-sale support for college campuses that use our Academic Systems curriculum in a manner similar to that provided for our Lightspan Achieve Now curriculum, with a greater emphasis on technical support and installation related to the Web-based or local area networked student management system. Installation and support are included with the software license and additional services may be purchased.

COMPETITION

     The market for educational technology content and services is highly fragmented and competitive, with no company having significant market penetration. We generally compete for school instructional dollars with textbook publishers, software publishers, supplemental print publishers, Internet content and service providers, and training services, among others. We believe our solution is unique and competes favorably with existing products in these categories on a price and performance basis.

     In the instructional technology segment of this market, we believe our existing and prospective competitors may be divided into the following groups:

     - comprehensive curriculum software publishers which offer various school-based computer-based learning systems, including Jostens Learning Corporation and Computer Curriculum Corporation;

     - "edutainment" software vendors, which principally target the consumer market but also sell to schools;

     - education-oriented Internet services and the educational segments of general on-line service providers;

     - distance learning providers; and

     - programs that take over management of the school or provide substantial tutoring help, such as those provided by Edison Schools, Inc. and Sylvan Learning Systems, Inc.

     As Internet and broadband services become more widely deployed in K-12 and colleges, we believe new and as yet unidentified competition will enter the market. Traditional media companies and rapidly expanding Internet companies are likely to present new competition. Many of our current and potential competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. In addition, many of these current and potential competitors can devote substantially greater resources to product development, marketing and promotional campaigns and Web site and systems development than we can.

RIGHTS TO CONTENT

     We rely principally upon a combination of copyright, trademark and trade secret laws and contractual restrictions to protect our proprietary rights.

     We developed and own the rights to nearly all of the content within the Lightspan Achieve Now curriculum, including the worlds, characters, stories, educational content, and games. We hold trademarks to all of our Lightspan Achieve Now worlds, our individual CD-ROM titles, and many of our characters.

SEASONALITY

     Our operating results are expected to vary significantly from quarter to quarter because of seasonal influences on demand for our Lightspan Achieve Now and Academic Systems curricula and our services based on school calendars, budget cycles and timing of school districts' funding sources. Our revenues have historically been highest in our second fiscal quarter, and lowest in our first fiscal quarter.

EMPLOYEES

     As of October 31, 1999, we employed 413 persons, including 132 in technology and development, 49 in general and administrative, 145 in sales and marketing and 87 in professional development. We expect that our headcount will increase, particularly in sales and professional development and Internet marketing and product development. None of our employees is represented by a labor union and we consider our employee relations to be excellent.

FACILITIES

     Our headquarters are located in San Diego, California, where we currently lease approximately 47,000 square feet under a lease expiring in 2003. Warehouse facilities are located in Carlsbad, California, where we currently lease approximately 9,000 square feet under a lease expiring in 2002. Additional facilities for the Internet group are located in Santa Monica, California, where approximately 6,900 square feet are under a lease expiring in 2002, and, for Academic Systems, in Mountain View, California, where approximately 15,500 square feet are under a lease expiring in 2001. While we consider our current facilities adequate for our current operations, we expect that we will need to lease additional facilities as our operations expand.

LEGAL PROCEEDINGS

     We are not currently involved in any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS


     The following table sets forth certain information about our executive officers, key employees and directors as of January 13, 2000:



               NAME                 AGE                      POSITION
               ----                 ---   ----------------------------------------------
John T. Kernan....................  53    Chief Executive Officer and Chairman
Carl Zeiger.......................  57    President, Chief Operating Officer and
                                          Director
Kathleen R. McElwee...............  45    Vice President of Finance, Chief Financial
                                          Officer
John H. Brandon...................  43    Executive Vice President, President of
                                          Academic Systems and Director
Winifred B. Wechsler..............  43    Executive Vice President and General Manager
                                          of Internet and Broadband Services
Merritt D. Farren.................  39    Senior Vice President of Corporate Development
Sandra K. Fivecoat................  50    Senior Vice President of Sales
Bernice Stafford..................  58    Vice President of School Marketing and
                                          Evaluation
Dr. Larry R. Vaughn...............  61    Senior Vice President of School Reform
James W. Breyer...................  38    Director(1)
L. John Doerr.....................  48    Director(1)
Bradley P. Dusto..................  46    Director
David D. Hiller...................  46    Director(2)
Thomas F. Nagel...................  36    Director(3)
Bruce W. Ravenel..................  49    Director
Jeffrey P. Sanderson..............  40    Director(2)
Barry J. Schiffman................  54    Director(2)
Ronald A. Weinberg................  48    Director


---------------
(1) Member of Audit Committee

(2) Member of Compensation Committee


(3) On January 11, 2000 the board of directors appointed Mr. Nagel as a member of the board, effective as of the closing of this offering and the purchase by Cox Communications Holdings, Inc. of $12.5 million of common stock at the time of closing of this offering.


     John T. Kernan co-founded Lightspan and has served as our Chairman and Chief Executive Officer since September 1993. Prior to founding Lightspan, Mr. Kernan served as Chairman and Chief Executive Officer of Jostens Learning Corporation, an educational software company. Mr. Kernan developed Jostens Learning from a start-up company in 1985 (then named Education Systems Technology Corporation) to one of the largest educational software businesses in the United States. Under Mr. Kernan's leadership, Jostens Learning was a leading supplier of pre-kindergarten through adult educational software. Prior to founding Jostens Learning, Mr. Kernan was an executive with Gill Cable Corporation, a Northern California cable TV operator. He also was Vice President of Product Development for DELTAK, Inc. (now NETg), then the nation's largest provider of video-based training for technical professionals. Mr. Kernan was the President of the Software Publishers Association, has been named "Educator of the Decade" by Electronic Learning Magazine and regional "Entrepreneur of the Year" by Inc. Magazine, among other distinctions. Mr. Kernan helped found Academic Systems, which has since been acquired by Lightspan, and Elemental Software, which has since been acquired by Macromedia. Mr. Kernan sits on the boards of Teach.com and TechNet. Mr. Kernan holds a Bachelor of Science from Loyola College.

     Carl Zeiger co-founded Lightspan and has served as our President and Chief Operating Officer and as one of our directors since September 1993. Prior to founding Lightspan, Mr. Zeiger served as the President and Chief Operating Officer of Jostens Learning Corporation. Along with Mr. Kernan,

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

Mr. Zeiger developed Jostens Learning into a leading supplier of pre-kindergarten through adult educational software. Prior to joining Jostens Learning, Mr. Zeiger served as Senior Vice President of Finance for Integrated Software Systems Corporation, a leading provider of presentation graphics software, and managed its initial and secondary public offerings and its eventual sale to Computer Associates. Mr. Zeiger is a certified public accountant in the State of California and holds a Bachelor of Science from the University of Denver.

     Kathleen R. McElwee has served as our Vice President of Finance and Chief Financial Officer since January 1999. From November 1997 to January 1999, she served as Vice President of Finance and Chief Financial Officer of Galoob Toys, Inc., a developer and marketer of toys. From December 1995 to November 1997, she served as Vice President of Planning for Galoob. From September 1993 to December 1995, she served as Assistant Controller of Nissan Motor Corporation in USA, an automobile company. Ms. McElwee holds a Bachelor in Business Administration from Pennsylvania State University and a Masters in Business Administration from the Wharton School of the University of Pennsylvania.

     John H. Brandon has served as our Executive Vice President and President of Academic Systems since we acquired Academic Systems in September 1999. From June 1997 to September 1999, he served as President and Chief Executive Officer of Academic Systems. From 1987 to May 1997, Mr. Brandon held various management positions at Adobe Systems, a provider of Web and print publishing software, and most recently was Vice President and General Manager of Adobe North America. Mr. Brandon holds a Bachelor of Arts from the University of California at Davis.

     Winifred B. Wechsler joined Lightspan in February 1999 and is our Executive Vice President and General Manager of Internet and Broadband Services. From 1985 to January 1999, Ms. Wechsler served in various management positions at The Walt Disney Company, a media and entertainment company, and most recently as Senior Vice President of Buena Vista Internet Group, or BVIG. One of the founders of Disney Online, Ms. Wechsler launched and managed Disney.com, directing all operations, including design, production, electronic commerce, advertising and marketing. In addition, Ms. Wechsler oversaw Disney's investment in Infoseek and the launch of Go Network and set policy and direction for BVIG. Prior to joining BVIG, Ms. Wechsler held a variety of positions at the Disney Channel, including Senior Vice President of New Business Development. Ms. Wechsler holds a Bachelor of Arts from Wellesley College and a Masters in Business Administration from the Wharton School of the University of Pennsylvania.

     Merritt D. Farren has served as our Senior Vice President of Corporate Development since April 1999. From May 1988 to April 1999, Mr. Farren held various management positions at The Walt Disney Company, a media and entertainment company, and most recently was Senior Vice President and General Counsel of The Disneyland Resort, Anaheim, California. Mr. Farren holds a Bachelor of Arts from Stanford University and a Juris Doctor from the University of California at Berkeley.

     Sandra K. Fivecoat has served as our Senior Vice President of Sales since February 1999. From April 1998 to January 1999, she served as Regional Vice President for our South Central Region. From 1987 to April 1998, Ms. Fivecoat held various sales management positions at Apple Computer, a manufacturer of computers and software. Ms. Fivecoat holds a Bachelor of Science and a Masters in Education from the University of Texas at Austin.

     Bernice Stafford co-founded Lightspan and has served as our Vice President of School Marketing and Evaluation since October 1993. From 1989 to 1993, she served as Director of Sales Programs at Jostens Learning Corporation. Ms. Stafford holds a Bachelor of Arts and a Master of Arts from the University of California at Berkeley.

     Dr. Larry R. Vaughn, Ed.D. has served as our Senior Vice President of School Reform since January 1999. From January 1993 to July 1998, he served as superintendent of Wichita Public Schools in Wichita, Kansas. Dr. Vaughn holds a Bachelor of Arts from Mississippi State University and a Doctorate in Education from the University of Houston.

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

     James W. Breyer has served as one of our directors since December 1993. Since 1990, Mr. Breyer has been a partner at Accel Partners, a venture capital firm. He is responsible for Accel's involvement in more than twenty companies that have completed public offerings or successful mergers. Mr. Breyer currently serves on the boards of directors of Actuate, a provider of electronic business services, HearMe, a provider of real-time Internet communication tools, RealNetworks, a provider of streaming media technology on the Internet, and several private companies. Mr. Breyer holds a Bachelor of Science degree from Stanford University and a Masters in Business Administration from the Harvard Business School.

     L. John Doerr has served as one of our directors since December 1993. Since 1980, Mr. Doerr has been a partner at Kleiner Perkins Caufield & Byers, a venture capital firm. Mr. Doerr was the founding Chief Executive Officer of Silicon Compilers. Mr. Doerr currently serves on the boards of directors of Intuit, a producer of electronic finance software, Amazon.com, an online retailer, Macromedia, a provider of Web publishing software, and Sun Microsystems, a provider of network computing products and services, as well as several privately held companies. Mr. Doerr co-manages the Technology Network, the high-technology community's political action organization. He holds a Bachelor of Science and Master of Science from Rice University and a Masters in Business Administration from the Harvard Business School.

     Bradley P. Dusto has served as one of our directors since May 1999. Mr. Dusto is Chief Technology Officer and Executive Vice President for Comcast Cable Communications, a media company, and is responsible for engineering, product development and new product operations. Prior to joining Comcast in 1992, Mr. Dusto held management positions with several companies in the cable television and satellite industries. He received a Bachelor of Science from Cornell University and a Masters in Business Administration from New York University.

     David D. Hiller has served as one of our directors since September 1996. Since October 1993, Mr. Hiller has served as Senior Vice President of Development at Tribune Company, a media company. He is responsible for strategic planning and acquisitions for all Tribune businesses. Mr. Hiller currently serves on the boards of directors of several private companies. He holds a Bachelor of Arts from Harvard College and a Juris Doctor from Harvard Law School.


     Thomas F. Nagel is scheduled to become one of our directors upon the closing of this offering and the purchase by Cox Communications Holdings, Inc. of $12.5 million of common stock at the time of the closing of this offering. Since July 1999 Mr. Nagel has served as Vice President of Business Development for Cox Communications, Inc. Mr. Nagel joined Cox Communications in 1995 as Director of Multimedia Applications. Previously, he served two years as Business Development Manager in the New Media group of Cox Enterprises, Cox Communications' majority shareholder. Mr. Nagel serves on the board of Liberate Technologies, Inc., a company developing software and services for advanced cable set-top boxes. Mr. Nagel holds a Bachelor of Science from Auburn University and a Masters in Business Administration from the University of North Carolina.


     Bruce W. Ravenel has served as one of our directors since 1994. Since June 1999 he has served as a director and Executive Vice President of Liberty Digital, Inc., a new media investment company. From September 1998 to June 1999 he was employed by Liberty Media Corporation in connection with the formation of Liberty Digital. From April 1998 to September 1998, Mr. Ravenel was Executive Vice President -- Interactive Ventures of TCI Communications, Inc., a former subsidiary of Tele-Communications, Inc. Mr. Ravenel also served as President and Chief Executive Officer of TCI.Net, Inc. and Senior Vice President -- Internet Services of TCI Communications, Inc. from January 1996 to April 1998. Mr. Ravenel also served as Senior Vice President and Chief Operating Officer of TCI Technology Ventures, Inc. from March 1994 to January 1996. Mr. Ravenel was a founder and served on the board of directors of At Home Corporation, a media company, from March 1995 until March 1999. He serves on the boards of directors of several private companies. Mr. Ravenel holds a Bachelor of Arts from the University of Colorado, where he also studied in the doctoral program in computer science.

     Jeffrey P. Sanderson has served as one of our directors since December 1998. Since June 1984, Mr. Sanderson has served as General Manager of Business Development for the Consumer and Commerce Group of Microsoft Corporation, a software company. Mr. Sanderson holds a Bachelor of Arts from Princeton University and attended the Harvard Business School.

     Barry J. Schiffman has served as one of our directors since August 1997. Since 1996, Mr. Schiffman has served as President, Chief Investment Officer and a director of JAFCO America Ventures, Inc., a venture capital firm. Prior to JAFCO, he was a general partner at Weiss, Peck & Greer Venture Partners, a venture capital firm. Mr. Schiffman is currently chairman of AirGate PCS, Inc.
(PCSA), an affiliate of Sprint, and member of the board of several private companies. Mr. Schiffman holds a Bachelor of Science from Georgia Institute of Technology and a Masters in Business Administration from the Stanford Graduate School of Business.

     Ronald A. Weinberg joined our board of directors in October 1999. Mr. Weinberg serves as President and co-CEO of CINAR Corporation, an integrated entertainment and education company, which he founded in 1976. Mr. Weinberg is the producer on all CINAR productions including some of its most successful current series, such as Arthur, Are You Afraid of the Dark?, The Busy World of Richard Scarry, Wimzie's House, and Lassie. Mr. Weinberg currently serves on the boards of directors of Cossette Communications Group Inc., a communications and marketing concern, and several private companies and institutions. Mr. Weinberg holds a Bachelor of Science from Tulane University.


BOARD COMPOSITION



     Upon the closing of this offering, in accordance with the terms of our restated certificate of incorporation, the terms of office of the board of directors will be divided into three classes:



     - Class I directors, whose term will expire at the annual meeting of stockholders to be held in 2000;



     - Class II directors, whose term will expire at the annual meeting of stockholders to be held in 2001; and



     - Class III directors, whose term will expire at the annual meeting of stockholders to be held in 2002.



     Our Class I directors will be Messrs. Brandon, Doerr, Schiffman and Sanderson, our Class II directors will be Messrs. Hiller, Dusto, Ravenel and Zeiger, and our Class III directors will be Messrs. Breyer, Kernan and Weinberg, and Nagel provided he becomes a member of the board. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of our company.


BOARD COMMITTEES

     The board of directors has established an audit committee and a compensation committee. The audit committee consists of David D. Hiller, Jeffrey
P. Sanderson and Barry J. Schiffman. The audit committee makes recommendations to the board of directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors and reviews and evaluates our audit and control functions.

     The compensation committee consists of James W. Breyer and L. John Doerr. The compensation committee makes recommendations regarding our 1992 Stock Option Plan and our 2000 Equity Incentive

Plan and makes general decisions concerning salaries and incentive compensation for our employees and consultants.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended January 31, 1999, James W. Breyer and L. John Doerr served as members of our compensation committee. During that fiscal year, none of our executive officers or employees served as a director or as a member of the compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

     Our directors do not currently receive any cash compensation for services on the board of directors or any committee thereof, but directors may be reimbursed for certain expenses in connection with attendance at board and committee meetings. In addition, all directors are eligible to participate in our 2000 Equity Incentive Plan.

EXECUTIVE COMPENSATION

     The following table sets forth summary information concerning compensation awarded to, earned by, or accrued for services rendered to us in all capacities during the fiscal year ended January 31, 1999 by our Chief Executive Officer and two other executive officers. The compensation described in this table does not include medical, group life insurance or other benefits which are available generally to all of our salaried employees and certain perquisites and other personal benefits received which do not exceed the lesser of $50,000 or 10% of his or her salary and bonus as disclosed in this table.

                           SUMMARY COMPENSATION TABLE

                                                               ANNUAL COMPENSATION
                                                              ---------------------
                NAME AND PRINCIPAL POSITION                   SALARY($)    BONUS($)
                ---------------------------                   ---------    --------
John T. Kernan..............................................  $192,500          --
  Chairman and Chief Executive Officer
Carl Zeiger.................................................  $192,500          --
  President and Chief Operating Officer
Michelle M. Hays(1).........................................  $124,290      $6,000
  Former Vice President of Finance and Administration

---------------
(1) Ms. Hays resigned from Lightspan in September 1998.

     No options were granted to our executive officers during the fiscal year ended January 31, 1999.

     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information as of January 31, 1999 regarding options held by the executive officers listed. No stock appreciation rights were outstanding at January 31, 1999.

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                           OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                        JANUARY 31, 1999              JANUARY 31, 1999
                                                   ---------------------------   ---------------------------
                      NAME                         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                      ----                         -----------   -------------   -----------   -------------
John T. Kernan...................................         0              0               0              0
Carl Zeiger......................................         0              0               0              0
Michelle M. Hays.................................    82,498         27,502         $66,749        $17,251

     Dollar values in the table above are calculated by taking the fair market value of our common stock on January 31, 1999, as determined by our board of directors, subtracting the per share exercise price of the options, and multiplying the result by the number of shares. Options were granted at an exercise price equal to the fair market value of our common stock, as determined by the board of directors on the date of grant.

     Ms. Hays resigned from Lightspan in September 1998. On March 15, 1999, her options stopped vesting, and in April 1999 all of her unexercised options were cancelled.

EQUITY PLANS

  2000 Equity Incentive Plan


     A total of 5,140,272 shares of common stock are currently reserved for issuance pursuant to our 2000 Equity Incentive Plan. This share reserve shall automatically increase each year, based upon a formula, by an amount not to exceed 3% of our total outstanding common stock at the time of the automatic increases. The 2000 Plan provides for the grant of options to our directors, officers, employees, consultants and certain of our advisors. As of December 31, 1999, options to purchase 3,485,568 shares under the 2000 Plan were outstanding, and 242,773 shares remained available for issuance pursuant to the 2000 Plan. We have also reserved an additional 1,250,000 shares of common stock to become available for grants beginning at the close of this offering.


     The 2000 Plan permits the granting of options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code to employees (including officers and employee directors) and nonstatutory stock options to employees (including officers and employee directors), directors and consultants (including non-employee directors). In addition, the 2000 Plan permits the granting of stock bonuses and rights to purchase restricted stock. No person is eligible to be granted options covering more than one million shares of common stock in any calendar year.

     The 2000 Plan is administered by the board or a committee appointed by the board. Subject to the limitations set forth in the 2000 Plan, the board has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each stock award, to determine whether an option is to be an incentive stock option or a nonstatutory stock option, to establish vesting schedules, to specify the option exercise price and the type of consideration to be paid upon exercise and, subject to certain restrictions, to specify other terms of stock awards.

     The maximum term of options granted under the 2000 Plan is ten years. The aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all of our incentive plans) may not exceed $100,000 or the options or portion thereof which exceed such limit (according to the order in which they are granted) shall be treated as nonstatutory stock options. Stock options granted under the 2000 Plan generally are non-transferable. Options expire three months after the termination of an optionee's service.

     The exercise price of options granted under the 2000 Plan is determined by the board of directors in accordance with the guidelines set forth in the 2000 Plan. The exercise price of an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of the grant. The exercise price of a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant. Options granted under the 2000 Plan vest at the rate specified in the option agreement. The exercise price of incentive stock options granted to any person who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of our capital stock must be at least 110% of the fair market value of such stock on the date of grant and the term of such incentive stock options cannot exceed five years.

     Any stock bonuses or restricted stock purchase awards granted under the 2000 Plan shall be in such form and will contain such terms and conditions as the board deems appropriate. The purchase price under any restricted stock purchase agreement will not be less than 85% of the fair market value of our common stock on the date of grant. Stock bonuses and restricted stock purchase agreements awarded under the 2000 Plan are generally transferable.

     Pursuant to the 2000 Plan, shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for grant, but exercised shares repurchased by us pursuant to a right of repurchase will not again become available for grant.

     Upon certain changes in control, all outstanding stock awards under the 2000 Plan must either be assumed or substituted for by the surviving entity. In the event the surviving entity does not assume or substitute for such stock awards, such stock awards will be accelerated and then terminated to the extent not exercised prior to such change in control.

     The board has the authority to amend or terminate the 2000 Plan. The existence of the 2000 Plan does not affect the board's ability to grant other incentives or compensation under other authority that it has.

  2000 Employee Stock Purchase Plan

     In October 1999, we adopted the 2000 Employee Stock Purchase Plan. A total of 500,000 shares of common stock has been reserved for issuance under the Purchase Plan. This share reserve shall automatically increase each year, based upon a formula, by an amount not to exceed 1% of our total outstanding common stock at the time of the automatic increases. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the Purchase Plan, the board may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the Purchase Plan.

     Unless otherwise determined by the board, employees are eligible to participate in the Purchase Plan only if they are employed by us or our subsidiary designated by the board for at least 20 hours per week and are customarily employed by us or our subsidiary designated by the board for at least 5 months per calendar year. Employees who participate in an offering may have up to 15% of their earnings withheld pursuant to the Purchase Plan. The amount withheld is then used to purchase shares of the common stock on specified dates determined by the board. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock at the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment.

     In the event of a merger, reorganization, consolidation or liquidation, the board has discretion to provide that each right to purchase common stock will be assumed or an equivalent right substituted by the successor corporation or the board may provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. The board has the authority to amend or terminate the Purchase Plan, provided, however, that no such action may adversely affect any outstanding rights to purchase common stock.

  401(k) Plan

     We have established a tax-qualified employee savings and retirement plan. Our 401(k) Plan provides that each participant may contribute up to 20% of his or her pre-tax gross compensation (up to a statutorily prescribed annual limit of $10,000 in 1999). Employees must be twenty-one years old to participate and are eligible on the first day of the quarter following six months as our employee. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times. Employee participants may elect to invest their contributions in various established funds.

  1992 Stock Option Plan


     Upon the closing of our acquisition of Academic Systems, we assumed Academic Systems' 1992 Stock Option Plan, under which outstanding options to purchase shares of common stock of Academic Systems became exercisable for 263,669 shares of Lightspan common stock. As of December 31, 1999, options to purchase 251,883 shares of common stock were outstanding under the 1992 Stock Option Plan. We no longer grant options under the 1992 Stock Option Plan.


EMPLOYMENT AGREEMENTS

     We have no employment agreements with any of our officers or employees.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIMITATION ON LIABILITY

     Our bylaws provide that we must indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by Delaware law, except with respect to certain proceedings initiated by these persons. Our bylaws also allow us to enter into indemnification contracts with our directors and officers and to purchase insurance on behalf of any person we are required or permitted to indemnify. Pursuant to this provision, we have entered into indemnification agreements with each of our directors and executive officers.


     In addition, our restated certificate provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of their fiduciary duties as a director, except for liability for any breach of the director's duty of loyalty to us or our stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under Section 174 of the Delaware General Corporation Law; or for any transaction from which the director derives an improper personal benefit. The restated certificate also provides that if the Delaware General Corporation Law is amended after our stockholders' approval of the restated certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The provision does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

                           RELATED-PARTY TRANSACTIONS

     The following is a description of transactions occurring after February 1, 1996 to which we have been a party, in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under "Management."

     The following affiliates of our directors purchased securities in the amounts set forth in the chart below. Certain additional issuances are discussed in more detail in the paragraphs below.

                                           SERIES C      SERIES D      SERIES E
                                          PREFERRED     PREFERRED     PREFERRED
              PURCHASER(1)                  STOCK         STOCK         STOCK         WARRANTS
              ------------                ----------    ----------    ----------    -------------
Entities Affiliated with Directors
Entities affiliated with Accel
  Partners(2)...........................     327,381       475,410     1,224,902           38,021
Comcast Cable Corporation(3)............     297,619            --     1,000,000               --
Entities affiliated with JAFCO America
  Ventures, Inc.(4).....................          --     2,127,658            --               --
Entities affiliated with Kleiner,
  Perkins, Caufield & Byers(5)..........     166,666       475,414     1,235,593           38,023
Entities affiliated with Liberty
  Digital, Inc.(6)......................     297,619       207,174     3,661,951           23,546
Microsoft Corporation(7)................     297,619       475,415     1,203,243           33,313
Tribune Company(8)......................   1,666,667       741,373       200,000           30,718
Price Per Share:........................       $6.00         $3.76         $5.00    $3.76 - $5.00

-------------------------

(1) See "Principal Stockholders" for more detail on shares held by these purchasers.

(2) Mr. James W. Breyer, one of our directors, is a partner of Accel Partners.

(3) Mr. Bradley P. Dusto, one of our directors, is the Chief Technology Officer and Executive Vice President of Comcast Cable Communications, Inc.

(4) Mr. Barry J. Schiffman, one of our directors, is President and Chief Investment Officer of JAFCO America Ventures, Inc.

(5) Mr. L. John Doerr, one of our directors, is a partner of Kleiner, Perkins, Caufield & Byers.

(6) Mr. Bruce W. Ravenel, one of our directors, is an Executive Vice President of Liberty Digital, Inc.

(7) Mr. Jeffrey P. Sanderson, one of our directors, is General Manager of Business Development of Microsoft Corporation.

(8) Mr. David D. Hiller, one of our directors, is Senior Vice President of Development of Tribune Company.

     In September 1999, we acquired Academic Systems. John Brandon and funds associated with four of our other directors, Messrs. Breyer, Doerr, Ravenel and Sanderson, were shareholders of Academic Systems and received shares of our common stock and Series E preferred stock in the acquisition.


     In October 1999, CINAR Corporation purchased 2.5 million shares of our Series E preferred stock (which will convert into 1.25 million shares of common stock at the close of this offering) at $5.00 per share. CINAR also agreed to purchase $10 million of our common stock (909,091 shares, assuming an initial public offering price of $11.00 per share) in a private placement that is scheduled to occur concurrently with our initial public offering at the initial public offering price. We also granted CINAR warrants to purchase 500,000 shares of our Series E preferred stock (which will become a warrant to purchase 250,000 shares of common stock at the close of this offering) that will vest upon the achievement of various agreed-to strategic goals. As part of our agreement with CINAR, Ronald A. Weinberg, CINAR's President and co-CEO, joined our board.

     In January 2000, we agreed to pursue strategic initiatives with Cox Communications Holdings, Inc. As part of our agreement, Cox Communications agreed to purchase $12.5 million of our common stock, or 1,136,364 shares assuming an initial public offering price of $11 per share, in a private placement that is scheduled to occur concurrently with our initial public offering. We also agreed to grant to Cox Communications a warrant to purchase 750,000 shares of our Series E preferred stock at the close of this offering, which will become a warrant to purchase 375,000 of common stock at the close of this offering. As part of our agreement with Cox Communications Holdings, Inc., Thomas F. Nagel, Cox Communications Inc.'s Vice President of Business Development, will join our board upon the close of this offering and the close of the purchase by Cox Communications of our common stock.


     We believe that the foregoing transactions were in our best interest and were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions between us and any of our officers, directors or principal shareholders will be approved by a majority of the independent and disinterested members of the board of directors, will be on terms no less favorable to us than could be obtained from unaffiliated third parties and will be in connection with our bona fide business purposes.

                             PRINCIPAL STOCKHOLDERS

     The following table contains information about the beneficial ownership of our common stock before and after our initial public offering for:

     - each person who beneficially owns more than five percent of the common stock;

     - each of our directors;

     - each of our executive officers listed in the Summary Compensation Table under "Management"; and

     - all directors and executive officers as a group.

     Unless otherwise indicated, the address for each person or entity named below is c/o The Lightspan Partnership, Inc., 10140 Campus Point Drive, San Diego, California 92121.


     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 31,813,249 shares of common stock outstanding as of December 31, 1999, as adjusted to reflect the conversion of all outstanding shares of preferred stock upon the closing of this offering.



     The table assumes no exercise of the underwriters' over-allotment option. If the underwriters' over-allotment option is exercised in full, we will sell up to an aggregate of 1,125,000 additional shares of our common stock, and up to 42,756,431 shares of common stock will be outstanding after the completion of this offering.



                                                                                  PERCENTAGE OF SHARES
                                                                                      OUTSTANDING
                                                                                  --------------------
                                                             NUMBER OF SHARES      BEFORE      AFTER
                 NAME OF BENEFICIAL OWNER                   BENEFICIALLY OWNED    OFFERING    OFFERING
                 ------------------------                   ------------------    --------    --------
John T. Kernan(1).........................................       1,302,715           4.1%        3.1%
Carl Zeiger...............................................       1,288,500           4.1%        3.1%
John H. Brandon(2)........................................         196,963             *           *
Michelle M. Hays(3).......................................          25,000             *           *
James W. Breyer(4)........................................       3,117,442           9.8%        7.5%
  Accel Partners
L. John Doerr(5)..........................................       2,994,559           9.4%        7.2%
  Kleiner, Perkins, Caufield & Byers
Jeffrey P. Sanderson(6)...................................       2,798,862           8.8%        6.7%
  Microsoft Corporation
David D. Hiller(7)........................................       1,858,868           5.8%        4.5%
  Tribune Company
Bradley P. Dusto(8).......................................       2,404,130           7.6%        5.8%
  Comcast Cable Corporation
Bruce W. Ravenel(9).......................................       3,945,250          12.4%        9.5%
  Liberty Digital, Inc.
Barry J. Schiffman(10)....................................       1,256,412           3.9%        3.0%
  JAFCO America Ventures, Inc.
Ronald A. Weinberg(11)....................................       1,250,000           3.9%        5.2%
  CINAR Corporation
Thomas F. Nagel(12).......................................               0             *         2.7%
  Cox Communications Holdings, Inc.
All directors and officers as a group (15 persons)(13)....      22,515,785          69.5%       58.2%


---------------

 (1) Includes 1,135 shares issuable under options exercisable by February 29, 2000.



 (2) Includes 40,402 shares issuable under options exercisable by February 29, 2000.

 (3) Michelle M. Hays resigned from Lightspan in September 1998.

 (4) Mr. Breyer's business address is 428 University Avenue, Palo Alto, CA
     94301.

      Includes:


      - 2,227,941 shares and 48,369 shares issuable under warrants exercisable by February 29, 2000 held by Accel IV L.P., which represents 7.1% and 5.5%, respectively, of the total number of shares outstanding before and after this offering;



      - 89,993 shares and 1,953 shares issuable under warrants exercisable by February 29, 2000 held by Accel Investors '93 L.P., which represents less than 1% of the total number of shares outstanding before and after this offering;



      - 53,511 shares and 1,162 shares issuable under warrants exercisable by February 29, 2000 held by Ellmore C. Patterson Partners, which represents less than 1% of the total number of shares outstanding before and after this offering;



      - 46,213 shares and 1,003 shares issuable under warrants exercisable by February 29, 2000 held by Accel Keiretsu L.P., which represents less than 1% of the total number of shares outstanding before and after this offering;



      - 14,592 shares and 316 shares issuable under warrants exercisable by February 29, 2000 held by Prosper Partners, which represents less than 1% of the total number of shares outstanding before and after this offering;



      - 540,713 shares and 3,142 shares issuable under warrants exercisable by February 29, 2000 held by Accel III L.P., which represents 1.7% and 1.3%, respectively, of the total number of shares outstanding before and after this offering;



      - 37,724 shares and 219 shares issuable under warrants exercisable by February 29, 2000 held by Accel Investors '92 L.P., which represents less than 1% of the total number of shares outstanding before and after this offering; and



      - 50,299 shares and 292 shares issuable under warrants exercisable by February 29, 2000 held by Accel Japan L.P., which represents less than 1% of the total number of shares outstanding before and after this offering.


 (5) Mr. Doerr's business address is 2750 Sand Hill Road, Menlo Park, CA 94025.

      Includes:


      - 2,662,653 shares and 51,477 shares issuable under warrants exercisable by February 29, 2000 held by Kleiner, Perkins, Caufield & Byers VI, which represents 8.5% and 6.5%, respectively, of the total number of shares outstanding before and after this offering; and



      - 275,449 shares and 4,980 shares issuable under warrants exercisable by February 29, 2000 held by KPCB VI Founders Fund, which represents less than 1% of the total number of shares outstanding before and after this offering.


 (6) Mr. Sanderson's business address is One Microsoft Way, Redmond, WA 98052.

 (7) Mr. Hiller's business address is 435 North Michigan Avenue, Chicago, IL 60611.

 (8) Mr. Dusto's business address is 1500 Market Street, Philadelphia, PA 19102

 (9) Mr. Ravenel's business address is 9197 South Peoria Street, Englewood, CO 80112

(10) Mr. Schiffman's business address is 505 Hamilton Avenue, Palo Alto, CA
     94301.

     Includes:


      - 425,531 shares and 67,033 shares issuable under warrants exercisable by February 29, 2000 held by U.S. Information Technology Investment Enterprise Partnership, which represents 1.5% and 1.2%, respectively, of the total number of shares outstanding before and after this offering;



      - 445,531 shares and 67,033 shares issuable under warrants exercisable by February 29, 2000 held by U.S. Information Technology #2 Investment Enterprise Partnership, which represents 1.6% and 1.2%, respectively, of the total number of shares outstanding before and after this offering;

      - 44,524 shares and 7,013 shares issuable under warrants exercisable by February 29, 2000 held by JAFCO G-7 (B) Investment Enterprise Partnership, which represents less than 1% of the total number of shares outstanding before this offering;



      - 44,524 shares and 7,013 shares issuable under warrants exercisable by February 29, 2000 held by JAFCO G-7 (A) Investment Enterprise Partnership, which represents less than 1% of the total number of shares outstanding before this offering;



      - 38,101 shares and 6,002 shares issuable under warrants exercisable by February 29, 2000 held by JAFCO R-2 Investment Enterprise Partnership, which represents less than 1% of the total number of shares outstanding before this offering;



      - 43,064 shares and 6,784 shares issuable under warrants exercisable by February 29, 2000 held by JAFCO JS -2 Investment Enterprise Partnership, which represents less than 1% of the total number of shares outstanding before this offering; and



      - 47,556 shares and 6,704 shares issuable under warrants exercisable by February 29, 2000 held by Japan Associated Finance Co., Ltd., which represents less than 1% of the total number of shares outstanding before this offering.



(11) Mr. Weinberg's business address is: 1055, boul. Rene-Levesque Est, Montreal, Quebec H2L 4S5, Canada. Percentage of shares beneficially owned after the offering includes 909,091 shares of common stock, at an assumed initial public offering price of $11 per share, that will be issued to CINAR Corporation in a private placement concurrent with the closing of this offering.



(12) Mr. Nagel is scheduled to become a director upon the closing of this offering, contingent upon Cox Communications' purchase of our common stock concurrently with the closing of this offering. Mr. Nagel's business address is: 1400 Lake Hearn Drive, Atlanta, GA 30319. Percentage of shares beneficially owned after the offering includes 1,136,364 shares of common stock, at an assumed initial public offering price of $11 per share, that is scheduled to be issued to Cox Communications Holdings, Inc. in a private placement concurrent with the closing of this offering.



(13) Includes 143,621 shares issuable under options exercisable by February 29, 2000 and 418,248 shares issuable under warrants exercisable by February 29, 2000. Percentage of shares beneficially owned after the offering includes 909,091 and 1,136,364 shares of common stock, at an assumed initial public offering price of $11 per share, that is scheduled to be issued to CINAR Corporation and Cox Communications Holdings, Inc., respectively in a private placement concurrent with the closing of this offering.

                          DESCRIPTION OF CAPITAL STOCK


     Immediately following the closing of this offering, our authorized capital stock will consist of 250,000,000 shares of common stock, $0.001 par value per share, and 20,000,000 shares of preferred stock, $0.001 par value per share. As of December 31, 1999, and assuming the conversion of all outstanding preferred stock into common stock upon the closing of this offering, there were outstanding 31,813,249 shares of common stock held of record by 357 stockholders, options to purchase 3,737,451 shares of common stock and warrants to purchase 1,403,591 shares of common stock.


COMMON STOCK

     The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK


     As of December 31, 1999, assuming the closing of this offering, all outstanding shares of preferred stock would have been converted into 27,087,826 shares of common stock. See Note 5 to the Lightspan financial statements for a description of the currently outstanding preferred stock. Following the conversion, our certificate of incorporation will be amended and restated to delete all references to such shares of preferred stock. The certificate, as restated, gives to the board the authority, without further action by stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon such preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could:


     - adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation;

     - decrease the market price of the common stock; or

     - delay, deter or prevent a change in our control.

We have no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS


     Pursuant to the Amended and Restated Investor Rights Agreement, as amended, between us and some of our investors, the investors, holding an aggregate of 27,087,826 shares of our common stock issuable upon conversion of our outstanding preferred stock and upon exercise of outstanding warrants to purchase common stock, have registration rights pertaining to the securities they hold, exercisable any time following 180 days after the effective date of this offering. In addition, Cox Communications and Gateway have registration rights on the securities they are expected to hold as of the close of this offering, beginning one year after the effective date of this offering. If we propose to register any of our securities under the Securities Act for our own account or the account of any of our stockholders other than these holders of registrable shares, holders of such registrable shares are entitled to notice of the registration and are entitled to include registrable shares therein, provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in such registration. In addition, commencing 180 days after the effective date of the registration statement of which this prospectus is a part, we may be required to prepare and file a registration statement under the Securities Act at our expense if requested to do so by the holders of at least 30% of the registrable shares, or by holders who propose to register securities, the aggregate offering price of which, net of underwriting discounts and commissions, equals or exceeds $10,000,000. We are required to use our best efforts to effect such registration, subject to certain conditions and limitations. We are not obligated to effect more than three of such stockholder-initiated registrations. Further, holders of registrable securities may require us to file additional registration statements on Form S-3, subject to certain conditions and limitations.

     We are required to bear substantially all costs incurred in connection with any such registrations, other than underwriting discounts and commissions. The foregoing registration rights could result in substantial future expenses for us and adversely affect any future equity offerings.

ANTI-TAKEOVER PROVISIONS

  Delaware Law

     We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sale or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The statute could have the effect of delaying, deferring or preventing a change in our control.

  Certificate of Incorporation and Bylaw Provisions

     Our restated certificate, which will become effective upon the closing of the offering, provides that the board of directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the composition of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of directors. Our restated certificate provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, our bylaws provide that special meetings of our stockholders may be called only by the Chairman of the board of directors, our President, our Chief Executive Officer, or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors. Our restated certificate also specifies that the authorized number of directors may be changed only by resolution of the board of directors and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. These and other provisions contained in our restated certificate and bylaws could delay or discourage certain types of transactions involving an actual or potential change in control of us or our management (including transactions in which stockholders might otherwise receive a premium for their shares over then current prices) and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Harris Trust Company of California.

THE NASDAQ STOCK MARKET'S NATIONAL MARKET


     Our common stock has been approved for listing upon notice of issuance on the Nasdaq Stock Market's National Market under the trading symbol "LSPN."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for our common stock will develop or be sustained after this offering. As described below, no shares currently outstanding will be available for sale immediately after this offering due to certain contractual and securities law restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.


     Upon completion of this offering, we will have outstanding 41,631,431 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, the shares offered for sale through the underwriters will be freely tradable without restriction under the Securities Act unless purchased by our affiliates or covered by a separate lock-up agreement with the underwriters.



     The remaining 34,134,431 shares of common stock held by existing stockholders are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.


     As a result of the lock-up agreements and the provisions of Rules 144, 144(k) and 701 described below, these restricted shares will be available for sale in the public market as follows:

     - no shares may be sold prior to 180 days from the date of this prospectus;

     - 26,993,927 shares will have been held long enough to be sold under Rule 144 or Rule 701 beginning 181 days after the date of this prospectus; and

     - the remaining shares may be sold under Rule 144 or 144(k) once they have been held for the required time.

     Lock-Up Agreements. We and our officers, directors and stockholders have agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Credit Suisse First Boston Corporation.

     Rule 144. In general, under Rule 144, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


     - 1% of the number of shares of our common stock then outstanding which will equal approximately 416,314 shares immediately after this offering;

       or

     - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

     Sales under Rule 144 are also limited by manner-of-sale provisions and notice requirements and to the availability of current public information about us.

     Rule 144(k). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 3 months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144 discussed above.

     Rule 701. In general, under Rule 701, any of our employees, consultants or advisors who purchases or receives shares from us under a compensatory stock purchase plan or option plan or other written agreement will be eligible to resell their shares beginning 90 days after the date of this prospectus. Non-affiliates will be able to sell their shares subject only to the manner-of-sale provisions of Rule 144.

Affiliates will be able to sell their shares without compliance with the holding period requirements of Rule 144.


     Registration Rights. Upon completion of this offering, the holders of 27,087,826 shares of our common stock have rights to have their shares registered under the Securities Act. Moreover, Cox Communications Holdings, Inc. and Gateway Companies, Inc., upon purchase of shares as expected at the time of the initial public offering, will have rights to have those shares registered under the Securities Act, beginning one year after issuance. Except for shares purchased by affiliates or covered by lock-up agreements, registration of their shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.


     Stock Options and other Potential Share Issuances. Immediately after this offering, we intend to file a registration statement under the Securities Act covering the shares of common stock reserved for issuance upon exercise of outstanding options. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the registration statement will be available for resale in the open market beginning 180 days after the effective date of the registration statement of which this prospectus is a part, except with respect to Rule 144 volume limitations that apply to our affiliates. In addition, we may issue additional securities in connection with acquisitions or strategic relationships and to some of our existing stockholders.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated                     , 2000, we have agreed to sell to the
underwriters named below, for whom Credit Suisse First Boston Corporation, Thomas Weisel Partners LLC and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                              Number of
                        Underwriter                             Shares
                        -----------                           ----------
Credit Suisse First Boston Corporation......................
Thomas Weisel Partners LLC..................................
U.S. Bancorp Piper Jaffray Inc..............................

                                                              ----------
          Total.............................................   7,500,000
                                                              ==========

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering, if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 1,125,000 additional shares from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

     The following table summarizes the compensation and expenses we will pay.

                                                      Per Share                             Total
                                          ---------------------------------   ---------------------------------
                                              Without            With             Without            With
                                          Over-Allotment    Over-Allotment    Over-Allotment    Over-Allotment
                                          ---------------   ---------------   ---------------   ---------------
Underwriting discounts and commissions
  paid by us............................      $                 $                 $                 $
Expenses payable by us..................      $                 $                 $                 $


We will pay Credit Suisse First Boston Corporation financial advisory fees of approximately $750,000 and $180,000 relating to our agreements with Cox Communications and Gateway, respectively.


     The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

     Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has acted as lead or co-manager on numerous public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

     We and our officers, directors and stockholders have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation, for a period of 180 days after the date of this prospectus, except, in our case, issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

     The underwriters have reserved for sale, at the initial public offering price, less than 5% of the 7,500,000 shares of the common stock offered by the underwriters in this offering for employees, directors and certain other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in that respect.


     Our common stock has been approved for listing upon notice of issuance on The Nasdaq Stock Market's National Market under the trading symbol "LSPN."


     Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between us and the representatives. The principal factors to be considered in determining the public offering price include the following:

     - the information included in this prospectus and otherwise available to the representatives;

     - market conditions for initial public offerings;

     - the history of, and the prospects for, the industry in which we will compete;

     - the ability of our management;

     - the prospects for our future earnings;

     - the present state of our development and our current financial condition;

     - the general condition of the securities markets at the time of this offering; and

     - the recent market prices of, and the demand for, publicly-traded common stock of companies that are generally comparable to us.

     The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that: (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, such purchaser is purchasing as principal and not as agent, and
(iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS


     Cooley Godward LLP, San Diego, California will pass upon the validity of the shares of common stock offered by this prospectus for us. As of the date of this prospectus, an investment fund created by Cooley Godward LLP owns an aggregate of 70,000 shares of Series E preferred stock (convertible into 35,000 shares of common stock). O'Melveny & Myers LLP, Newport Beach, California will pass upon certain legal matters in connection with this offering for the underwriters.


                                    EXPERTS

     Ernst & Young LLP have audited our financial statements as of January 31, 1998 and 1999 and October 31, 1999 and for the years ended January 31, 1997, 1998 and 1999 and the nine months ended October 31, 1999 and the financial statements of Academic Systems as of September 30, 1997 and 1998 and for the years then ended, as set forth in their reports. We have included our financial statements (including those of Academic Systems) in this prospectus and elsewhere in the registration statement in reliance on their reports, given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. As permitted by the rules and regulations of the Commission, this prospectus, which is a part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and the common stock offered hereby, reference is made to such registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents or provisions of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system, including our registration statement and all exhibits and amendments to our registration statements, are publicly available through the Commission's Web site at http://www.sec.gov.

     The following are trademarks or service marks of The Lightspan Partnership,
Inc.:

- The Lightspan Network(R)
- Global Schoolhouse(R)
- StudyWeb(R)
- Cosmic Cookoff(R)
- Faire Games(R)
- Liquid Books(R)
- Mona & Moki(R)
- Math on the Move!(R)
- P.K.'s Math Studio(R)
- The Quaddle Family Mysteries(R)
- The Secret of Googol(R)
- Timeless Math(R)
- Lightspan Partnership
- Lightspan
- Lightspan Achieve Now
- Lightspan PageOne
- Lightspan Adventures
- Learning Search
- Calamity
- K9.5
- Math Gallery
- P.K's Place

All other trade names, trademarks and service marks appearing in this prospectus are the property of their holders.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
THE LIGHTSPAN PARTNERSHIP, INC.
Report of Ernst & Young LLP, Independent Auditors...........   F-2
Balance Sheets as of January 31, 1998 and 1999 and October
  31, 1999..................................................   F-3
Statements of Operations for the years ended January 31,
  1997, 1998 and 1999 and the nine months ended October 31,
  1998 (unaudited) and 1999.................................   F-4
Statements of Shareholders' Equity for the years ended
  January 31, 1997, 1998 and 1999 and the nine months ended
  October 31, 1999..........................................   F-5
Statements of Cash Flows for the years ended January 31,
  1997, 1998 and 1999 and the nine months ended October 31,
  1998 (unaudited) and 1999.................................   F-7
Notes to Financial Statements...............................   F-8

ACADEMIC SYSTEMS CORPORATION
Report of Ernst & Young LLP, Independent Auditors...........  F-25
Balance Sheets as of September 30, 1997 and 1998 and June
  30, 1999 (unaudited)......................................  F-26
Statements of Operations for the years ended September 30,
  1997 and 1998 and the nine months ended June 30, 1998 and
  1999 (unaudited)..........................................  F-27
Statements of Shareholders' Equity for the years ended
  September 30, 1997 and 1998 and the nine months ended June
  30, 1998 and 1999 (unaudited).............................  F-28
Statements of Cash Flows for the years ended September 30,
  1997 and 1998 and the nine months ended June 30, 1998 and
  1999 (unaudited)..........................................  F-29
Notes to Financial Statements...............................  F-30

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
Unaudited Pro Forma Combined Condensed Statement of
  Operations for the year ended January 31, 1999............  F-38
Unaudited Pro Forma Combined Condensed Statement of
  Operations for the nine months ended October 31, 1999.....  F-39
Notes to Unaudited Pro Forma Combined Condensed Financial
  Statements................................................  F-40

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
The Lightspan Partnership, Inc.

     We have audited the accompanying balance sheets of The Lightspan Partnership, Inc. as of January 31, 1998 and 1999 and October 31, 1999, and the related statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended January 31, 1999 and the nine months ended October 31, 1999. These financial statements are the responsibility of Lightspan's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Lightspan Partnership, Inc. at January 31, 1998 and 1999 and October 31, 1999 and the results of its operations and its cash flows for each of the three years in the period ended January 31, 1999 and the nine months ended October 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                          ERNST & YOUNG LLP

San Diego, California

The foregoing report is in the form that will be signed upon the completion of the stock split described in Note 5 to the financial statements.

San Diego, California

December 14, 1999, except for the


  last paragraph of Note 5, as to which


  the date is             and Note 11, as to


  which the date is January 12, 2000.


                                          /s/  Ernst & Young LLP

                        THE LIGHTSPAN PARTNERSHIP, INC.

                                 BALANCE SHEETS

                                                                     JANUARY 31,                              PRO FORMA
                                                            -----------------------------    OCTOBER 31,    SHAREHOLDERS'
                                                                1998            1999            1999           EQUITY
                                                            -------------   -------------   -------------   -------------
                                                                                                             (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...............................  $   4,421,617   $   7,142,938   $  22,671,611
  Accounts receivable, less allowance for doubtful
    accounts of $533,168, $400,000 and $827,472 at January
    31, 1998 and 1999 and October 31, 1999,
    respectively..........................................      5,243,838       7,794,981      10,798,303
  Finished goods inventory................................        919,142       1,267,237       1,710,104
  Other current assets....................................      1,086,017       1,045,997       1,719,265
                                                            -------------   -------------   -------------
         Total current assets.............................     11,670,614      17,251,153      36,899,283
Property and equipment, net...............................      2,241,784       1,637,886       2,565,740
Deposits and other assets.................................        167,494         121,178         146,777
Intangible assets, less accumulated amortization of
  $1,615,839..............................................             --              --      52,062,682
                                                            -------------   -------------   -------------
         Total assets.....................................  $  14,079,892   $  19,010,217   $  91,674,482
                                                            =============   =============   =============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................  $   3,285,340   $   3,069,280   $   5,015,616
  Accrued liabilities.....................................      5,677,311       5,721,065       8,219,349
  Acquisition consideration payable.......................             --              --       5,341,609
  Deferred revenue........................................      2,494,072       4,199,589       6,500,531
  Current portion of note payable.........................             --              --         224,086
  Current portion of capital lease obligations............      1,234,358         930,040         606,575
                                                            -------------   -------------   -------------
         Total current liabilities........................     12,691,081      13,919,974      25,907,766
Deferred rent.............................................        406,281         382,486         332,987
Capital lease obligations, less current portion...........        774,889         393,480         526,458
Commitments
Shareholders' equity:
  Convertible preferred stock, par value $0.001:
    Authorized shares -- 61,793,074
    Issued and outstanding shares -- 30,049,176 and
      35,527,893 at January 31, 1998 and 1999,
      respectively, and 52,230,915 at October 31, 1999; no
      shares pro forma....................................
    Aggregate liquidation preference -- $90,819,936 and
      $111,419,912 at January 31, 1998 and 1999,
      respectively, and $194,935,047 at October 31,
      1999................................................         30,049          35,527          52,230   $          --
  Common stock, par value $0.001:
    Authorized shares -- 75,000,000
    Issued and outstanding shares -- 3,275,618 and
      3,540,578 at January 31, 1998 and 1999,
      respectively, and 4,625,389 at October 31, 1999;
      31,713,214 shares pro forma.........................          3,276           3,541           4,625          31,713
  Additional paid-in capital..............................     89,852,909     110,674,833     209,464,854     209,489,996
  Stock subscriptions receivable..........................             --              --     (13,000,000)             --
  Deferred advertising expense............................             --              --        (400,000)       (400,000)
  Deferred compensation...................................             --        (192,196)     (6,236,490)     (6,236,490)
  Accumulated deficit.....................................    (89,678,593)   (106,207,428)   (124,977,948)   (124,977,948)
                                                            -------------   -------------   -------------   -------------
         Total shareholders' equity.......................        207,641       4,314,277      64,907,271   $  77,907,271
                                                            -------------   -------------   -------------   =============
         Total liabilities and shareholders' equity.......  $  14,079,892   $  19,010,217   $  91,674,482
                                                            =============   =============   =============

                            See accompanying notes.

                        THE LIGHTSPAN PARTNERSHIP, INC.

                            STATEMENTS OF OPERATIONS


                                               YEARS ENDED JANUARY 31,             NINE MONTHS ENDED OCTOBER 31,
                                      ------------------------------------------   -----------------------------
                                          1997           1998           1999           1998            1999
                                      ------------   ------------   ------------   -------------   -------------
                                                                                    (UNAUDITED)
Revenues:
Licenses............................  $  5,591,769   $ 15,041,742   $ 20,985,230   $ 15,752,938    $ 21,503,992
  Services..........................       553,912      1,973,595      3,742,237      2,960,750       4,718,495
  Hardware..........................     2,419,360      5,293,671      6,103,957      4,866,768       4,828,535
                                      ------------   ------------   ------------   ------------    ------------
          Total revenues............     8,565,041     22,309,008     30,831,424     23,580,456      31,051,022
Cost of revenues:
  Licenses..........................     2,963,848      6,408,733      4,149,915      2,970,681       4,640,162
  Services..........................       563,403      1,753,808      2,385,056      1,753,404       2,226,190
  Hardware..........................     2,314,844      4,744,887      4,973,166      3,985,868       3,983,925
                                      ------------   ------------   ------------   ------------    ------------
          Total cost of revenues....     5,842,095     12,907,428     11,508,137      8,709,953      10,850,277
                                      ------------   ------------   ------------   ------------    ------------
Gross profit........................     2,722,946      9,401,580     19,323,287     14,870,503      20,200,745

Operating expenses:
  Technology and development........    18,953,329     14,816,050     10,593,735      8,465,760       7,525,997
  Sales and marketing...............    13,773,048     20,295,916     22,066,261     16,468,824      23,474,445
  General and administrative........     2,472,717      2,714,544      3,590,159      1,792,138       4,082,508
  Stock-based compensation..........            --             --         19,680             --       2,503,458
  Amortization of intangible
     assets.........................            --             --             --             --       1,615,839
                                      ------------   ------------   ------------   ------------    ------------
                                        35,199,094     37,826,510     36,269,835     26,726,722      39,202,247
                                      ------------   ------------   ------------   ------------    ------------
Loss from operations................   (32,476,148)   (28,424,930)   (16,946,548)   (11,856,219)    (19,001,502)
Interest income.....................       444,916        261,875        638,619        531,151         371,819
Interest expense....................      (557,475)      (789,534)      (220,906)      (181,085)       (140,837)
                                      ------------   ------------   ------------   ------------    ------------
Net loss............................  $(32,588,707)  $(28,952,589)  $(16,528,835)  $(11,506,153)   $(18,770,520)
                                      ============   ============   ============   ============    ============
Historical net loss per share:
  Basic and diluted.................  $     (10.72)  $      (9.11)  $      (4.88)  $      (3.45)   $      (4.82)
                                      ============   ============   ============   ============    ============
  Weighted average shares -- basic
     and diluted....................     3,038,824      3,177,315      3,387,772      3,330,546       3,891,940
                                      ============   ============   ============   ============    ============
Pro forma net loss per share:
  Basic and diluted.................                                $      (0.76)                  $      (0.77)
                                                                    ============                   ============
  Weighted average shares -- basic
     and diluted....................                                  21,801,339                     24,445,397
                                                                    ============                   ============


                            See accompanying notes.

                        THE LIGHTSPAN PARTNERSHIP, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                            CONVERTIBLE
                                          PREFERRED STOCK         COMMON STOCK       ADDITIONAL       STOCK
                                        --------------------   ------------------     PAID-IN      SUBSCRIPTION      DEFERRED
                                          SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL       RECEIVABLE     COMPENSATION
                                        ----------   -------   ---------   ------   ------------   ------------   --------------
Balance at January 31, 1997...........  22,398,449   $22,398   3,068,864   $3,069   $ 62,315,020     $     --      $        --
  Issuance of Series D convertible
    preferred stock at $3.76 per share
    for cash, net of offering costs of
    $1,405,286........................   5,984,038     5,984          --       --     21,088,712           --               --
  Issuance of Series D convertible
    preferred stock at $3.76 per share
    in exchange for bridge loans from
    shareholders......................   1,666,689     1,667          --       --      6,265,085           --               --
  Issuance of warrants to purchase
    convertible
    preferred stock...................          --        --          --       --        102,536           --               --
  Exercise of stock options...........          --        --     244,775      245         83,024           --               --
  Repurchase of common stock for
    cash..............................          --        --     (38,021)     (38)        (1,468)          --               --
  Net loss............................          --        --          --       --             --           --               --
                                        ----------   -------   ---------   ------   ------------     --------      -----------
Balance at January 31, 1998...........  30,049,176    30,049   3,275,618    3,276     89,852,909           --               --
  Issuance of Series D convertible
    preferred stock at $3.76 per share
    for cash, net of offering costs of
    $127,132..........................   5,478,717     5,478          --       --     20,467,364           --               --
  Exercise of stock options...........          --        --     264,960      265        142,684           --               --
  Deferred compensation related to
    stock options.....................          --        --          --       --        211,876           --         (211,876)
  Amortization of deferred
    compensation......................          --        --          --       --             --           --           19,680
  Net loss............................          --        --          --       --             --           --               --
                                        ----------   -------   ---------   ------   ------------     --------      -----------
Balance at January 31, 1999...........  35,527,893    35,527   3,540,578    3,541    110,674,833           --         (192,196)


                                         DEFERRED                         TOTAL
                                        ADVERTISING    ACCUMULATED    SHAREHOLDERS'
                                          EXPENSE        DEFICIT         EQUITY
                                        -----------   -------------   -------------
Balance at January 31, 1997...........   $     --     $ (60,726,004)  $  1,614,483
  Issuance of Series D convertible
    preferred stock at $3.76 per share
    for cash, net of offering costs of
    $1,405,286........................         --                --     21,094,696
  Issuance of Series D convertible
    preferred stock at $3.76 per share
    in exchange for bridge loans from
    shareholders......................         --                --      6,266,752
  Issuance of warrants to purchase
    convertible
    preferred stock...................         --                --        102,536
  Exercise of stock options...........         --                --         83,269
  Repurchase of common stock for
    cash..............................         --                --         (1,506)
  Net loss............................         --       (28,952,589)   (28,952,589)
                                         --------     -------------   ------------
Balance at January 31, 1998...........         --       (89,678,593)       207,641
  Issuance of Series D convertible
    preferred stock at $3.76 per share
    for cash, net of offering costs of
    $127,132..........................         --                --     20,472,842
  Exercise of stock options...........         --                --        142,949
  Deferred compensation related to
    stock options.....................         --                --             --
  Amortization of deferred
    compensation......................         --                --         19,680
  Net loss............................         --       (16,528,835)   (16,528,835)
                                         --------     -------------   ------------
Balance at January 31, 1999...........         --      (106,207,428)     4,314,277

                        THE LIGHTSPAN PARTNERSHIP, INC.

                                       CONVERTIBLE
                                     PREFERRED STOCK         COMMON STOCK       ADDITIONAL       STOCK
                                   --------------------   ------------------     PAID-IN      SUBSCRIPTION     DEFERRED
                                     SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL       RECEIVABLE    COMPENSATION
                                   ----------   -------   ---------   ------   ------------   ------------   ------------
Issuance of Series E convertible
preferred stock at $5.00 per
share, net of offering costs of
$45,559..........................   6,614,183   $ 6,614          --   $   --   $ 33,018,742   $         --   $        --
  Issuance of Series E
    convertible preferred stock
    in exchange for future
    advertising..................      80,000        80          --       --        399,920             --            --
  Series E convertible preferred
    stock issued or issuable in
    connection with the
    acquisition of Academic
    Systems......................   7,191,839     7,192          --       --     35,952,003             --            --
  Series E convertible preferred
    stock issued in connection
    with the acquisition of
    StudyWeb.....................     217,000       217          --       --      1,084,783             --            --
  Common stock issued in
    connection with the
    acquisition of Academic
    Systems......................          --        --     570,356      570      4,710,571             --            --
  Options and warrants issued in
    connection with the
    acquisition of Academic
    Systems......................          --        --          --       --      1,817,707             --            --
  Subscriptions to purchase
    Series E convertible
    preferred stock at $5.00 per
    share........................   2,600,000     2,600          --       --     12,997,400    (13,000,000)           --
  Exercise of stock options......          --        --     514,455      514        261,143             --            --
  Deferred compensation related
    to stock options.............          --        --          --       --      8,547,752             --    (8,547,752)
  Amortization of deferred
    compensation.................          --        --          --       --             --             --     2,503,458
  Net loss.......................          --        --          --       --             --             --            --
                                   ----------   -------   ---------   ------   ------------   ------------   -----------
Balance at October 31, 1999......  52,230,915   $52,230   4,625,389   $4,625   $209,464,854   $(13,000,000)  $(6,236,490)
                                   ==========   =======   =========   ======   ============   ============   ===========


                                    DEFERRED                          TOTAL
                                   ADVERTISING    ACCUMULATED     SHAREHOLDERS'
                                     EXPENSE        DEFICIT          EQUITY
                                   -----------   -------------   ---------------
Issuance of Series E convertible
preferred stock at $5.00 per
share, net of offering costs of
$45,559..........................   $      --    $          --   $    33,025,356
  Issuance of Series E
    convertible preferred stock
    in exchange for future
    advertising..................    (400,000)              --                --
  Series E convertible preferred
    stock issued or issuable in
    connection with the
    acquisition of Academic
    Systems......................          --               --        35,959,195
  Series E convertible preferred
    stock issued in connection
    with the acquisition of
    StudyWeb.....................          --               --         1,085,000
  Common stock issued in
    connection with the
    acquisition of Academic
    Systems......................          --               --         4,711,141
  Options and warrants issued in
    connection with the
    acquisition of Academic
    Systems......................          --               --         1,817,707
  Subscriptions to purchase
    Series E convertible
    preferred stock at $5.00 per
    share........................          --               --                --
  Exercise of stock options......          --               --           261,657
  Deferred compensation related
    to stock options.............          --               --                --
  Amortization of deferred
    compensation.................          --               --         2,503,458
  Net loss.......................          --      (18,770,520)      (18,770,520)
                                    ---------    -------------   ---------------
Balance at October 31, 1999......   $(400,000)   $(124,977,948)  $    64,907,271
                                    =========    =============   ===============

                            See accompanying notes.

                        THE LIGHTSPAN PARTNERSHIP, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                       NINE MONTHS ENDED OCTOBER
                                                                  YEARS ENDED JANUARY 31,                         31,
                                                         ------------------------------------------   ---------------------------
                                                             1997           1998           1999           1998           1999
                                                         ------------   ------------   ------------   ------------   ------------
                                                                                                      (UNAUDITED)
OPERATING ACTIVITIES:
Net loss...............................................  $(32,588,707)  $(28,952,589)  $(16,528,835)  $(11,506,153)  $(18,770,520)
Adjustments to reconcile net loss to net cash used in
  operating activities:
    Depreciation and amortization......................       982,665      1,637,485      1,310,498      1,005,836        865,116
    (Gain) loss on disposal of assets..................       (64,827)        37,774         (5,060)         6,175         (1,219)
    Provision for doubtful accounts....................       235,991        297,177       (133,168)        15,776        363,748
    Amortization of intangible assets..................            --             --             --             --      1,615,839
    Amortization of deferred stock-based
      compensation.....................................            --             --         19,680             --      2,503,458
    Amortization of interest expense issued in
      connection with debt.............................        61,509        140,151             --             --             --
    Changes in operating assets and liabilities:
        Accounts receivable............................    (5,620,093)      (156,913)    (2,417,975)      (909,623)    (1,391,488)
        Inventory......................................      (284,871)       174,579       (348,095)      (758,537)      (160,032)
        Deposits and other assets......................       160,654       (288,659)        86,336        (76,110)      (638,713)
        Accounts payable...............................     2,136,259       (149,262)      (216,060)      (531,903)     1,556,782
        Deferred revenue...............................     1,769,315        724,757      1,705,517      1,442,099        814,093
        Accrued liabilities............................     1,732,330      4,055,077         19,959     (1,584,288)     1,416,457
                                                         ------------   ------------   ------------   ------------   ------------
Net cash flows used in operating activities............   (31,479,775)   (22,480,423)   (16,507,203)   (12,896,728)   (11,826,479)
INVESTING ACTIVITIES:
Decrease in short-term investments.....................     5,423,307        414,000             --             --             --
Purchase of property and equipment.....................    (2,850,709)      (422,808)      (725,707)      (620,234)    (1,335,968)
Proceeds from sale of fixed assets.....................            --         30,816         24,167             --          4,978
Net cash paid for purchase of Academic Systems.........            --             --             --             --       (801,698)
Net cash paid for purchase of GlobalSchoolhouse........            --             --             --             --     (2,500,000)
Net cash paid for purchase of StudyWeb.................            --             --             --             --     (1,000,000)
                                                         ------------   ------------   ------------   ------------   ------------
Net cash flows provided by (used in) investing
  activities...........................................     2,572,598         22,008       (701,540)      (620,234)    (5,632,688)
FINANCING ACTIVITIES:
Proceeds from issuance of preferred stock..............    19,554,716     21,094,696     20,472,842     20,480,369     33,025,356
Proceeds from convertible bridge notes.................            --      6,266,752             --             --             --
Proceeds from lessor from capital leases...............     2,287,118        339,112        699,538        739,405        587,782
Principal repayments on capital leases.................    (1,216,743)    (1,527,864)    (1,385,265)    (1,071,032)      (886,955)
Proceeds from notes payable............................     1,600,000             --             --             --             --
Principal repayments on notes payable..................      (755,152)      (844,848)            --             --             --
Proceeds from exercise of stock options................        12,009         83,269        142,949         88,863        261,657
Repurchase of common stock.............................            --         (1,506)            --             --             --
                                                         ------------   ------------   ------------   ------------   ------------
Net cash flows provided by financing activities........    21,481,948     25,409,611     19,930,064     20,237,605     32,987,840
Increase (decrease) in cash and cash equivalents.......    (7,425,229)     2,951,196      2,721,321      6,720,643     15,528,673
Cash and cash equivalents at beginning of period.......     8,895,650      1,470,421      4,421,617      4,421,617      7,142,938
                                                         ------------   ------------   ------------   ------------   ------------
Cash and cash equivalents at end of period.............  $  1,470,421   $  4,421,617   $  7,142,938   $ 11,142,260   $ 22,671,611
                                                         ============   ============   ============   ============   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid..........................................  $    495,966   $    584,035   $    193,058   $    149,744   $    140,428
                                                         ============   ============   ============   ============   ============
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
Conversion of bridge notes into Series D convertible
  preferred stock......................................  $         --   $  6,266,752   $         --   $         --   $         --
                                                         ============   ============   ============   ============   ============
Deferred stock-based compensation......................  $         --   $         --   $    211,876   $         --   $  8,547,752
                                                         ============   ============   ============   ============   ============
Series E preferred stock issued in connection with the
  purchase of Academic Systems.........................  $         --   $         --   $         --   $         --   $ 35,959,195
                                                         ============   ============   ============   ============   ============
Common stock issued in connection with the purchase of
  Academic Systems.....................................  $         --   $         --   $         --   $         --   $  4,711,141
                                                         ============   ============   ============   ============   ============
Valuation of options and warrants issued in connection
  with the purchase of Academic Systems................  $         --   $         --   $         --   $         --   $  1,817,707
                                                         ============   ============   ============   ============   ============
Additional consideration related to the acquisition of
  Academic Systems.....................................  $         --   $         --   $         --   $         --   $  5,341,609
                                                         ============   ============   ============   ============   ============
Series E preferred stock issued for future
  advertising..........................................  $         --   $         --   $         --   $         --   $    400,000
                                                         ============   ============   ============   ============   ============
Series E preferred stock issued for subscriptions
  receivable...........................................  $         --   $         --   $         --   $         --   $ 13,000,000
                                                         ============   ============   ============   ============   ============
Series E preferred stock issued in connection with
  purchase of StudyWeb.................................  $         --   $         --   $         --   $         --   $  1,085,000
                                                         ============   ============   ============   ============   ============

                            See accompanying notes.

                        THE LIGHTSPAN PARTNERSHIP, INC.

                         NOTES TO FINANCIAL STATEMENTS
     (INFORMATION FOR THE NINE MONTHS ENDED OCTOBER 31, 1998 IS UNAUDITED)

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS ACTIVITY

     The Lightspan Partnership ("Lightspan") was founded in 1993. Lightspan provides curriculum-based educational software and Internet products and services to schools and school districts that are used both in school and at home. Lightspan Achieve Now is an interactive CD-ROM-based software product for kindergarten through eighth grade, or K-8, that covers the core curriculum of language arts, reading and math. The Lightspan Achieve Now program typically includes the Lightspan Achieve Now software and a Sony PlayStation(R) game console that the student uses to run the program at home throughout the school year. The Lightspan Network is an online subscription service that provides curriculum-based content for classroom and home use.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash and highly liquid investments which include debt securities with remaining maturities when acquired of three months or less.

CONCENTRATION OF CREDIT RISK

     Substantially all of Lightspan's accounts receivable are from school districts located throughout the United States. Lightspan provides for estimated losses from uncollectible accounts and such losses have historically not exceeded management's expectations.

INVENTORY

     Inventory consists primarily of software for resale and is stated at the lower of cost (first in, first out method) or market.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost and depreciated or amortized over the shorter of the estimated useful life of the related asset (two to five years) or the term of the lease, using the straight-line method.

IMPAIRMENT OF LONG-LIVED ASSETS

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, Lightspan regularly evaluates its long-lived assets for indicators of possible impairment by comparison of the carrying amounts to undiscounted estimated cash flows to be generated by such assets. Should an impairment exist, the impairment loss would be measured based on the excess of the carrying value of the asset over the asset's fair value or discounted estimates of future cash flows. Lightspan has not identified any such impairment losses to date.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, and capital lease obligations, are carried at cost, which management believes approximates fair value because of the short-term maturity of these instruments.

                        THE LIGHTSPAN PARTNERSHIP, INC.

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) DEFERRED RENT

     Rent expense is recorded on a straight-line basis over the term of the lease. The difference between rent expense accrued and amounts paid under the lease agreements is recorded as deferred rent in the accompanying balance sheet.

REVENUE RECOGNITION

     Lightspan derives its revenues from the licensing of software, product implementation and training services, customer support services, Internet subscriptions and the sale of PlayStation game consoles and accessories.

     In software arrangements that include multiple elements, such as those that include rights to software products, customer support and product implementation and training services, Lightspan allocates the total fee to each component of the arrangement based on objective evidence of its fair value, which is specific to Lightspan. The objective evidence for each element is based on the sale price of each element when sold or offered for sale separately.

     Historically, Lightspan has not experienced customer cancellations, forfeitures or discontinuations of licenses.

  Software Licenses

     Prior to fiscal year 1999, Lightspan recognized revenue under AICPA Statement of Position, or SOP, 91-1, Software Revenue Recognition. Under SOP 91-1, Lightspan recognized the full sales value of Lightspan Achieve Now software licenses, including both completed and as-yet uncompleted titles, upon shipment of the then-completed titles provided that there were no contractual performance obligations to deliver the uncompleted titles and the collection of the related receivable was deemed probable. Lightspan accrued the production costs associated with the undelivered titles in the period in which the revenue was recognized, and included these costs in the cost of software license revenues and on the balance sheet as accrued cost of revenues.

     On February 1, 1998, Lightspan adopted the provisions of SOP 97-2, "Software Revenue Recognition," as amended by SOP 98-4, "Deferral of the Effective Date of Certain Provisions of SOP 97-2." Under SOP 97-2, Lightspan recognizes software license revenue when (a) an agreement has been executed or a definitive purchase order has been received; (b) the product has been shipped or services have been performed; (c) the fee has become fixed and determinable; (d) the collection of the fee is considered probable; and (e) the related hardware, if applicable, has been shipped. Under SOP 97-2, Lightspan changed its method of revenue recognition for licenses containing as-yet uncompleted titles and began recognizing revenue using the percentage of completion method of accounting based on the actual titles delivered and the estimated progress to completion on as-yet uncompleted titles.

     Management believes that it can reasonably estimate the percentage of completion for each as-yet uncompleted title based on each title's stage within a predefined development/production process, and that this methodology best approximates progress to completion. Lightspan develops its titles in seven separate and distinct phases. Each phase has milestone criteria that must be met before the CD moves into the next phase of development/production. Each phase has a specific percentage-of-completion assigned to it, which is used to determine revenue recognition and related cost of revenues for as-yet uncompleted titles.

                        THE LIGHTSPAN PARTNERSHIP, INC.

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  Customer Support

     Revenue derived from telephone support and maintenance arrangements provided by the professional development organization is recognized ratably over the one-year term of the support and maintenance period.

  Product Implementation and Training Services

     Revenue derived from product implementation and customer training provided by the professional development organization is recognized when services are performed, in accordance with the standard implementation, training, service, and evaluation plans that Lightspan establishes for its customers.

  Internet Subscriptions

     Revenue derived from Internet subscriptions is recognized on a straight-line basis over the term of the agreement (generally one year).

  PlayStation Game Consoles and Related Accessories

     Revenue derived from the sale of PlayStation game consoles and related accessories is recognized upon delivery of the console and the related software product.

  Deferred Revenue

     Payments received in advance of amounts earned are recorded as deferred revenue in the accompanying financial statements.

SOFTWARE DEVELOPMENT COSTS

     Software development costs are expensed as incurred until technological feasibility has been established and a definitive decision has been made to proceed with the commercial launch of the title. To date, these factors have been met upon substantial completion of the title, and therefore software development costs subsequent to technological feasibility have been insignificant.

STOCK-BASED COMPENSATION

     As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, Lightspan has elected to follow Accounting Principles Board Opinion, or APB, No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for stock-based employee compensation. Under APB No. 25, if the exercise price of Lightspan's employee and director stock options equals or exceeds the fair value of the underlying stock on the date of grant, no compensation expense is recognized. When the exercise price of the employee or director stock options is less than the fair value of the underlying stock on the grant date, Lightspan records deferred stock compensation for the difference and amortizes this amount to expense in accordance with FASB Interpretation No. 28, or FIN 28, over the vesting period of the options. Options or stock awards issued to non-employees are recorded at their fair value as determined in accordance with SFAS No. 123 and recognized over the related service period.

COMPREHENSIVE INCOME

     In accordance with SFAS No. 130, Reporting Comprehensive Income, all components of comprehensive income, including net income, are reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from

                        THE LIGHTSPAN PARTNERSHIP, INC.

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

transactions and other events and circumstances from non-owner sources. Net income (loss) and other comprehensive income (loss), including unrealized gains and losses on investments, are reported net of their related tax effect, to arrive at comprehensive income (loss). For the years ended January 31, 1997, 1998 and 1999 and the nine month periods ended October 31, 1998 and 1999, comprehensive loss equals the net loss as reported.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires Lightspan management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to the financial statements. Actual results could differ from those estimates.

RECLASSIFICATIONS

     Certain amounts in prior year financial statements have been reclassified to conform with the current period presentation.

NET LOSS PER SHARE AND UNAUDITED PRO FORMA SHAREHOLDERS' EQUITY

     Lightspan computes net loss per share in accordance with SFAS No. 128, Earnings Per Share, and SEC Staff Accounting Bulletin (or SAB) No. 98. Under the provisions of SFAS No. 128, basic net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and common equivalent shares outstanding during the period. Potentially dilutive securities composed of incremental common shares issuable upon the exercise of stock options and warrants, and common shares issuable on conversion of preferred stock, were excluded from historical diluted loss per share because of their anti-dilutive effect.

     Under the provisions of SAB No. 98, common shares issued for nominal consideration, if any, would be included in the per share calculations as if they were outstanding for all periods presented. No common shares have been issued for nominal consideration.

     The following table sets forth the computation of historical net loss per share, basic and diluted:

                                                                            NINE MONTHS ENDED
                                   YEARS ENDED JANUARY 31,                     OCTOBER 31,
                          ------------------------------------------   ---------------------------
                              1997           1998           1999           1998           1999
                          ------------   ------------   ------------   ------------   ------------
                                                                       (UNAUDITED)
Numerator:
Net loss................  $(32,588,707)  $(28,952,589)  $(16,528,835)  $(11,506,153)  $(18,770,520)
                          ============   ============   ============   ============   ============
Denominator for
  historical basic and
  diluted calculations:
  Weighted average
     common shares
     outstanding........     3,038,824      3,177,315      3,387,772      3,330,546      3,891,940
                          ============   ============   ============   ============   ============
Historical net loss per
  share:
  Basic and diluted.....  $     (10.72)  $      (9.11)  $      (4.88)  $      (3.45)  $      (4.82)
                          ============   ============   ============   ============   ============

                        THE LIGHTSPAN PARTNERSHIP, INC.

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Pro forma net loss per share has been computed as described above and also gives effect to common equivalent shares arising from preferred stock that will automatically convert upon the closing of the initial public offering contemplated by this prospectus (using the as-if converted method from the original date of issuance).

     Unaudited pro forma shareholders' equity at October 31, 1999, as adjusted for the conversion of the convertible preferred stock into common stock, is disclosed on the balance sheet.

 2. BALANCE SHEET DETAILS

     Cash and cash equivalents consist of the following:

                                                         JANUARY 31,
                                                  -------------------------   OCTOBER 31,
                                                     1998          1999          1999
                                                  -----------   -----------   -----------
Cash............................................  $ 1,608,794   $   723,190   $ 2,915,486
U.S. Corporate master notes.....................    1,825,000     3,425,000            --
U.S. Corporate repurchase agreements............      262,000     1,741,000            --
Money market accounts...........................       25,823        27,748    19,716,125
U.S. Government repurchase agreements...........      700,000     1,226,000            --
Certificates of deposit.........................           --            --        40,000
                                                  -----------   -----------   -----------
                                                  $ 4,421,617   $ 7,142,938   $22,671,611
                                                  ===========   ===========   ===========

     Other current assets consist of the following:

                                                         JANUARY 31,
                                                  -------------------------   OCTOBER 31,
                                                     1998          1999          1999
                                                  -----------   -----------   -----------
Prepaid royalties...............................  $   594,883   $   450,983   $   427,919
Other receivables...............................      147,587       284,832       140,201
Short-term deposits.............................      221,946       235,578       372,113
Other current assets............................      121,601        74,604       779,032
                                                  -----------   -----------   -----------
                                                  $ 1,086,017   $ 1,045,997   $ 1,719,265
                                                  ===========   ===========   ===========

     Intangible assets consist of the following:

                                                         JANUARY 31,
                                                  -------------------------   OCTOBER 31,
                                                     1998          1999          1999
                                                  -----------   -----------   -----------
Customer base...................................  $        --   $        --   $16,200,000
Core technology.................................           --            --     5,600,000
Trademark and trade name........................           --            --     3,000,000
Assembled workforce.............................           --            --     1,000,000
Goodwill........................................           --            --    27,878,521
                                                  -----------   -----------   -----------
                                                           --            --    53,678,521
Less accumulated amortization...................           --            --    (1,615,839)
                                                  -----------   -----------   -----------
                                                  $        --   $        --   $52,062,682
                                                  ===========   ===========   ===========

                        THE LIGHTSPAN PARTNERSHIP, INC.

 2. BALANCE SHEET DETAILS (CONTINUED)

     Property and equipment consist of the following:

                                                         JANUARY 31,
                                                  -------------------------   OCTOBER 31,
                                                     1998          1999          1999
                                                  -----------   -----------   -----------
Machinery and equipment.........................  $ 3,978,385   $ 4,339,758   $ 5,370,702
Software........................................      140,719       244,455       690,192
Office furniture and equipment..................    1,163,078     1,186,394     1,453,391
                                                  -----------   -----------   -----------
                                                    5,282,182     5,770,607     7,514,285
Less accumulated depreciation and
  amortization..................................   (3,040,398)   (4,132,721)   (4,948,545)
                                                  -----------   -----------   -----------
                                                  $ 2,241,784   $ 1,637,886   $ 2,565,740
                                                  ===========   ===========   ===========

     Accrued liabilities consist of the following:

                                                         JANUARY 31,
                                                  -------------------------   OCTOBER 31,
                                                     1998          1999          1999
                                                  -----------   -----------   -----------
Other accrued liabilities.......................  $ 1,337,516   $ 2,341,934   $ 2,895,864
Accrued bonuses and commissions.................    1,130,438     1,669,737     3,351,611
Accrued vacation................................      572,857       533,157       826,661
Accrued cost of revenues........................    2,636,500     1,176,237     1,145,213
                                                  -----------   -----------   -----------
                                                  $ 5,677,311   $ 5,721,065   $ 8,219,349
                                                  ===========   ===========   ===========

 3. LINE OF CREDIT AND LEASE FINANCING

     Lightspan has a revolving line of credit with a bank which allows Lightspan to borrow up to a maximum of the lesser of (a) 75% of eligible accounts receivable (as defined) or (b) $10,000,000. The line of credit was renewed in February 1999 and expires in April 2000 and bears interest at the bank's prime rate plus 1.5% (10.0% at October 31, 1999), payable monthly. The line of credit is collateralized by substantially all of Lightspan's assets. The loan agreement with the bank contains various covenants. As of January 31, 1999 and October 31, 1999, there were no amounts outstanding under the line of credit.

     In April 1999, Lightspan entered into a $1.0 million capital lease with a financial institution. Under the agreement, which expires March 2000, Lightspan finances the purchase of substantially all capital equipment at an 8.8% interest rate, with payments due over a 42-month period and a purchase option at the end of the lease term. At October 31, 1999, $499,039 was available for future borrowing under this agreement.

     In connection with the acquisition of Academic Systems, Lightspan assumed a note payable under a loan agreement with a bank. The note bears interest at the bank's prime rate plus 0.5%. The principal balance due under the agreement at October 31, 1999 was $224,086, which Lightspan intends to pay in full within the next twelve months.

 4. COMMITMENTS

     Lightspan leases its facilities under an operating lease agreement. The facilities lease is subject to annual escalation provisions based upon the Consumer Price Index.

     Cost of equipment acquired under capital leases totaled $3,697,293 and $1,634,993 (and accumulated amortization totaled $2,647,881 and $1,076,727) at January 31, 1999 and October 31, 1999, respectively. Facilities rent and operating lease expenses were $1,302,815 and $729,570 for the year ended January 31, 1999 and the nine months ended October 31, 1999, respectively.

                        THE LIGHTSPAN PARTNERSHIP, INC.

 4. COMMITMENTS (CONTINUED)

     In addition, Lightspan subleases a portion of their facility for a period of one year subject to one-year renewal options. Sublease income was $0, $125,323, $213,123 and $272,979 for the years ended January 31, 1997, 1998 and
1999, and the nine months ended October 31, 1999, respectively.

     At October 31, 1999, future minimum lease payments for all leases with initial terms of one year or more are as follows at for each fiscal year ending January 31:

                                                              OPERATING      CAPITAL
                                                                LEASES        LEASES
                                                              ----------    ----------
2000........................................................  $  417,387    $  233,135
2001........................................................   1,781,144       540,258
2002........................................................   1,720,968       306,965
2003........................................................   1,459,963       164,929
2004........................................................   1,013,153         9,294
                                                              ----------    ----------
Total minimum lease payments................................  $6,392,615     1,254,581
                                                              ==========
Less amounts representing interest..........................                   121,548
                                                                            ----------
Present value of future minimum lease payments..............                 1,133,033
Less current portion of capital lease obligations...........                   606,575
                                                                            ----------
Long-term capital lease obligations.........................                $  526,458
                                                                            ==========

 5. SHAREHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK

     At October 31, 1999, convertible preferred stock outstanding is as follows:

             DATE ISSUED                SERIES    PRICE PER SHARE    NUMBER OF SHARES    LIQUIDATION VALUE
             -----------                ------    ---------------    ----------------    -----------------
December 1993.........................    A            $1.00             7,135,000         $  7,135,000
March 1994............................    A            $1.00               332,500              332,500
February 1995.........................    B            $3.00             5,833,336           17,500,008
June 1995.............................    B            $3.00             5,833,328           17,499,984
September 1996........................    C            $6.00             3,264,285           19,585,710
June 1997.............................    D            $3.76             5,984,038           22,499,983
March 1997............................    D            $3.76             1,666,689            6,266,751
March 1998............................    D            $3.76             5,478,717           20,599,976
July 1999.............................    E            $5.00             5,294,183           26,470,915
September 1999........................    E            $5.00             7,191,839           35,959,220
October 1999..........................    E            $5.00             4,217,000           21,085,000
                                                                        ----------         ------------
                                                                        52,230,915         $194,935,047
                                                                        ==========         ============

     In March 1997, in connection with and prior to the Series D convertible stock financing, Lightspan obtained $6,180,000 in convertible bridge notes from certain investors. The notes bore interest at a rate of 9.25% per annum. In June 1997, the bridge notes and accrued interest of $86,752 converted into 1,666,689 shares of Series D convertible preferred stock.

     The preferred stock will automatically be converted into shares of common stock at the then effective conversion price upon the closing of the initial public offering contemplated by this prospectus as long as the initial public offering price and aggregate proceeds meet minimum requirements, as defined by the agreements. As of October 31, 1999, the Series A, B, C, D and E preferred stock are convertible, at the

                        THE LIGHTSPAN PARTNERSHIP, INC.

 5. SHAREHOLDERS' EQUITY (CONTINUED)
option of the holder, into 3,733,750, 5,833,332, 2,604,510, 6,564,722 and
8,351,511 shares of common stock, respectively, which has been reserved for issuance upon conversion of the preferred stock, subject to certain antidilution adjustments.

     Holders of the Series A, B, C, D and E preferred stock are entitled to receive dividends at a rate of $0.10, $0.30, $0.60, $0.376 and $0.50 per share per annum, whenever funds are legally available and as declared by Lightspan's board of directors. The holder of each share of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the preferred stock could be converted. Lightspan is subject to certain covenants under the agreements that require the vote or written consent by a majority of the then outstanding preferred shares regarding certain changes in the rights and interests of the preferred shares.

     In the event of any liquidation, dissolution or winding up of Lightspan, the holders of preferred stock are entitled to receive their liquidation value prior to and in preference to any distribution of the assets or surplus funds of Lightspan to the holders of common stock. If, upon the occurrence of such event, the assets and funds distributed among the holders of preferred stock are insufficient to permit full payment, the entire assets and funds of Lightspan would be distributed among the preferred shareholders in proportion to the product of the liquidation preference of each such share and the number of shares owned by each such holder.

     All series of preferred stock have redemption features, at the option of Lightspan, which are subject to approval and written consent of a majority of the shareholders for Series A, C, D and E, voting separately as a single class, and 57% of the shareholders for Series B, voting separately as single class. The right of redemption cannot be exercised with respect to any series of preferred stock prior to the fifth anniversary of the original issue date of the Series D preferred stock, but may be exercised at any time and from time to time thereafter.


     Upon the sale of Lightspan's common stock as described in this prospectus within 24 months of the second date on which Series D preferred stock was issued, and subject to certain criteria being met, some of the outstanding, unexercisable warrants to purchase up to 3,326,112 shares of Series D preferred stock at $.01 per share could become exercisable. These "springing warrants" will be issued only if on the measurement date, which is defined as a) the closing date of a qualified public offering; or b) the six month anniversary of such offering (whichever is elected by Lightspan), the fair market value of Lightspan's common stock (the "measurement price") is less than the defined return benchmark. The return benchmark is calculated as the number of Series D preferred shares multiplied by the liquidation preference of such shares, and adjusted for the number of years elapsed from the original warrant date in a manner designed to ensure an agreed-upon rate of return on investment. In the event that the return benchmark exceeds the fair market value at the measurement date (the "wealth shortfall"), warrants to purchase shares will become exercisable. The number of shares issuable upon exercise of the warrants will be equal to the wealth shortfall divided by the measurement price.



     If these springing warrants are exercised Lightspan will account for the intrinsic value of the "springing warrants" as a preferred stock dividend on the measurement date as a dividend by charging retained earnings and increasing the carrying amount of preferred stock by a corresponding amount. The amount of such charge will increase the loss applicable to common stockholders.



     If the offering contemplated by this prospectus is completed under the terms set forth on the cover, warrants to purchase approximately 517,059 additional shares of common stock would become exercisable and the loss applicable to common shareholders would increase by $5,682,478 as a result.

                        THE LIGHTSPAN PARTNERSHIP, INC.

 5. SHAREHOLDERS' EQUITY (CONTINUED)

STOCK OPTION PLAN

     In 1993, Lightspan adopted its 1993 Stock Option Plan, which will be renamed the 2000 Equity Incentive Plan upon the close of this offering (the "Plan"). Options for common stock may be incentive stock options or non-statutory stock options and are granted at the discretion of the Board of Directors. The Plan permits immediate exercise of options with the unvested portion subject to repurchase by Lightspan at the original exercise price, in the event of termination of employment or engagement. Non-statutory stock options may be granted to employees, directors and consultants whereas incentive stock options may be granted to employees and directors only. The option price for incentive stock options shall not be less than 100% of the fair value on the date of grant, and the option price of non-statutory options shall not be less than 85% of the fair value on the date of grant. The maximum term of options granted under the Plan is ten years. Incentive stock options granted under the Plan are immediately exercisable in full and generally vest at the rate of 25% after one year from the vesting commencement date and 1/36 of the remaining shares every month thereafter. Non-statutory stock options are immediately exercisable in full and generally vest at the rate of 50% after one year from the vesting commencement date and the remaining 50% after two years from such date.

     At October 31, 1999, Lightspan was authorized to issue 5,153,941 shares of common stock to eligible employees, officers, directors and consultants under the Plan, of which options to purchase 366,361 shares were available for future grant at October 31, 1999.

1992 STOCK OPTION PLAN

     Upon the closing of its acquisition of Academic Systems, Lightspan assumed Academic Systems' 1992 Stock Option Plan. All options outstanding under the 1992 Stock Option Plan at the date of acquisition were converted into options to purchase shares of Lightspan common stock, and are included in the summary below. Lightspan no longer grants options under this plan.

     A summary of Lightspan's stock option activity and related information is as follows:

                                                          YEARS ENDED JANUARY 31,
                                   ----------------------------------------------------------------------     NINE MONTHS ENDED
                                            1997                    1998                    1999              OCTOBER 31, 1999
                                   ----------------------   ---------------------   ---------------------   ---------------------
                                                WEIGHTED                 WEIGHTED                WEIGHTED                WEIGHTED
                                                 AVERAGE                 AVERAGE                 AVERAGE                 AVERAGE
                                                EXERCISE                 EXERCISE                EXERCISE                EXERCISE
                                    OPTIONS       PRICE      OPTIONS      PRICE      OPTIONS      PRICE      OPTIONS      PRICE
                                   ----------   ---------   ----------   --------   ----------   --------   ----------   --------
Outstanding -- beginning of
year.............................   1,144,500     $ .36      1,858,750    $ .54      1,951,083    $ .60      1,782,687    $ .78
  Granted........................     893,000     $ .76        858,500    $ .86        517,438    $1.36      2,722,404    $5.00
  Exercised......................     (44,427)    $ .28       (244,775)   $ .34       (264,960)   $ .54       (514,455)   $ .50
  Forfeited......................    (134,323)    $ .54       (521,392)   $ .94       (420,874)   $ .80       (276,560)   $1.20
                                   ----------               ----------              ----------              ----------
Outstanding -- end of year.......   1,858,750     $ .54      1,951,083    $ .60      1,782,687    $ .78      3,714,076    $3.80
                                   ==========               ==========              ==========              ==========
Exercisable at end of year.......     622,617                  968,387               1,031,005                 784,678
                                   ==========               ==========              ==========              ==========
Weighted average fair value of
  options granted during the
  year...........................  $      .14               $      .20              $      .30              $     3.92
                                   ==========               ==========              ==========              ==========

                        THE LIGHTSPAN PARTNERSHIP, INC.

 5. SHAREHOLDERS' EQUITY (CONTINUED)

     The following table summarizes information about stock options outstanding as of October 31, 1999:

                                   OPTIONS OUTSTANDING
                    --------------------------------------------------      OPTIONS EXERCISABLE
                                      WEIGHTED                           --------------------------
     RANGE OF                     AVERAGE REMAINING   WEIGHTED AVERAGE             WEIGHTED AVERAGE
  EXERCISE PRICE      NUMBER      CONTRACTUAL LIFE     EXERCISE PRICE    NUMBER     EXERCISE PRICE
  --------------    -----------   -----------------   ----------------   -------   ----------------
$ .0000 - $ 1.0000     817,983           2.2              $  .7056       593,052       $  .6782
$1.0001 - $ 2.0000     976,130           3.8              $ 1.8902       133,715       $ 1.7312
$2.0001 - $ 3.0000     243,500           4.5              $ 3.0000           770       $ 3.0000
$3.0001 - $ 4.0000     893,580           6.8              $ 4.0000         5,391       $ 4.0000
$8.0001 - $ 9.0000     592,010           5.2              $ 8.2600        50,000       $ 8.2600
$9.0001 - $10.0000     190,873           5.6              $10.0000         1,750       $10.0000
                     ---------                                           -------
                     3,714,076           4.6              $ 3.6416       784,678       $ 1.3866
                     =========                                           =======

     Pro forma information regarding net loss is required by SFAS No. 123, and has been determined as if Lightspan had accounted for its employee stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using the minimum value option pricing model with the following weighted average assumptions for each of the years ended January 31, 1997, 1998 and 1999 and the nine months ended October 31, 1999, respectively: risk-free interest rates of 6.00%, 5.13%, 5.00% and 5.19%, respectively; dividend yields of 0%; and a weighted-average expected life of the options of four to five years.

     The minimum value option pricing model is similar to the Black-Scholes option valuation model which was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable, except that it excludes the factor of volatility. In addition, option valuation models require the input of highly subjective assumptions. Because Lightspan's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of such options. Lightspan's pro forma information is as follows:

                                              YEARS ENDED JANUARY 31,              NINE MONTHS ENDED
                                     ------------------------------------------       OCTOBER 31,
                                         1997           1998           1999              1999
                                     ------------   ------------   ------------    -----------------
Pro forma net loss.................  $(32,615,453)  $(29,020,517)  $(16,587,899)     $(21,510,935)
                                     ============   ============   ============      ============
Pro forma historical net loss per
share, basic and diluted...........  $     (10.73)  $      (9.13)  $      (4.90)     $      (5.53)
                                     ------------   ------------   ------------      ------------

WARRANTS

     In connection with debt and equipment lease financing agreements entered into at various dates, Lightspan issued a total of 749,605 warrants to purchase: up to 150,000 shares of Series A preferred stock at $1.00 per share, up to 150,000 shares of Series B preferred stock at $3.00 per share, up to 96,625 shares and 57,564 shares of Series C preferred stock at $6.00 per share and $0.01 per share, respectively, up to 183,105 shares and 127,659 shares of Series D preferred stock at $3.76 and $4.70 per share, respectively, and up to 42,216 shares of Series E preferred stock at $5.00 per share. The warrants expire on various dates commencing in 2002 through 2006.

                        THE LIGHTSPAN PARTNERSHIP, INC.

 5. SHAREHOLDERS' EQUITY (CONTINUED)

     The warrants to purchase Series A through D preferred stock were valued at an aggregate of $201,660, which was recorded as debt discounts and accreted into interest expense over the life of the applicable financing agreements. The fair value of the warrants were estimated at the dates of grant using the minimum value method with the following assumptions: risk free interest rate of 6.00%; an expected warrant life of two years; and no annual dividends. Interest expense related to the accretion of the debt discounts totaled $61,509 and $140,151 for the years ended January 31, 1997 and 1998, respectively. There were no such amounts included in interest expense for the year ended January 31, 1999 or the six month periods ended October 31, 1998 and 1999.

     In connection with the acquisition of Academic Systems Corporation ("Academic") (see Note 9), Lightspan converted 50,000 warrants to purchase Academic Series C preferred stock originally issued in connection with lease financing into 8,000 warrants to purchase Lightspan Series E preferred stock; and 34,216 warrants to purchase Academic Series F preferred stock originally issued in connection with debt financing into 34,216 warrants to purchase Lightspan Series E preferred stock. These warrants were valued at $1.25 per share and $.33 per share, respectively, in accordance with APB 16, using the minimum value method, and were accounted for as a part of the purchase price of Academic.

AGREEMENT WITH CINAR CORPORATION

     On October 29, 1999, Lightspan entered into an agreement with CINAR Corporation (CINAR) pursuant to which CINAR purchased 2.5 million shares of Lightspan's Series E Preferred Stock (convertible into 1.25 million shares of common stock) at $5.00 per share and agreed to purchase $10 million of Lightspan common stock in a private placement that will occur concurrently with the initial public offering contemplated by this prospectus and at the same price per share. Lightspan also granted CINAR a warrant to purchase 500,000 shares of Lightspan's Series E Preferred Stock at an exercise price of $5.00 per share (which will become a warrant to purchase 250,000 shares of common stock at an exercise price of $10.00 per share) that will vest upon the achievement of various agreed-to strategic goals.

     Lightspan has accounted for the warrants in accordance with EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services. Specifically, the shares that could be issued pursuant to the warrant will be valued the earlier of a) the date at which a commitment for performance is reached or b) the date at which CINAR's performance is complete (the "measurement date").

     Lightspan believes that it is unlikely that a performance commitment, as described in EITF 96-18, will be reached until performance is complete. Therefore, the measurement date will be the date of completion of performance and accordingly no expense had been recorded through October 31, 1999.

DEFERRED ADVERTISING EXPENSE

     On October 29, 1999, Lightspan issued 160,000 shares of Series E convertible preferred stock to Liberty Digital Corporation in exchange for $400,000 in cash and $800,000 in future Internet advertising credits. Lightspan determined that the fair value of the shares issued ($5.00 per share) was more readily determinable than the fair value of the advertising credits.

     As a result, Lightspan recorded the 160,000 shares issued at $800,000 and recorded deferred advertising expense of $400,000. Lightspan will remeasure, and expense, such amount as the advertising credits are utilized, in accordance with EITF 96-18.

                        THE LIGHTSPAN PARTNERSHIP, INC.

 5. SHAREHOLDERS' EQUITY (CONTINUED)

STOCK-BASED COMPENSATION

     Lightspan has recorded deferred compensation of $211,876 and $8,547,752 for the year ended January 31, 1999 and the nine months ended October 31, 1999, respectively, in connection with the grants of certain stock options to employees and consultants. Amortization of deferred stock compensation was $19,680 and $2,503,458 during the year ended January 31, 1999 and the nine months ended October 31, 1999, respectively.

COMMON SHARES RESERVED FOR FUTURE ISSUANCE

     The following table summarizes common shares reserved for future issuance:

                                                              OCTOBER 31,
                                                                 1999
                                                              -----------
Convertible preferred stock.................................  27,087,825
Convertible preferred stock warrants........................     403,591
Common stock options........................................   3,714,076
                                                              ----------
Total common shares reserved for issuance...................  31,205,492
                                                              ==========

REVERSE STOCK SPLIT


     In January 2000, the Company approved a one for two reverse stock split of its common stock. In addition, immediately following the closing of the initial public offering, the certificate of incorporation will be amended to authorize the issuance of up to 250,000,000 shares of common stock and 20,000,000 shares of preferred stock. Consequently, the common stock and stock option data throughout the financial statements and notes to the financial statements have been restated to reflect the stock split.


 6. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. Significant components of Lightspan's deferred tax assets are shown below:

                                                   JANUARY 31,
                                           ----------------------------    OCTOBER 31,
                                               1998            1999            1999
                                           ------------    ------------    ------------
Deferred tax assets:
Net operating loss carryforwards.........  $ 29,993,000    $ 35,586,000    $ 41,719,000
  Capitalized research expenses..........     2,111,000       2,119,000       2,514,000
  Research and development credits.......     2,608,000       3,257,000       4,062,000
  Other..................................     1,989,000       1,467,000       1,119,000
                                           ------------    ------------    ------------
Total deferred tax assets................    36,701,000      42,429,000      49,414,000
  Valuation allowance for deferred tax
     assets..............................   (36,701,000)    (42,429,000)    (39,207,000)
                                           ------------    ------------    ------------
Net deferred tax assets..................            --              --      10,207,000
                                           ------------    ------------    ------------
Deferred tax liabilities:
  Acquired intangibles...................            --              --      10,207,000
                                           ------------    ------------    ------------
Net deferred tax assets..................  $         --    $         --    $         --
                                           ============    ============    ============

                        THE LIGHTSPAN PARTNERSHIP, INC.

 6. INCOME TAXES (CONTINUED)

     A reconciliation of income taxes at the statutory federal income tax rate to the provision for income taxes is as follows:

                                                                                     NINE MONTHS
                                                  YEARS ENDED JANUARY 31,               ENDED
                                          ----------------------------------------   OCTOBER 31,
                                              1997          1998          1999          1999
                                          ------------   -----------   -----------   -----------
U.S. federal taxes at statutory rate....  $(11,080,000)  $(9,844,000)  $(5,620,000)  $(6,303,000)
State taxes, net of federal benefit.....    (1,955,000)   (1,737,000)     (992,000)   (1,112,000)
Change in valuation allowance...........    12,783,000    12,753,000     5,728,000     6,990,000
Other nondeductible expenses and
  expiration of net operating loss
  carryforwards, net....................       252,000    (1,172,000)      884,000       425,000
                                          ------------   -----------   -----------   -----------
                                          $         --   $        --   $        --   $        --
                                          ============   ===========   ===========   ===========

     A valuation allowance has been recognized to offset the deferred tax assets because management cannot conclude that it is more likely than not that the deferred tax assets will be realized.

     At October 31, 1999, Lightspan had federal and California net operating loss carryforwards of approximately $114,796,000 and $26,788,000, respectively. The difference between the federal and California tax loss carryforwards is primarily attributable to capitalization of research expenses and limitations on net operating losses for California tax purposes. The federal tax loss carryforwards will begin expiring in 2008 unless previously utilized. Through October 31, 1999, California tax loss carryforwards of $2,150,000 have expired, and additional loss carryforwards will continue to expire in fiscal 2000. Lightspan also has federal and California research and development tax credit carryforwards of $3,077,000 and $1,515,000, respectively, which will begin expiring in 2008 unless previously utilized.

     Pursuant to Internal Revenue Code Section 382 and 383, the use of Lightspan's net operating loss and credit carryforwards could be limited in the event of a cumulative change in ownership of more than 50%.

 7. RETIREMENT PLAN

     Lightspan has a 401(k) defined contribution savings and retirement plan (the "Retirement Plan"). The Retirement Plan is for the benefit of all qualifying employees and permits employees voluntary contributions up to 20% of base salary limited by the IRS imposed maximum. On January 1, 1999, Lightspan began matching 10% of employee contributions up to 4% of eligible compensation. Employer contributions were $3,459 for the year ended January 31, 1999 and $0 for the nine months ended October 31, 1999.


NOTE 8. BUSINESS COMBINATIONS



ACQUISITION OF ACADEMIC SYSTEMS CORPORATION



     On May 10, 1999, Lightspan entered into a merger agreement with Academic, which sells and supports interactive multimedia learning systems, principally to colleges and universities. In connection with the merger agreement which was consummated on September 20, 1999, Lightspan issued 7,191,839 shares of Series E convertible preferred stock, 570,356 shares of common stock, options to purchase 263,404 shares of common stock, and warrants to purchase 42,216 shares of Series E convertible preferred stock, and agreed to pay $1,735,840 cash, in exchange for all of the outstanding common and preferred shares of Academic and all outstanding Academic options and warrants. The acquisition was accounted for as a purchase.



     The Series E convertible preferred stock was valued at $5.00 per share (the same price that such shares were sold for cash in July, September and October
1999). The merger agreement included a "put right" whereby Academic common shareholders could elect to receive cash of $1.00 per Academic

                        THE LIGHTSPAN PARTNERSHIP, INC.

NOTE 8. BUSINESS COMBINATIONS (CONTINUED)


common share ($8.26 per Lightspan common share on an as-converted basis) in lieu of shares of Lightspan common stock. Shareholders approximating 21% of Academic's common shares and outstanding options exercised the "put right," resulting in an aggregate cash payment of $1,734,306, with an additional $1,534 to be paid in the future. The remaining Academic common shares and options to purchase common shares were converted to Lightspan common stock and options to purchase common stock at a ratio of .12121-to-1. The 570,356 common shares to be issued were valued at $8.26 share (the same price on an as-converted basis that Academic common shareholders and optionholders were paid upon election of the "put right."). The 263,404 options to purchase Lightspan common stock that were issued to Academic optionholders were recorded at their fair value of $6.82 per share in accordance with APB 16 with the fair value determined by the minimum value method.



     Subsequent to September 20, 1999, the date the acquisition was consummated, Lightspan determined that it will issue additional consideration in the amount of $5,340,075 in early 2000 to certain Academic stockholders. Lightspan intends to issue 1,068,015 shares of Series E preferred stock, subject to regulatory approval, to such stockholders. If regulatory approval is not obtained, Lightspan intends to issue cash or some other form of additional consideration.



     The aggregate purchase price totalled $49,933,078, as follows:



Valuation of Series E convertible preferred stock
  issuable..................................................  $35,959,195
Valuation of common stock issued or issuable................    4,711,141
Issuance of cash pursuant to exercise of "put right"........    1,734,306
Valuation of options and warrants exchanged for Academic
  options and warrants......................................    1,817,707
Acquisition costs...........................................      369,120
Additional consideration issuable in Series E convertible
  preferred stock or cash...................................    5,341,609
                                                              -----------
Aggregate purchase price....................................  $49,933,078
                                                              ===========



     The purchase price was allocated to the assets acquired, consisting principally of intangible assets and goodwill, which are being amortized over useful lives ranging from four to ten years.



     The accompanying consolidated financial statements include the results of operations of Academic since September 20, 1999, the date the acquisition was consummated.



ACQUISITION OF GLOBAL SCHOOLHOUSE



     On September 2, 1999, Lightspan acquired certain assets of The Global SchoolNet Foundation, principally consisting of the Web site GlobalSchoolhouse.com, an education Web site designed to help teachers develop and manage collaborative learning projects online, and related intellectual property, for $2.5 million in cash. The acquisition was accounted for as a purchase. The purchase price was allocated to the assets acquired, principally intangible assets related to the Web site, which are being amortized over a three-year useful life.



     The accompanying consolidated financial statements include the results of operations of Global Schoolhouse since September 2, 1999.



ACQUISITION OF STUDYWEB



     On October 28, 1999 Lightspan acquired certain assets of American Computer Resource, principally consisting of the Web site StudyWeb.com, a research website designed to help parents, teachers and students find online educational resources, and related intellectual property, for consideration of $1,000,000 in cash and 217,000 shares of Series E convertible preferred stock, valued at $5.00 per share. The

                        THE LIGHTSPAN PARTNERSHIP, INC.

NOTE 8. BUSINESS COMBINATIONS (CONTINUED)


aggregate purchase price was $2,085,000. The acquisition was accounted for as a purchase. The purchase price was allocated to the assets acquired, principally intangible assets related to the Web site, which are being amortized over a three-year useful life.



PRO FORMA FINANCIAL INFORMATION



     The following unaudited pro forma financial information assumes the acquisitions of Academic, Global Schoolhouse and StudyWeb were consummated on February 1, 1998 and 1999:



                                                                 YEAR ENDED       NINE MONTHS ENDED
                                                              JANUARY 31, 1999    OCTOBER 31, 1999
                                                              ----------------    -----------------
Revenues....................................................    $ 37,207,665        $ 36,778,640
Net loss....................................................    $(38,421,234)       $(30,653,960)
Historical net loss per share, basic and diluted............    $     (11.34)       $      (7.88)
                                                                ============        ============
Pro forma net loss per share, basic and diluted.............    $      (1.48)       $      (1.09)
                                                                ============        ============



 9. REPORTABLE SEGMENTS


DESCRIPTION OF THE TYPES OF PRODUCTS FROM WHICH EACH REPORTABLE SEGMENT DERIVES ITS REVENUES

     Lightspan has three reportable segments: Lightspan Achieve Now, K-12 Internet and Higher Education. Revenues derived from the Lightspan Achieve Now segment typically include the sale of Lightspan Achieve Now software licenses, Sony PlayStation game consoles and related accessories, and implementation, training and support services. Revenues derived from the K-12 Internet segment primarily include subscription fees for The Lightspan Network.

MEASUREMENT OF SEGMENT PROFIT OR LOSS AND SEGMENT ASSETS

     Lightspan evaluates performance and allocates resources based on profit or loss from operations before income taxes. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

FACTORS MANAGEMENT USED TO IDENTIFY LIGHTSPAN'S REPORTABLE SEGMENTS

     Lightspan's reportable segments are business units that offer different products and services.

FINANCIAL INFORMATION FOR LIGHTSPAN'S SEGMENTS


     Upon the purchase of Academic, Lightspan created a new Higher Education segment, which is comprised solely of Academic. The assets and results of operations of Global Schoolhouse and Study Web, including the related amortization of intangible assets, are included in the K-12 Internet segment.

                        THE LIGHTSPAN PARTNERSHIP, INC.

 9. REPORTABLE SEGMENTS (CONTINUED)

     The following information is for the Lightspan Achieve Now, K-12 Internet, and Higher Education segments:

                                                            YEAR ENDED JANUARY 31, 1997
                                             ----------------------------------------------------------
                                              LIGHTSPAN
                                               ACHIEVE
                                                 NOW        K-12 INTERNET   ELIMINATIONS   CONSOLIDATED
                                             ------------   -------------   ------------   ------------
Revenues from external customers...........  $  8,487,916    $    77,125    $    --        $  8,565,041
Inter segment revenues.....................            --             --         --                  --
Interest income (expense), net.............      (107,184)        (5,375)        --            (112,559)
Depreciation and amortization..............       977,752          4,913         --             982,665
Segment loss from operations...............   (30,925,268)    (1,550,880)        --         (32,476,148)
Segment assets.............................    12,773,740         78,407         --          12,852,147
Other significant non cash items:
  Deferred stock compensation..............            --             --         --                  --
  Amortization of deferred stock
     compensation..........................            --             --         --                  --

                                                            YEAR ENDED JANUARY 31, 1998
                                             ----------------------------------------------------------
                                              LIGHTSPAN
                                               ACHIEVE
                                                 NOW        K-12 INTERNET   ELIMINATIONS   CONSOLIDATED
                                             ------------   -------------   ------------   ------------
Revenues from external customers...........  $ 22,020,363    $   288,645    $    --        $ 22,309,008
Inter segment revenues.....................            --             --         --                  --
Interest income (expense), net.............      (504,087)       (23,572)        --            (527,659)
Depreciation and amortization..............     1,629,299          8,186         --           1,637,485
Segment loss from operations...............   (27,155,113)    (1,269,817)        --         (28,424,930)
Segment assets.............................    13,925,617        154,275         --          14,079,892
Other significant non cash items:
  Deferred stock compensation..............            --             --         --                  --
  Amortization of deferred stock
     compensation..........................            --             --         --                  --


                                                            YEAR ENDED JANUARY 31, 1999
                                             ----------------------------------------------------------
                                              LIGHTSPAN
                                               ACHIEVE
                                                 NOW        K-12 INTERNET   ELIMINATIONS   CONSOLIDATED
                                             ------------   -------------   ------------   ------------
Revenues from external customers...........  $ 29,807,710    $ 1,023,714    $    --        $ 30,831,424
Inter segment revenues.....................            --             --         --                  --
Interest income (expense), net.............       359,654         58,059         --             417,713
Depreciation and amortization..............     1,297,390         13,108         --           1,310,498
Segment loss from operations...............   (14,591,248)    (2,355,300)        --         (16,946,548)
Segment assets.............................    18,541,785        468,432         --          19,010,217
Other significant non cash items:
  Deferred stock compensation..............       211,876             --         --             211,876
  Amortization of deferred stock
     compensation..........................        19,680             --         --              19,680

                        THE LIGHTSPAN PARTNERSHIP, INC.

 9. REPORTABLE SEGMENTS (CONTINUED)



                                                    NINE MONTHS ENDED OCTOBER 31, 1999
                                  ----------------------------------------------------------------------
                                   LIGHTSPAN
                                    ACHIEVE        K-12         HIGHER
                                      NOW        INTERNET      EDUCATION    ELIMINATIONS    CONSOLIDATED
                                  -----------   -----------   -----------   -------------   ------------
Revenues from external
  customers.....................  $29,316,124   $ 1,246,100   $   488,798    $   --         $31,051,022
Inter segment revenues..........           --            --            --        --                  --
Interest income (expense),
  net...........................      217,905        16,769        (3,692)       --             230,982
Depreciation and amortization...      816,188        23,670        25,258        --             865,116
Segment loss from operations....   (7,559,889)   (9,288,756)   (2,152,857)       --         (19,001,502)
Segment assets..................   39,904,458       766,096    51,003,928        --          91,674,482
Other significant non cash
  items:
  Deferred stock compensation...    5,236,905     3,107,200       203,647        --           8,547,752
  Amortization of deferred stock
     compensation...............    1,569,255       922,258        11,945        --           2,503,458
  Amortization of intangible
     assets.....................           --       136,642     1,479,197        --           1,615,839



10. LEGAL MATTERS



     In July 1996, a former employee (the "Plaintiff") commenced legal action against Lightspan, alleging causes of action for fraud, breach of contract, negligent misrepresentation and conversion. On August 26, 1999, the Plaintiff and Lightspan entered into a settlement agreement and release, the terms of which are subject to confidentiality provisions, as defined by the agreement.



     During the year ended January 31, 1999, Lightspan recorded a charge of approximately $1.1 million for anticipated settlement and legal costs related to this case. During the nine months ended October 31, 1999, Lightspan recorded an additional charge of approximately $467,000 to cover the remaining additional costs pursuant to the settlement terms.



     As of October 31, 1999, Lightspan had paid approximately $950,000 in cash for legal and settlement costs related to this case. Lightspan anticipates that it will pay the remaining $617,000 shortly following the effective date of the offering contemplated by this Prospectus.



11. SUBSEQUENT EVENTS



     In January 2000, Lightspan agreed to pursue strategic initiatives with Cox Communications Holdings, Inc. Cox Communications is among the nation's largest broadband communications companies, serving more than 3.8 million customers in 18 locations. Cox Communications also provides a wide variety of services to schools in their cable communities through its "Cable in the Classroom" initiative which provides public schools with free basic cable service and learning guides. As part of the agreement, Cox Communications agreed to purchase $12.5 million of Lightspan common stock, or 1,136,364 shares assuming an initial public offering price of $11 per share, in a private placement scheduled to occur concurrently with our initial public offering upon satisfaction of several conditions. Lightspan also granted Cox Communications a warrant to purchase 750,000 shares of common stock. The warrant will vest upon the achievement of various agreed-to strategic goals related to the proposed use of Lightspan Achieve Now and Lightspan.com products in trials by Cox Communications of cable offerings over digital set-top boxes.



     Also, in January 2000, Gateway Companies, Inc. agreed to purchase $3.0 million of Lightspan common stock, or 272,727 shares assuming an initial public offering price of $11 per share, in a private placement that is scheduled to occur concurrently with the initial public offering. This investment by Gateway is subject to the satisfaction of several conditions, including Lightspan jointly entering into an Internet sponsorship agreement whereby Gateway will become a sponsor of Lightspan.com. Gateway, a manufacturer of personal computers, is Lightspan's preferred provider of personal computers.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Academic Systems Corporation

     We have audited the accompanying balance sheets of Academic Systems Corporation as of September 30, 1997 and 1998, and the related statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Academic Systems Corporation as of September 30, 1997 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Diego, California
October 28, 1999

                          ACADEMIC SYSTEMS CORPORATION

                                 BALANCE SHEETS

                                                          SEPTEMBER 30,
                                                   ----------------------------      JUNE 30,
                                                       1997            1998            1999
                                                   ------------    ------------    ------------
                                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents......................  $ 13,157,705    $  4,521,895    $  2,341,984
  Accounts receivable, less allowance for
     doubtful accounts of $0, $63,724 and $63,724
     at September 30, 1997 and 1998 and June 30,
     1999, respectively..........................     1,142,576         828,931       2,603,255
  Other current assets...........................       514,629         582,822         170,622
                                                   ------------    ------------    ------------
Total current assets.............................    14,814,910       5,933,648       5,115,861
Property and equipment, net......................     1,131,684         932,918         670,975
                                                   ------------    ------------    ------------
          Total assets...........................  $ 15,946,594    $  6,866,566    $  5,786,836
                                                   ============    ============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................  $    231,733    $    849,162    $    304,864
  Accrued liabilities............................       635,439         790,115       1,340,758
  Deferred revenue...............................     2,392,049       2,155,423       2,349,934
  Current portion of long-term debt..............        93,731         206,849       3,503,020
  Current portion of capital lease obligations...       189,443         140,794          98,769
                                                   ------------    ------------    ------------
Total current liabilities........................     3,542,395       4,142,343       7,597,345
Long-term debt, less current portion.............       388,316         241,323          86,187
Capital lease obligations, less current
  portion........................................       242,703         120,768              --
Commitments
Shareholders' equity (deficit):
  Convertible preferred stock, no par value:
     Authorized shares -- 54,000,000
     Issued and outstanding shares -- 29,535,529
       and 27,504,693 at September 30, 1997 and
       1998, and at June 30, 1999,
       respectively..............................
     Aggregate liquidation
       preference -- $43,197,149 and $41,715,227
       at September 30, 1997 and 1998, and June
       30, 1999, respectively....................    42,895,034      42,115,864      42,115,864
  Common stock, no par value:
     Authorized shares -- 34,761,460
     Issued and outstanding shares -- 4,353,339
       and 4,715,454 at September 30, 1997 and
       1998, respectively, and 8,111,713 at June
       30, 1999..................................        62,681         102,032         404,520
  Accumulated deficit............................   (31,184,535)    (39,855,764)    (44,417,080)
                                                   ------------    ------------    ------------
          Total shareholders' equity (deficit)...    11,773,180       2,362,132      (1,896,696)
                                                   ------------    ------------    ------------
          Total liabilities and shareholders'
            equity (deficit).....................  $ 15,946,594    $  6,866,566    $  5,786,836
                                                   ============    ============    ============

                            See accompanying notes.

                          ACADEMIC SYSTEMS CORPORATION

                            STATEMENTS OF OPERATIONS

                                                                             NINE MONTHS ENDED
                                            YEARS ENDED SEPTEMBER 30,             JUNE 30,
                                           ---------------------------   --------------------------
                                               1997           1998           1998          1999
                                           ------------   ------------   ------------   -----------
                                                                                (UNAUDITED)
Revenues.................................  $  4,398,994   $  5,938,618   $  2,946,885   $ 4,869,613
Cost of revenue..........................     1,920,439      2,063,800      1,183,409     1,377,878
                                           ------------   ------------   ------------   -----------
Gross profit.............................     2,478,555      3,874,818      1,763,476     3,491,735
                                           ------------   ------------   ------------   -----------
Operating expenses:
  Technology and development.............     4,321,114      3,863,785      3,072,660     1,965,752
  Sales and marketing....................     6,088,928      7,175,302      5,696,939     4,675,330
  General and administrative.............     2,327,203      1,853,968      1,243,126     1,362,097
                                           ------------   ------------   ------------   -----------
                                             12,737,245     12,893,055     10,012,725     8,003,179
                                           ------------   ------------   ------------   -----------
Loss from operations.....................   (10,258,690)    (9,018,237)    (8,249,249)   (4,511,444)
Interest income (expense), net...........       150,490        347,008        310,187       (49,872)
                                           ------------   ------------   ------------   -----------
Net loss.................................  $(10,108,200)  $ (8,671,229)  $ (7,939,062)  $(4,561,316)
                                           ============   ============   ============   ===========

                            See accompanying notes.

                          ACADEMIC SYSTEMS CORPORATION

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                      CONVERTIBLE
                                    PREFERRED STOCK            COMMON STOCK                             TOTAL
                                ------------------------   --------------------   ACCUMULATED       SHAREHOLDERS'
                                  SHARES       AMOUNT       SHARES      AMOUNT      DEFICIT            EQUITY
                                ----------   -----------   ---------   --------   ------------   -------------------
Balance at September 30,
  1996........................  14,720,720   $26,943,956   4,024,052   $ 45,865   $(21,076,335)     $  5,913,486
Sale of Series F convertible
preferred stock, net of
issuance costs of $48,932.....  12,962,998    13,951,078          --         --             --        13,951,078

  Conversion of bridge loans
     into Series F convertible
     preferred stock..........   1,851,811     2,000,000          --         --             --         2,000,000

  Exercise of stock options...          --            --     329,287     16,816             --            16,816
  Net loss....................          --            --          --         --    (10,108,200)      (10,108,200)
                                ----------   -----------   ---------   --------   ------------      ------------
Balance at September 30,
  1997........................  29,535,529    42,895,034   4,353,339     62,681    (31,184,535)       11,773,180
  Repurchase of convertible
     preferred stock..........  (2,116,484)     (871,670)         --         --             --          (871,670)

  Issuance of Series F
     convertible preferred
     stock for services.......      85,648        92,500          --         --             --            92,500
  Exercise of stock options...          --            --     362,115     39,351             --            39,351
  Net loss....................          --            --          --         --     (8,671,229)       (8,671,229)
                                ----------   -----------   ---------   --------   ------------      ------------
Balance at September 30,
  1998........................  27,504,693    42,115,864   4,715,454    102,032    (39,855,764)        2,362,132
Exercise of stock options
  (unaudited).................          --            --   3,396,259    302,488             --           302,488
Net loss (unaudited)..........          --            --          --         --     (4,561,316)       (4,561,316)
                                ----------   -----------   ---------   --------   ------------      ------------
Balance at June 30, 1999
  (unaudited).................  27,504,693   $42,115,864   8,111,713   $404,520   $(44,417,080)     $ (1,896,696)
                                ==========   ===========   =========   ========   ============      ============

                            See accompanying notes.

                          ACADEMIC SYSTEMS CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                                         NINE MONTHS ENDED
                                                        YEARS ENDED SEPTEMBER 30,            JUNE 30,
                                                        --------------------------   -------------------------
                                                            1997          1998          1998          1999
                                                        ------------   -----------   -----------   -----------
                                                                                            (UNAUDITED)
OPERATING ACTIVITIES:
Net loss..............................................  $(10,108,200)  $(8,671,229)  $(7,939,062)  $(4,561,316)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.......................       533,494       597,810       407,728       436,544
  Loss on sale of property and equipment..............        17,209        70,451            --            --
  Preferred stock issued for services.................            --        92,500        92,500            --
  Changes in operating assets and liabilities:
    Accounts receivable...............................      (686,029)     (558,025)   (1,979,909)   (1,774,324)
    Other assets......................................      (192,839)      (68,193)      265,701       412,200
    Accounts payable..................................      (122,449)      617,429       281,087      (544,298)
    Accrued liabilities...............................       280,733      (236,626)      528,927       550,643
    Deferred revenue..................................     1,409,355       154,676     1,251,260       194,511
                                                        ------------   -----------   -----------   -----------
Net cash flows used in operating activities...........    (8,868,726)   (8,001,207)   (7,091,768)   (5,286,040)
INVESTING ACTIVITIES:
Purchase of property and equipment....................      (474,927)     (474,332)     (363,352)     (174,601)
Proceeds from sale of property and equipment..........         7,572         4,837            --            --
                                                        ------------   -----------   -----------   -----------
Net cash flows used in investing activities...........      (467,355)     (469,495)     (363,352)     (174,601)
                                                        ------------   -----------   -----------   -----------
FINANCING ACTIVITIES:
Net proceeds from issuance of convertible preferred
  stock...............................................    13,951,078            --            --            --
Exercise of stock options.............................        16,816        39,351        25,877       302,488
Proceeds from debt....................................       482,048       138,000       138,000            --
Repayment of debt.....................................            --      (171,875)     (120,163)     (158,965)
Proceeds from convertible bridge notes................     2,000,000            --            --     3,300,000
Principal payments under capital lease obligations....      (215,034)     (170,584)     (133,699)     (162,793)
                                                        ------------   -----------   -----------   -----------
Net cash flows provided by (used in) financing
  activities..........................................    16,234,908      (165,108)      (89,985)    3,280,730
                                                        ------------   -----------   -----------   -----------
Increase (decrease) in cash and cash equivalents......     6,898,827    (8,635,810)   (7,545,105)   (2,179,911)
Cash and cash equivalents at beginning of period......     6,258,878    13,157,705    13,157,705     4,521,895
                                                        ------------   -----------   -----------   -----------
Cash and cash equivalents at end of period............  $ 13,157,705   $ 4,521,895   $ 5,612,600   $ 2,341,984
                                                        ============   ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid.......................................  $    130,804   $   108,774   $    85,197   $    49,168
                                                        ============   ===========   ===========   ===========
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES:
  Return of convertible preferred stock in
    satisfaction of accounts receivable...............  $         --   $   871,670   $   871,670   $        --
                                                        ============   ===========   ===========   ===========
  Conversion of bridge notes into Series F
    convertible preferred stock.......................  $  2,000,000   $        --   $        --   $        --
                                                        ============   ===========   ===========   ===========

                            See accompanying notes.

                          ACADEMIC SYSTEMS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
 (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1998 AND PERTAINING TO JUNE 30, 1999
       AND FOR THE NINE MONTHS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS ACTIVITY

     Academic Systems Corporation ("Academic") was founded in 1992. Academic sells and supports interactive multimedia learning systems, principally to colleges and universities that install Academic's software systems on campus servers to deliver instruction, assessment and support to students and faculty.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash and highly liquid investments which include debt securities with remaining maturities when acquired of three months or less.

CONCENTRATION OF CREDIT RISK

     Substantially all of Academic's accounts receivable are from colleges and universities located throughout the United States. Academic provides for estimated losses from uncollectible accounts and such losses have historically not exceeded management's expectations.

     For the years ended September 30, 1997 and 1998, one customer represented 26% and 13% of Academic's revenues, respectively. Accounts receivable from this customer was $270,000 and $0 at September 30, 1997 and 1998, respectively.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost and depreciated and amortized over the shorter of the estimated useful life of the assets (three to five years) or the term of the lease using the straight line method.

IMPAIRMENT OF LONG-LIVED ASSETS

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, Academic regularly evaluates its long-lived assets for indicators of possible impairment by comparison of the carrying amounts to undiscounted estimated cash flows to be generated by such assets. Should an impairment exist, the impairment loss would be measured based on the excess of the carrying value of the asset over the asset's fair value or discounted estimates of future cash flows. Academic has not identified any such impairment losses to date.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, and capital lease obligations, are carried at cost, which management believes approximates fair value because of the short-term maturity of these instruments.

REVENUE RECOGNITION

     Revenue consists primarily of fees for licenses and implementation of Academic's software products and for customer training, books and materials, upgrades and support.

     Through September 30, 1997, Academic recognized revenue in accordance with American Institute of Certified Public Accountants Statement of Position (SOP) 91-1, Software Revenue Recognition. Effective

                          ACADEMIC SYSTEMS CORPORATION

 (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1998 AND PERTAINING TO JUNE 30, 1999
       AND FOR THE NINE MONTHS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) October 1, 1997, Academic adopted the provisions of SOP 97-2, Software Revenue Recognition, as amended by SOP 98-4.

     Academic enters into software license agreements under which software, support and other services are provided to a customer for a fixed fee for a specified period of time. The arrangement fee is allocated to the various elements of the arrangements based upon vendor-specific objective evidence of the fair value of each of the elements. Software license revenues are recognized upon contract signing and delivery of the software provided the related fee is fixed and determinable, and collectability of the fee is probable. The fee for implementation services is recognized upon completion of the services. The Company defers revenue related to specified upgrades based upon the established fair value of the upgrade, until the upgrade has been delivered. The revenue relating to books and materials is recognized upon shipment. Revenue for training is recognized when the services are performed.

SOFTWARE DEVELOPMENT COSTS

     Software development costs are expensed as incurred until technological feasibility has been established. To date, the Company's software has been available for general release concurrent with the establishment of technological feasibility and, accordingly, no costs have been capitalized.

STOCK-BASED COMPENSATION

     As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, Academic has elected to follow Accounting Principles Board Opinion, or APB, No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for stock-based employee compensation. Under APB 25, if the exercise price of Academic's employee stock options equals or exceeds the fair value of the underlying stock on the date of grant, no compensation expense is recognized. When the exercise price of the employee stock options is less than the fair value of the underlying stock on the grant date, Academic records deferred stock compensation for the difference and amortizes the difference to expense in accordance with FASB Interpretation No. 28 over the vesting period of the individual options. Options or stock awards issued to non-employees are recorded at their fair value and recognized over the related service period.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

COMPREHENSIVE INCOME

     In accordance with SFAS No. 130, Reporting Comprehensive Income, all components of comprehensive income, including net income, are reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income (loss) and other comprehensive income (loss), including unrealized gains and losses on investments, are reported net of their related tax effect, to arrive at comprehensive income (loss). For the years ended September 30, 1997

                          ACADEMIC SYSTEMS CORPORATION

 (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1998 AND PERTAINING TO JUNE 30, 1999
       AND FOR THE NINE MONTHS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and 1998 and the nine month periods ended June 30, 1998 and 1999, comprehensive loss equals the net loss as reported.

 2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                SEPTEMBER 30,
                                                           -----------------------    JUNE 30,
                                                              1997         1998         1999
                                                           ----------   ----------   -----------
                                                                                     (UNAUDITED)
Computer equipment.......................................  $1,708,512   $1,738,579   $1,415,837
Software.................................................     428,566      500,873      511,577
Furniture and fixtures...................................     281,517      306,483      793,124
                                                           ----------   ----------   ----------
                                                            2,418,595    2,545,935    2,720,538
Less accumulated depreciation and amortization...........   1,286,911    1,613,017    2,049,563
                                                           ----------   ----------   ----------
                                                           $1,131,684   $  932,918   $  670,975
                                                           ==========   ==========   ==========

     Equipment and furniture and fixtures under capital leases aggregated $1,077,491 and $508,939 as of September 30, 1997 and 1998, respectively, and the related accumulated amortization was $744,623 and $371,800, respectively.

 3. DEBT

     Academic has entered into a loan agreement with a bank whereby Academic can borrow up to $1,000,000 with interest payable monthly at prime plus 0.50 percent per annum. As of September 30, 1997 and 1998, principal of $482,047 and $448,172, respectively, was outstanding. Amounts drawn against the loan agreement are payable in 36 equal monthly installments.

 4. LEASE COMMITMENTS

     The Company leases its facility under an operating lease and certain equipment and furniture and fixtures under capital leases. These leases expire at various dates through fiscal 2001.

     Future minimum lease payments for all leases with initial terms of one year or more are as follows at September 30, 1998:

                                                              OPERATING     CAPITAL
                 YEARS ENDING SEPTEMBER 30                      LEASES       LEASES
                 -------------------------                    ----------    --------
1999........................................................  $  413,162    $172,172
2000........................................................     417,843      39,745
2001........................................................     312,672      81,039
                                                              ----------    --------
Future minimum lease payments...............................  $1,143,677     292,956
                                                              ==========
Less amount representing interest...........................                  31,394
                                                                            --------
Present value of future minimum lease.......................                 261,562
Less current portion........................................                 140,794
                                                                            --------
Long-term portion...........................................                $120,768
                                                                            ========

                          ACADEMIC SYSTEMS CORPORATION

 (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1998 AND PERTAINING TO JUNE 30, 1999
       AND FOR THE NINE MONTHS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

 4. LEASE COMMITMENTS (CONTINUED)
     Rent expense was $429,592 and $440,640 for the years ended September 30, 1997 and 1998, respectively.

 5. SHAREHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK

     At September 30, 1998, convertible preferred stock outstanding is as follows:

                                                                  NUMBER OF     NUMBER OF
                                                      PRICE PER     SHARES       SHARES      LIQUIDATION
                DATE ISSUED                  SERIES     SHARE     AUTHORIZED   OUTSTANDING      VALUE
                -----------                  ------   ---------   ----------   -----------   -----------
February 1993..............................    A       $ 0.40      1,173,107      653,382    $   261,353
February 1993..............................    B       $ 0.75        435,000      217,500        163,125
February 1993..............................    C       $ 0.80      5,995,741    3,995,741      3,196,593
August 1994................................    D       $2.725      4,404,280    4,404,280     12,001,663
August 1996................................    E       $ 3.00      5,478,717    3,333,333      9,999,999
July 1997..................................    F       $ 1.08     15,740,740   14,900,457     16,092,494
                                                                               ----------    -----------
                                                                               27,504,693    $41,715,227
                                                                               ==========    ===========

     The preferred stock will automatically be converted into shares of common stock at the then effective conversion price upon the closing of a sale of Academic common stock in a public offering registered under the Securities Act of 1933 which meets certain minimum requirements, as defined by the agreements. The shares of preferred stock are convertible, at the option of the holder, into an aggregate of 27,504,693 shares of common stock, which have been reserved for issuance upon conversion of the preferred stock, subject to certain antidilution adjustments.

     Holders of the Series A, B, C, D, E and F preferred stock are entitled to receive dividends at a rate of $0.04, $0.075, $0.08, $0.2725, $0.30 and $0.108 per share per annum, whenever funds are legally available and as declared by Academic's Board of Directors. The holder of each share of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the preferred stock could be converted. Academic is subject to certain covenants under the agreements that require the vote or written consent by a majority of the then outstanding preferred shares regarding certain changes in the rights and interests of the preferred shares.

     In the event of any liquidation, dissolution or winding up of the Company, the holders of preferred stock are entitled to receive their liquidation value prior to and in preference to any distribution of the assets or surplus funds of the Company to the holders of common stock. If, upon the occurrence of such event, the assets and funds distributed among the holders of preferred stock are insufficient to permit full payment, the entire assets and funds of the Company would be distributed among the preferred shareholders in proportion to the product of the liquidation preference of each such share and the number of shares owned by each such holder.

     All series of preferred stock have redemption features, at the option of the Company, which are subject to approval and written consent of a majority of the shareholders for Series A, B and C, voting separately as a single class, and 75% of the shareholders for Series D and E, voting separately as single class.

                          ACADEMIC SYSTEMS CORPORATION

 (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1998 AND PERTAINING TO JUNE 30, 1999
       AND FOR THE NINE MONTHS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

 5. SHAREHOLDERS' EQUITY (CONTINUED)
STOCK OPTION PLAN

     In 1992, Academic adopted the 1992 Incentive Stock Option Plan (the "Plan"). Options for common stock may be incentive stock options or non-statutory stock options and are granted at the discretion of the Board of Directors. The Plan permits immediate exercise of options with the unvested portion subject to repurchase by the Company at the original exercise price, in the event of termination of employment or engagement. Non-statutory stock options may be granted to employees and consultants whereas incentive stock options may be granted to employees only. The option price for incentive stock options shall not be less than 100% of the fair value on the date of grant, and the option price of non-statutory options shall not be less than 85% of the fair value on the date of grant. The maximum term of options granted under the Plan is ten years. Options granted under the Plan are immediately exercisable in full and generally vest at the rate of 25% after one year from the date of employment and 1/36 of the remaining shares every month thereafter.

     Academic is authorized to issue 10,798,792 shares of common stock to eligible employees, officers, directors and consultants under the Plan, of which options to purchase 1,408,277 shares are available for future grant at September 30, 1998.

     A summary of the Company's stock option activity and related information is as follows:

                                                                 YEARS ENDED SEPTEMBER 30,
                                                       ---------------------------------------------
                                                               1997                    1998
                                                       ---------------------   ---------------------
                                                                    WEIGHTED                WEIGHTED
                                                                    AVERAGE                 AVERAGE
                                                                    EXERCISE                EXERCISE
                                                        OPTIONS      PRICE      OPTIONS      PRICE
                                                       ----------   --------   ----------   --------
Outstanding -- beginning of year.....................   2,328,500    $.154      8,121,333    $.095
  Granted............................................   7,874,000    $.107      2,615,000    $.100
  Exercised..........................................    (329,287)   $.087       (362,115)   $.087
  Forfeited..........................................  (1,751,880)   $ .23     (1,618,251)   $.100
                                                       ----------              ----------
Outstanding -- end of year...........................   8,121,333    $.095      8,755,967    $.096
                                                       ==========              ==========
Exercisable -- end of year...........................   1,315,059               3,167,551
                                                       ==========              ==========
Weighted-average fair value of options granted during
  the year...........................................  $     .021              $     .018
                                                       ==========              ==========

     The following table summarizes information about stock options outstanding at September 30, 1998:

RANGE OF EXERCISE
      PRICE                        OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
-----------------   -------------------------------------------------   ----------------------------
                                  WEIGHTED-AVERAGE                                     WEIGHTED-
                                     REMAINING       WEIGHTED-AVERAGE                   AVERAGE
                      NUMBER      CONTRACTUAL LIFE    EXERCISE PRICE     NUMBER      EXERCISE PRICE
                    -----------   ----------------   ----------------   ---------   ----------------
      $.05             775,000          0.27              $ .05           775,000        $ .05
      $.10           7,977,217          3.87              $ .10         2,390,051        $ .10
      $.25               3,750          1.51              $ .25             2,500        $ .25
                     ---------                                          ---------
                     8,755,967                            $.096         3,167,551        $.088
                     =========                                          =========

     Pro forma information regarding net loss is required by SFAS No. 123, and has been determined as if Academic had accounted for its employee stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using the minimum value option pricing

                          ACADEMIC SYSTEMS CORPORATION

 (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1998 AND PERTAINING TO JUNE 30, 1999
       AND FOR THE NINE MONTHS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

 5. SHAREHOLDERS' EQUITY (CONTINUED)
model with the following weighted average assumption for 1997 and 1998, respectively: risk-free interest rates of 6.09% and 6.29%, respectively; dividend yields of 0%; and a weighted-average expected life of the options of
3.66 and 3.75 years, respectively.

     The minimum value option pricing model is similar to the Black-Scholes option valuation model which was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable, except that it excludes the factor of volatility. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of such options. The Company's pro forma information is as follows:

                                                            YEARS ENDED SEPTEMBER 30,
                                                           ---------------------------
                                                               1997           1998
                                                           ------------    -----------
Pro forma net loss.......................................  $(10,138,200)   $(8,682,944)
                                                           ============    ===========

6. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. Significant components of Academic's deferred tax assets are shown below:

                                                                 SEPTEMBER 30,
                                                          ----------------------------
                                                              1997            1998
                                                          ------------    ------------
Deferred tax assets:
Net operating loss carryforwards........................  $ 10,915,000    $ 13,917,000
  Deferred revenue......................................       600,000         608,000
  Research and development credits......................       852,000       1,020,000
  Other.................................................       251,000         181,000
                                                          ------------    ------------
Total deferred tax assets...............................    12,618,000      15,726,000
  Valuation allowance for deferred tax assets...........   (12,618,000)    (15,726,000)
                                                          ------------    ------------
Net deferred tax assets.................................  $         --    $         --
                                                          ============    ============

     A valuation allowance has been recognized to offset the deferred tax assets as realization of such assets is uncertain.

     At September 30, 1998, Academic has federal and California net operating loss carryforwards of approximately $37,000,000 and $22,000,000 respectively. The difference between the federal and California tax loss carryforwards is primarily attributable to capitalization of research expenses and limitations on net operating losses for California tax purposes. The federal tax loss carryforwards will begin expiring in 2008 unless previously utilized. The Company also has federal and California research and development tax credit carryforwards of $689,000 and $486,000, respectively, which will begin expiring in 2007 unless previously utilized. The above carryforwards were determined as if the Company were filing tax returns at September 30, 1998. However, for tax return purposes, the Company uses a June 30 year end.

                          ACADEMIC SYSTEMS CORPORATION

 (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1998 AND PERTAINING TO JUNE 30, 1999
       AND FOR THE NINE MONTHS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

 6. INCOME TAXES (CONTINUED)
     Pursuant to Internal Revenue Code Section 382 and 383, the use of the Company's net operating loss and credit carryforwards may be limited in the event of a cumulative change in ownership of more than 50%. Management believes such limitations will not have a material impact on Academic's ability to use its carryforwards.

 7. SUBSEQUENT EVENTS

CONVERTIBLE PROMISSORY NOTES

     In March 1999, Academic issued Convertible Promissory Notes (Notes) in the amount of approximately $3,300,000 from certain of its existing investors. The Notes bear interest at the prime rate, and all principal and interest is due and payable on June 30, 1999. The Notes are convertible into the number and type of equity security issued in the next equity financing completed by the Company which results in gross proceeds of at least $5,000,000. The Notes allow for the issuance of warrants to the noteholders if the Notes are not repaid or converted by May 1, 1999. Upon the consummation of the merger discussed below, the Notes were converted into 3,168,165 shares of Academic's Series F convertible preferred stock.

ACQUISITION BY THE LIGHTSPAN PARTNERSHIP, INC.

     On May 10, 1999, Academic entered into a merger agreement with The Lightspan Partnership, Inc. ("Lightspan".) Under the merger agreement, which was consummated on September 20, 1999, Lightspan acquired all of Academic's outstanding shares of common and preferred stock in exchange for Lightspan Series E convertible preferred stock, Lightspan common stock and cash.

                        THE LIGHTSPAN PARTNERSHIP, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                  INTRODUCTION

     On May 10, 1999, The Lightspan Partnership, Inc. ("Lightspan") entered into a merger agreement with Academic Systems Corporation ("Academic"), which was consummated on September 20, 1999.

     The unaudited pro forma combined condensed statements of operations which follow have been prepared by Lightspan based upon the historical financial statements of Lightspan and Academic, and may not be indicative of the results that may have actually occurred if the combination had been in effect on the date indicated or for the periods presented or which may be obtained in the future. The unaudited pro forma combined condensed statements of operations includes the statements of operations of both Lightspan and Academic for the year ended January 31, 1999 and the nine months ended October 31, 1999. The pro forma combined condensed financial statements should be read in conjunction with the audited financial statements and notes of Lightspan and Academic included elsewhere in the Prospectus.

     The unaudited pro forma combined condensed statements of operations for the year ended January 31, 1999 and the nine months ended October 31, 1999 assume the purchase of Academic had been consummated on February 1, 1998. The pro forma information is based on the historical financial statements of Lightspan and Academic giving effect to the transaction under the purchase method of accounting and the assumptions and adjustments in the accompanying footnotes.

                        THE LIGHTSPAN PARTNERSHIP, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED JANUARY 31, 1999

                                                                        PRO FORMA
                                      THE LIGHTSPAN      ACADEMIC      ADJUSTMENTS        COMBINED
                                    PARTNERSHIP, INC.     SYSTEMS       (NOTE 5)         PRO FORMA
                                    -----------------   -----------   -------------     ------------
Revenues..........................    $ 30,831,424      $ 6,376,241   $          --     $ 37,207,665
Cost of revenues..................      11,508,137        2,138,785              --       13,646,922
                                      ------------      -----------   -------------     ------------
Gross profit......................      19,323,287        4,237,456              --       23,560,743

Operating expenses:
  Technology and development......      10,593,735        3,281,876              --       13,875,611
  Sales and marketing.............      22,066,261        6,747,590              --       28,813,851
  General and administrative......       3,590,159        2,189,785                        5,779,944
  Stock-based compensation........          19,680               --              --           19,680
  Amortization of intangible
     assets.......................              --               --      11,833,500(1)    11,833,500
                                      ------------      -----------   -------------     ------------
Total operating expenses..........      36,269,835       12,219,251      11,833,500       60,322,586
                                      ------------      -----------   -------------     ------------
Loss from operations..............     (16,946,548)      (7,981,795)    (11,833,500)     (36,761,843)
Other income (expense), net.......         417,713          163,747         (52,075)(2)      529,385
                                      ------------      -----------   -------------     ------------
Net loss..........................    $(16,528,835)     $(7,818,048)  $ (11,885,575)    $(36,232,458)
                                      ============      ===========   =============     ============
Historical net loss per share
  basic and diluted...............                                                      $      10.70
                                                                                        ============
Shares used in the computation of
  historical net loss per share,
  basic and diluted...............                                                         3,387,772
                                                                                        ============
Pro forma net loss per share,
  basic and diluted...............                                                      $      (1.40)
                                                                                        ============
Shares used in the computation of
  pro forma net loss per share,
  basic and diluted...............                                                        25,967,615(3)
                                                                                        ============

---------------
(1) Represents the amortization of intangible assets and goodwill over estimated useful lives ranging from four to ten years, and the amortization of goodwill over four years.

(2) Represents the forgone interest income on the cash paid to effect the acquisition, based on an assumed 3% rate of return.

(3) Pro forma net loss per share is based on Lightspan's weighted average common shares outstanding, after giving effect to the issuance of shares of Lightspan common and preferred stock used to complete the acquisition as if such issuance had occurred at the beginning of the period, and the assumed conversion of all of Lightspan's outstanding shares of preferred stock as of their original dates of issuance.

 See accompanying notes to unaudited pro forma combined condensed statements of operations.

                        THE LIGHTSPAN PARTNERSHIP, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                   FOR THE NINE MONTHS ENDED OCTOBER 31, 1999

                                                                                PRO FORMA
                                        THE LIGHTSPAN         ACADEMIC         ADJUSTMENTS         COMBINED
                                      PARTNERSHIP, INC.        SYSTEMS          (NOTE 5)          PRO FORMA
                                      -----------------      -----------      -------------      ------------
Revenues............................    $ 31,051,022         $ 6,216,416      $    (488,798)(4)  $ 36,778,640
Cost of revenues....................      10,850,277           1,730,292           (145,057)(4)    12,435,512
                                        ------------         -----------      -------------      ------------
Gross profit........................      20,200,745           4,486,124           (343,741)       24,343,128

Operating expenses:
  Technology and development........       7,525,997           1,705,034           (233,800)(4)     8,997,231
  Sales and marketing...............      23,474,445           4,674,575           (596,602)(4)    27,552,418
  General and administrative........       4,082,508           1,625,850           (175,054)(4)     5,533,304
  Stock-based compensation..........       2,503,458              11,945            (11,945)(4)     2,503,458
  Amortization of intangible
    assets..........................       1,615,839           1,479,197          7,395,921(1)      9,011,760
                                                                                 (1,479,197)(4)
                                        ------------         -----------      -------------      ------------
Total operating expenses............      39,202,247           9,496,601          4,899,323        53,598,171
                                        ------------         -----------      -------------      ------------
Loss from operations................     (19,001,502)         (5,010,477)        (5,243,064)      (29,255,043)
Other income (expense), net.........         230,982             (89,595)             3,692(4)        106,023
                                                                                    (39,056)(2)
                                        ------------         -----------      -------------      ------------
Net loss............................    $(18,770,520)        $(5,100,072)     $  (5,278,428)     $(29,149,020)
                                        ============         ===========      =============      ============
Historical net loss per share basic
  and diluted                                                                                    $      (7.49)
                                                                                                 ============
Shares used in the computation of
  historical net loss per share,
  basic and diluted.................                                                                3,891,940
                                                                                                 ============
Pro forma net loss per share, basic
  and diluted.......................                                                             $      (1.04)
                                                                                                 ============
Shares used in the computation of
  pro forma net loss per share,
  basic and diluted.................                                                               27,940,184(3)
                                                                                                 ============

---------------
(1) Represents the amortization of intangible assets over estimated useful lives ranging from four to ten years, and the amortization of goodwill over four years, for the period February 1, 1999 through September 19, 1999.

(2) Represents the forgone interest income on the cash paid to effect the acquisition, based on an assumed 3% rate of return.

(3) Pro forma net loss per share is based on Lightspan's weighted average common shares outstanding, after giving effect to the issuance of shares of Lightspan common and preferred stock used to complete the acquisition as if such issuance had occurred at the beginning of the period, and the assumed conversion of all of Lightspan's outstanding shares of preferred stock as of their original dates of issuance.

(4) Represents results of operations for Academic Systems from the acquisition date through October 31, 1999, which are already included in the results of operations of Lightspan.

 See accompanying notes to unaudited pro forma combined condensed statements of operations

NOTE 1.

     Pursuant to the merger agreement between Lightspan and Academic, the following consideration was issued: (i) cash of $1,735,840; (ii) 570,356 shares of Lightspan's common stock valued at $8.26 per share; (iii) 7,191,839 shares of its Series E convertible preferred stock valued at $5.00 per share; (iv) options to acquire 263,404 shares of the Lightspan's common stock, valued at $6.82 per share; and (v) warrants to purchase 42,216 shares of Lightspan's Series E convertible preferred stock, valued at $1.25 per share for 8,000 shares and $0.33 per share for the remaining 34,216 shares. Subsequent to September 20, 1999, the date the acquisition was consummated, Lightspan determined that it will issue additional consideration in the amount of $5,340,075 in early 2000 to certain Academic stockholders. Lightspan intends to issue 1,068,015 shares of Series E preferred stock, subject to regulatory approval, to such stockholders. If regulatory approval is not obtained, Lightspan intends to issue cash or some other form of consideration. As a result, the aggregate purchase price is calculated to be $49,933,078, which includes acquisition costs of $369,121. The purchase price was allocated as follows:


Current assets acquired.....................................  $ 3,287,669
Property, equipment and other assets........................      480,864
Goodwill....................................................   23,333,966
Customer base...............................................   16,200,000
Core technology.............................................    5,600,000
Trademark and trade name....................................    3,000,000
Assembled workforce.........................................    1,000,000
Deferred revenue............................................   (1,486,849)
Liabilities assumed.........................................   (1,482,572)
                                                              -----------
                                                              $49,933,078
                                                              ===========


     The Series E convertible preferred stock was valued at $5.00 per share (the same price that such shares were sold for cash in July, September and October
1999). The merger agreement included a "put right" whereby Academic common shareholders could elect to receive cash of $1.00 per Academic common share ($8.26 per Lightspan common share on an as-converted basis) in lieu of shares of Lightspan common stock. Shareholders approximating 21% of Academic's common shares and outstanding options exercised the "put right," resulting in an aggregate cash payment of $1,734,306, with an additional $1,534 to be paid in the future. The remaining Academic common shares and options to purchase common shares were converted to Lightspan common stock and options to purchase common stock at a ratio of .12121-to-1. The 570,356 common shares to be issued were valued at $8.26 share (the same price on an as-converted basis that Academic common shareholders and optionholders were paid upon election of the "put right."). The 262,494 options to purchase Lightspan common stock that were issued to Academic optionholders were recorded at their fair value of $6.82 per share in accordance with APB 16, with the fair value determined by the minimum value method.

     Lightspan also converted 50,000 warrants to purchase Academic Series C preferred stock originally issued in connection with lease financing into 8,000 warrants to purchase Lightspan Series E preferred stock and 34,216 warrants to purchase Academic Series F preferred stock originally issued in connection with debt financing into 34,216 warrants to purchase Lightspan Series E preferred stock. These warrants were valued at $1.25 per share and $0.33 per share, respectively, in accordance with APB 16, with the fair value determined by the minimum value method.

                                 LIGHTSPANLOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses payable by the Registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates, except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market application fee.


                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
Registration fee............................................  $   31,970
NASD filing fee.............................................      12,000
Nasdaq Stock Market Listing Application fee.................      95,000
Blue sky qualification fees and expenses....................       5,000
Printing and engraving expenses.............................     275,000
Legal fees and expenses.....................................     450,000
Accounting fees and expenses................................     550,000
Transfer agent and registrar fees...........................      10,000
Miscellaneous...............................................      71,030
                                                              ----------
          Total.............................................  $1,500,000
                                                              ==========


ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its Directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by
Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its Directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to
Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as Directors and officers. These provisions do not eliminate the Directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each Director will continue to be subject to liability for breach of the Director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the Director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the Director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the Director's duty to the Registrant or its stockholders when the Director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the Director's duty to the Registrant or its stockholders, for improper transactions between the Director and the Registrant and for improper distributions to stockholders and loans to Directors and officers. The provision also does not affect a Director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

     The Registrant has entered into indemnity agreements with each of its Directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a Director or an executive officer of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     At present, there is no pending litigation or proceeding involving a Director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or Director.

     The Registrant has an insurance policy covering the officers and Directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since February 1, 1996, we have sold and issued the following unregistered securities:

          (a) On April 26, 1996, we issued and sold a warrant to purchase 26,625 shares of our Series C preferred stock at an exercise price of $6.00 per share to Comdisco, Inc., an accredited investor. At the close of this offering, this will become a warrant to purchase 21,243 shares of common stock at an exercise price of $12.00 per share. We relied on the exemption provided by Section 4(2) of the Securities Act of 1933.

          (b) On September 20, 1996, we issued and sold an aggregate of 3,222,618 shares of our Series C preferred stock (convertible into 2,571,235 shares of common stock) to 14 accredited investors for an aggregate purchase price of $19,335,708. We relied on the exemption provided by Section 4(2) of the Securities Act of 1933.

          (c) On November 13, 1996, we issued and sold an aggregate of 41,667 shares of our Series C preferred stock (convertible into 33,245 shares of common stock) to two accredited investors for an aggregate purchase price of $250,002. We relied on the exemption provided by Section 4(2) of the Securities Act of 1933.

          (d) On March 24, 1997, we issued a warrant to purchase 70,000 shares of our Series C preferred stock to Silicon Valley Bank, an accredited investor, at an exercise price of $6.00 per share. At the close of this offering, this will become a warrant to purchase 55,850 shares of common stock at an exercise price of $3.00 per share. We relied on the exemption provided by Section 4(2) of the Securities Act of 1933.

          (e) In March, May and June 1997, we issued warrants to purchase an aggregate of 156,510 shares of Series D preferred stock to twelve accredited investors at an exercise price of $3.76 per share. At the close of this offering, these will become warrants to purchase an aggregate of 78,255 shares of common stock at an exercise price of $7.52 per share. We relied on the exemption provided by Section 4(2) of the Securities Act of 1933.

          (f) On June 24, 1997, we issued and sold an aggregate of 6,985,833 shares of our Series D preferred stock (convertible into 3,492,917 shares of common stock) to twenty-one accredited investors for an aggregate purchase price of $26,266,732.08. We relied on the exemption provided by
     Section 4(2) of the Securities Act of 1933.

          (g) On November 14, 1997, we issued and sold an aggregate of 132,978 shares of our Series D preferred stock (convertible into 66,489 shares of common stock) to Anderson Lightspan Partners, an accredited investor, for an aggregate purchase price of $499,997.28. We relied on the exemption provided by Section 4(2) of the Securities Act of 1933.

          (h) On December 15, 1997, we issued and sold an aggregate of 531,915 shares of our Series D preferred stock (convertible into 265,958 shares of common stock) to three accredited investors for an aggregate purchase price of $2,000,000.40. We relied on the exemption provided by Section 4(2) of the Securities Act of 1933.

          (i) On March 10, 1998, we issued and sold an aggregate of 5,478,717 shares of our Series D preferred stock (convertible into 2,739,359 shares of common stock) to twenty-five accredited investors for an aggregate purchase price of $20,599,975.92. We relied on the exemption provided by
     Section 4(2) of the Securities Act of 1933.

          (j) On March 10, 1998, we issued warrants to purchase up to 3,326,112 shares of our Series D Preferred Stock to 33 accredited investors at an exercise price of $0.01 per share. Concurrently with the close of this offering, these warrants will become warrants to purchase up to 1,663,056 shares of common stock. For the issuance of the warrant, we relied on the exemption provided by Section 4(2) of the Securities Act of 1933.

          (k) On June 24, 1998, we issued a warrant to purchase 127,659 shares of Series D preferred stock to Montgomery Securities, an accredited investor, at an exercise price of $4.70 per share. At the close of this offering, this will become a warrant to purchase 63,830 shares of common stock at an exercise price of $9.40 per share. We relied on the exemption provided by Section 4(2) of the Securities Act of 1933.


          (l) On July 8, 1999 we issued and sold an aggregate of 4,294,183 shares of our Series E preferred stock (convertible into 2,147,092 shares of common stock) to eight accredited investors for an aggregate purchase price of $21,470,923. We relied on the exemption provided by Section 4(2) of the Securities Act of 1933.



          (m) On July 27, 1999, we issued and sold an aggregate of 1,000,000 shares of our Series E preferred stock (convertible into 500,000 shares of common stock) to Comcast Interactive Investments, Inc., and accredited investors for an aggregate purchase price of $5,000,000. We relied on the exemption provided by Section 4(2) of the Securities Act of 1933.



          (n) On August 16, 1998, we issued and sold an aggregate of 1,150,000 shares of our Series E preferred stock (convertible into 575,000 shares of common stock) to thirteen accredited investors for an aggregate purchase price of $5,750,000. We relied on the exemption provided by Section 4(2) of the Securities Act of 1933.



          (o) In September 1999, in connection with our acquisition of Academic Systems, we issued shares of our Series E preferred stock and shares of our common stock to the former preferred and common shareholders of Academic Systems. We relied on the exemption provided by 3(a)(10) of the Securities Act of 1933.


          (p) On October 29, 1999, we sold an aggregate of 250,000 shares of our Series E preferred stock (convertible into 125,000 shares of common stock) to three accredited investors for an aggregate purchase price of $1,250,000. We relied on the exemption provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

          (q) On October 29, 1999 we issued and sold 217,000 shares of our Series E preferred stock (convertible into 108,500 shares of common stock) as partial consideration for assets we purchased from American Computer Resources, Inc., an accredited investor. We relied on the exemption provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

          (r) On November 1, 1999, we sold and issued 2,500,000 shares of our Series E preferred stock (convertible into 1,250,000 shares of common stock) and a warrant to purchase up to 500,000 shares of our Series E preferred stock (convertible into 250,000 shares of common stock) to CINAR Corporation, an accredited investor, in connection with a strategic relationship. We relied on the exemption provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

          (s) On November 15, 1999 we issued and sold 100,000 shares of our Series E preferred stock (convertible into 50,000 shares of common stock) to an accredited investor for an aggregate purchase price of $500,000. We relied on the exemption provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.


          (t) On January 11, 2000 we agreed to issue and sell $12.5 million of common stock to Cox Communications Holdings, Inc., an accredited investor, concurrently with the close of this offering. We also agreed to issue a warrant to Cox Communications to purchase 750,000 shares of common stock at an exercise price of $10.00 per share. We will rely on the exception provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.



          (u) On January 12, 2000 we agreed to issue $3.0 million of common stock to Gateway Companies, Inc., an accredited investor, concurrently with the closing of this offering. We will rely on the exception provided by
     Section 4(2) of the Securities Act and Regulation D promulgated thereunder.


The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS.


EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
 1.1       Form of Underwriting Agreement.(1)
 2.1*      Agreement and Plan of Merger.
 3.1       Amended and Restated Articles of Incorporation, as currently in effect.
 3.2       Bylaws, as currently in effect.
 3.3       Amended and Restated Certificate of Incorporation, to be
           filed and become effective upon re-incorporation into
           Delaware.
 3.4*      Bylaws to become effective upon re-incorporation into
           Delaware.
 3.5*      Amended and Restated Certificate of Incorporation, to be
           filed and become effective upon the closing of the offering.
 4.1       Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5.
 4.2       Specimen Stock Certificate.
 5.1       Opinion of Cooley Godward LLP.(1)
10.1*      1992 Stock Option Plan.
10.2*      Forms of Incentive and Nonstatutory Stock Option Agreement
           under the 1992 Stock Option Plan.
10.3*      2000 Equity Incentive Plan.
10.4*      Form of Stock Option Agreement pursuant to the 2000 Equity
           Incentive Plan.
10.5*      2000 Employee Stock Purchase Plan and related offering
           documents.
10.6*      Office Lease by and between the Company and Insurance
           Company of the West dated as of May 28, 1996.
10.7*      Lease by and between the Travelers Insurance Company and
           Academic Systems Corporation dated as of July 1, 1996 and
           amended December 3, 1996.
10.8*      Office Sublease by and between the Company and Qualcomm
           Incorporated dated as of December 1, 1997 and amended
           September 21, 1998.
10.9*      Office Lease by and between the Company and McWin
           Corporation dated as of May 1, 1997.
10.10*     Office Lease by and between the Company and Auerbach Plaza
           Limited Partnership and Goliac, Inc., dated as of June 4,
           1999.
10.11*     Loan and Security Agreement by and between the Company and
           Silicon Valley Bank dated as of February 25, 1997 and
           amended December 31, 1997, March 31, 1998 and March 26,
           1999.
10.12*     Master Lease Agreement by and between the Company and
           Transamerica Business Credit Corporation dated as of August
           14, 1997, including Schedules 1, 2, 3, 4 and 5 thereto.
10.13*     Master Equipment Lease by and between the Company and
           Pentech Financial Services, Inc. dated as of July 25, 1999, including supplements 1, 2 and 3 thereto.
10.14*     Equipment Financing Agreement by and between the Company and
           Pentech Financial Services, Inc. dated as of July 1, 1999.
10.15*     Amended and Restated Investor Rights Agreement by and among the Company and certain stockholders of the Company dated
           July 8, 1999.
10.16*     Amendment and Waiver dated October 28, 1999.
10.17*     Amendment to Investor Rights Agreement dated October 29,
           1999.
10.18*     Form of Indemnity Agreement between the Company and its
           directors and officers.
10.19*     Developer Agreement by and between the Company and Sony
           Computer Entertainment America dated as of January 26, 1996.
10.20*+    Sale and License Agreement by and between the Company and
           Sony Computer Entertainment America dated as of January 26,
           1996.
10.21*+    Letter Agreement by and between the Company and
           SmarterKids.com, Inc. dated as of July 12, 1999.
10.22*     Academic Systems Fulfillment Agreement by and between
           Academic Systems Corporation and FGI Print Management dated as of June 12, 1998.

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
10.23*     Series E Stock Purchase Agreement by and between the Company and CINAR Corporation dated as of October 29, 1999.
10.24*     Warrant Agreement to purchase Series A preferred stock by
           and between the Company and Comdisco, Inc. dated as of March
           15, 1994.
10.25*     Warrant Agreement to purchase Series B preferred stock by
           and between the Company and Comdisco, Inc. dated as of May
           30, 1995.
10.26*     Warrant Agreement to purchase Series B preferred stock by
           and between the Company and Comdisco, Inc. dated as of April
           26, 1996.
10.27*     Warrant to purchase Series C preferred stock by and between the Company and Silicon Valley Bank dated as of March 24,
           1997.
10.28*     Warrant Agreement to purchase Series C preferred stock by
           and between the Company and Comdisco, Inc. dated as of April
           26, 1996.
10.29*     Warrant to purchase Series D preferred stock by and between the Company and Montgomery Securities.
10.30*     Form of Warrant to purchase Series D preferred stock.
10.31*     Form of Warrant to purchase Series D preferred stock.
10.32*+    Letter Agreement regarding strategic initiatives by and
           between the Company and CINAR Corporation dated as of
           October 29, 1999.
10.33*     Amendment and Waiver dated October 28, 1999.
10.34*     Warrant to purchase Series E preferred stock by and between the Company and Comdisco, Inc.
10.35*     Form of Warrant to purchase Series E preferred stock.
10.36*     Warrant to purchase Series D preferred stock by and between the Company and SZ Investments L.L.C. dated as of June 6,
           1997.
10.37*     Oracle Reseller agreement, dated as of August 9, 1994,
           including Addendums.
10.38      Form of Warrant to purchase common stock by and between the
           Company and Cox Communications Holdings, Inc. to be issued concurrent with the closing of this offering.
10.39      Stock Purchase Agreement by and between the Company and Cox
           Communications Holdings, Inc. dated as of January 11, 2000.
10.40      Stock Purchase Agreement by and between the Company and
           Gateway Companies, Inc. dated as of January 12, 2000.
21.1*      Subsidiaries of the Registrant.
23.1       Consent of Ernst & Young LLP., Independent Auditors.
23.3       Consent of Cooley Godward LLP. Reference is made to Exhibit
           5.1.
24.1       Power of Attorney. Reference is made to page II-5.
24.2       Power of Attorney.
 27*       Financial Data Schedule.


---------------
 + Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

 *  Previously filed.

(1) To be filed by amendment.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on January 13, 2000.


                                          By:        /s/ CARL ZEIGER
                                            ------------------------------------
                                                        Carl Zeiger
                                               President and Chief Operating
                                                           Officer


                     SIGNATURE                                    TITLE                      DATE
                     ---------                                    -----                      ----


*                                                        Chief Executive Officer       January 13, 2000
---------------------------------------------------            and Chairman
John T. Kernan                                        (Principal Executive Officer)

                  /s/ CARL ZEIGER                       President, Chief Operating     January 13, 2000
---------------------------------------------------        Officer and Director
                    Carl Zeiger

*                                                       Vice President of Finance      January 13, 2000
---------------------------------------------------    and Chief Financial Officer
Kathleen R. McElwee                                      (Principal Financial and
                                                           Accounting Officer)

*                                                       Executive Vice President,      January 13, 2000
---------------------------------------------------   President of Academic Systems
John H. Brandon                                                and Director

*                                                                Director              January 13, 2000
---------------------------------------------------
James W. Breyer

*                                                                Director              January 13, 2000
---------------------------------------------------
L. John Doerr

*                                                                Director              January 13, 2000
---------------------------------------------------
Jeffrey P. Sanderson

*                                                                Director              January 13, 2000
---------------------------------------------------
David D. Hiller

*                                                                Director              January 13, 2000
---------------------------------------------------
Bradley P. Dusto

*                                                                Director              January 13, 2000
---------------------------------------------------
Bruce W. Ravenel

*                                                                Director              January 13, 2000
---------------------------------------------------
Barry J. Schiffman

*                                                                Director              January 13, 2000
---------------------------------------------------
Ronald A. Weinberg

*By: /s/ CARL ZEIGER
--------------------------------------------------
     (Carl Zeiger)
     (Attorney-in-Fact)

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
  1.1      Form of Underwriting Agreement.(1)
  2.1*     Agreement and Plan of Merger.
  3.1      Amended and Restated Articles of Incorporation, as currently in effect.
  3.2      Bylaws, as currently in effect.
  3.3      Amended and Restated Certificate of Incorporation, to be
           filed and become effective upon re-incorporation into
           Delaware.
  3.4*     Bylaws to become effective upon re-incorporation into
           Delaware.
  3.5*     Amended and Restated Certificate of Incorporation, to be
           filed and become effective upon the closing of the offering.
  4.1      Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5.
  4.2      Specimen Stock Certificate.
  5.1      Opinion of Cooley Godward LLP.(1)
 10.1*     1992 Stock Option Plan.
 10.2*     Forms of Incentive and Nonstatutory Stock Option Agreement
           under the 1992 Stock Option Plan.
 10.3*     2000 Equity Incentive Plan.
 10.4*     Form of Stock Option Agreement pursuant to the 2000 Equity
           Incentive Plan.
 10.5*     2000 Employee Stock Purchase Plan and related offering
           documents.
 10.6*     Office Lease by and between the Company and Insurance
           Company of the West dated as of May 28, 1996.
 10.7*     Lease by and between the Travelers Insurance Company and
           Academic Systems Corporation dated as of July 1, 1996 and
           amended December 3, 1996.
 10.8*     Office Sublease by and between the Company and Qualcomm
           Incorporated dated as of December 1, 1997 and amended
           September 21, 1998.
 10.9*     Office Lease by and between the Company and McWin
           Corporation dated as of May 1, 1997.
 10.10*    Office Lease by and between the Company and Auerbach Plaza
           Limited Partnership and Goliac, Inc., dated as of June 4,
           1999.
 10.11*    Loan and Security Agreement by and between the Company and
           Silicon Valley Bank dated as of February 25, 1997 and
           amended December 31, 1997, March 31, 1998 and March 26,
           1999.
 10.12*    Master Lease Agreement by and between the Company and
           Transamerica Business Credit Corporation dated as of August
           14, 1997, including Schedules 1, 2, 3, 4 and 5 thereto.
 10.13*    Master Equipment Lease by and between the Company and
           Pentech Financial Services, Inc. dated as of July 25, 1999, including supplements 1, 2 and 3 thereto.
 10.14*    Equipment Financing Agreement by and between the Company and
           Pentech Financial Services, Inc. dated as of July 1, 1999.
 10.15*    Amended and Restated Investor Rights Agreement by and among the Company and certain stockholders of the Company dated
           July 8, 1999.
 10.16*    Amendment and Waiver dated October 28, 1999.
 10.17*    Amendment to Investor Rights Agreement dated October 29,
           1999.
 10.18*    Form of Indemnity Agreement between the Company and its
           directors and officers.
 10.19*    Developer Agreement by and between the Company and Sony
           Computer Entertainment America dated as of January 26, 1996.
10.20*+    Sale and License Agreement by and between the Company and
           Sony Computer Entertainment America dated as of January 26,
           1996.
10.21*+    Letter Agreement by and between the Company and
           SmarterKids.com, Inc. dated as of July 12, 1999.
 10.22*    Academic Systems Fulfillment Agreement by and between
           Academic Systems Corporation and FGI Print Management dated as of June 12, 1998.
 10.23*    Series E Stock Purchase Agreement by and between the Company and CINAR Corporation dated as of October 29, 1999.

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
 10.24*    Warrant Agreement to purchase Series A preferred stock by
           and between the Company and Comdisco, Inc. dated as of March
           15, 1994.
 10.25*    Warrant Agreement to purchase Series B preferred stock by
           and between the Company and Comdisco, Inc. dated as of May
           30, 1995.
 10.26*    Warrant Agreement to purchase Series B preferred stock by
           and between the Company and Comdisco, Inc. dated as of April
           26, 1996.
 10.27*    Warrant to purchase Series C preferred stock by and between the Company and Silicon Valley Bank dated as of March 24,
           1997.
 10.28*    Warrant Agreement to purchase Series C preferred stock by
           and between the Company and Comdisco, Inc. dated as of April
           26, 1996.
 10.29*    Warrant to purchase Series D preferred stock by and between the Company and Montgomery Securities.
 10.30*    Form of Warrant to purchase Series D preferred stock.
 10.31*    Form of Warrant to purchase Series D preferred stock.
10.32*+    Letter Agreement regarding strategic initiatives by and
           between the Company and CINAR Corporation dated as of
           October 29, 1999.
 10.33*    Amendment and Waiver dated October 28, 1999.
 10.34*    Warrant to purchase Series E preferred stock by and between the Company and Comdisco, Inc.
 10.35*    Form of Warrant to purchase Series E preferred stock.
 10.36*    Warrant to purchase Series D preferred stock by and between the Company and SZ Investments L.L.C. dated as of June 6,
           1997.
 10.37*    Oracle Reseller agreement, dated as of August 9, 1994,
           including Addendums.
 10.38     Form of Warrant to purchase common stock by and between the
           Company and Cox Communications Holdings, Inc. to be issued concurrent with the closing of this offering.
 10.39     Stock Purchase Agreement by and between the Company and Cox
           Communications Holdings, Inc. dated as of January 11, 2000.
 10.40     Stock Purchase Agreement by and between the Company and
           Gateway Companies, Inc. dated as of January 12, 2000.
 21.1*     Subsidiaries of the Registrant.
 23.1      Consent of Ernst & Young LLP., Independent Auditors.
 23.3      Consent of Cooley Godward LLP. Reference is made to Exhibit
           5.1.
 24.1      Power of Attorney. Reference is made to page II-5.
 24.2      Power of Attorney.
  27*      Financial Data Schedule.


---------------
 + Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

 *  Previously filed.

(1) To be filed by amendment.